EXHIBIT 10.1

EQUITY PURCHASE AGREEMENT
by and among
TRILOGY INVESTORS, LLC,
TRILOGY HOLDINGS LP,
TRILOGY HOLDINGS LLC,
TRILOGY HOLDINGS CORPORATION,
THE SELLERS IDENTIFIED HEREIN
and
TRILOGY REAL ESTATE INVESTMENT TRUST
September 11, 2015

Page

ARTICLE I PURCHASE AND SALE OF THE SECURITIES		2

1.01	Pre-Closing Reorganization	2
1.02	Basic Transactions	4
1.03	Total Equity Value; Allocation of Total Equity Value	8
1.04	The Closing	9
1.05	The Closing Transactions	9
1.06	Estimated Total Equity Value Statement; Post-Closing Adjustment Calculation	11
1.07	Post-Closing Adjustment Payment	13
1.08	Post-Closing Transactions	14
1.09	Withholding Rights	16

ARTICLE II CONDITIONS TO CLOSING		16

2.01	Conditions to the Purchaser’s Obligations	16
2.02	Conditions to the Company and the Sellers’ Obligations	19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21

3.01	Organization and Power of Company	21
3.02	Subsidiaries of the Company	21
3.03	Authorization; No Breach; Valid and Binding Agreement	22
3.04	Capitalization	23
3.05	Financial Statements; Undisclosed Liabilities; Etc.	23
3.06	Absence of Certain Developments	24
3.07	Title to Properties	25
3.08	Tax Matters	26
3.09	Contracts and Commitments	28
3.10	Intellectual Property	30
3.11	Litigation	31
3.12	Employee Benefit Plans	32
3.13	Compliance with Laws	34
3.14	Environmental and Safety Compliance and Conditions.	34
3.15	Affiliated Transactions	34
3.16	Employees	35
3.17	Brokerage	36
3.18	Healthcare Laws and Healthcare Permits	36
3.19	Residents	40
3.20	Permits	40
3.21	Insurance	41
3.22	Anti-Corruption Matters	41
3.23	Key Suppliers	41

i

(continued)
Page

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		41

4.01	Authorization; No Breach; Valid and Binding Agreement	42
4.02	Capitalization	42
4.03	Organization and Power of the Blocker Entity and Trilogy Holding	43
4.04	Subsidiaries of the Blocker Entity and Trilogy Holdings	43
4.05	Blocker Entity and Trilogy Holdings Purpose	44
4.06	Litigation	44
4.07	Brokerage	44
4.08	Tax Matters	44
4.09	No Arrangements with Management	45

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		46

5.01	Organization and Corporate Power	46
5.02	Authorization; No Breach; Valid and Binding Agreement	46
5.03	Litigation	47
5.04	Brokerage	47
5.05	Investment Representation	47
5.06	Financial Capability	47
5.07	Solvency	49
5.08	Guaranty	49

ARTICLE VI COVENANTS OF THE COMPANY AND THE SELLERS		49

6.01	Conduct of the Business	49
6.02	Pre-Closing Access	52
6.03	Consents	53
6.04	Exclusive Dealing	54
6.05	Residency Agreements; Healthcare Permits	54
6.06	Notification	54
6.07	Waiver and Release of Certain Rights under Operating Agreement	55
6.08	Termination of Related Party Transactions	55
6.09	Resignations	56
6.10	Joinders	56
6.11	Additional Financial Information	56
6.12	Tax Covenants	57
6.13	Management Covenants	57

ARTICLE VII COVENANTS OF THE PURCHASER		58
7.01	Post-Closing Access	58
7.02	Notification	59
7.03	Manager, Director and Officer Liability and Indemnification	59
7.04	Assumption of Jackson CBA.	59

(continued)
Page

7.05	Facility Closings; Employee Layoffs.	60
7.06	Confidentiality	60
7.07	Financing	60
7.08	Remittance of HHD Note	65

ARTICLE VIII TAX MATTERS		66

8.01	Tax Reporting	66
8.02	Straddle Periods	66
8.03	Earnings and Profits Report and E&P Dividend	67

ARTICLE IX INDEMNIFICATION		67

9.01	Survival	67
9.02	Indemnification for the Benefit of the Purchaser	68
9.03	Indemnification for the Benefit of the Sellers	72
9.04	Defense of Third Party Claims	73
9.05	Determination of Loss Amount	75
9.06	Knowledge and Investigation	75
9.07	Acknowledgment of the Purchaser	75
9.08	Materiality	76

ARTICLE X TERMINATION		76

10.01	Termination	76
10.02	Effect of Termination	78
10.03	Termination Fee	78

ARTICLE XI ADDITIONAL COVENANTS		80

11.01	Transfer Taxes	80
11.02	Further Assurances	80
11.03	Disclosure Generally	80
11.04	Reasonable Best Efforts	80
11.05	Healthcare Regulatory Approvals	81
11.06	Continued Representation of the Seller Group	81
11.07	Matters Regarding the Representative	82
11.08	Post-Closing Distributions and Payments	84
11.09	Confidentiality	85

ARTICLE XII DEFINITIONS		86

12.01	Definitions	86
12.02	Other Definitional Provisions	100
12.03	Cross-Reference of Other Definitions	100

(continued)
Page

ARTICLE XIII MISCELLANEOUS		105

13.01	Press Releases and Communications	105
13.02	Expenses	105
13.03	Notices	106
13.04	Assignment	108
13.05	Severability	108
13.06	References	108
13.07	Construction	109
13.08	Amendment and Waiver	109
13.09	Complete Agreement	110
13.10	Third-Party Beneficiaries	110
13.11	Consent to Jurisdiction	110
13.12	Waiver of Trial by Jury	111
13.13	Purchaser Deliveries	111
13.14	Specific Performance	111
13.15	Non-Recourse	112
13.16	Delivery by Facsimile or Electronic Transmission	113
13.17	Counterparts	113
13.18	Governing Law	113
13.19	REIT Savings Clause	113

EQUITY PURCHASE AGREEMENT
THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of September 11, 2015, is made by and among Trilogy Investors, LLC, a Delaware limited liability company (the “Company”), Trilogy Holdings LP, a Delaware limited partnership (the “Blocker Seller”), Trilogy Holdings LLC, a Delaware limited liability company (the “Blocker Entity”), Trilogy Holdings Corporation, a Delaware corporation (“Trilogy Holdings” and together with the Blocker Entity, collectively, the “Blocker/HoldCo Parties” and together with the Company, collectively, the “Trilogy Parties” and each, a “Trilogy Party”), Randall J. Bufford and each of the Persons that is or becomes a party to this Agreement to sell its Equity Interests in the Company as provided herein pursuant to a Joinder (each, a “Unit Seller” and, together with the Blocker Seller, collectively, the “Sellers” and each, a “Seller”), and Trilogy Real Estate Investment Trust, a Maryland statutory trust (the “Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.
WHEREAS, the Blocker Seller is the record owner of all of the issued and outstanding Equity Interests (the “Blocker Equity Interests”) of the Blocker Entity, which indirectly owns Equity Interests of the Company through its wholly-owned subsidiary Trilogy Holdings;
WHEREAS, each Unit Seller is the record owner of that number of Common Units and/or Management Units, and/or is the holder of one or more Warrants exercisable for Common Units, in each case as set forth opposite such Unit Seller’s name on Schedule 3.04;
WHEREAS, the Purchaser desires to acquire, and the Sellers desire to sell, on the terms and subject to the conditions set forth herein (the “Unit Purchase”), (i) in the case of the Blocker Seller, all of the Blocker Equity Interests and (ii) in the case of the Unit Sellers, (A) that number of Common Units and/or Management Units of the Company set forth in the Joinder executed by such Unit Seller and (B) if applicable, that number of Common Units for which the Warrant held by such Unit Seller is exercised immediately prior to the Closing in accordance with Section 1.02(a)(i) (the Blocker Equity Interests, together with the Equity Interests of the Company to be sold by the Unit Sellers to the Purchaser as described in the foregoing clause (ii), collectively, the “Purchased Securities”);
WHEREAS, immediately after the consummation of the Unit Purchase, Trilogy Management Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“TMH”) shall merge with and into the Company, with the Company being the surviving entity of such merger (the “Merger”), all in accordance with Sections 1.02 and 1.03 and the Merger Agreement;
WHEREAS, the parties hereto desire to effect certain restructuring transactions in connection with the purchase and sale of the Purchased Securities as set forth in Sections 1.01, 1.02 and 1.08;
WHEREAS, the Purchaser and the individuals set forth on Schedule 1.02(b)(vi) (as may be updated prior to the Closing in accordance with Section 1.02(b)(vi) collectively, the “Rollover Holders”) have entered into, or will prior to the Closing enter into, a Rollover

Agreement (collectively, the “Rollover Agreements”), pursuant to which, among other things, the Rollover Holders have agreed to retain a portion of their Common Units and/or Warrants in the Company (the “Holdco Rollover Interests”) and/or receive the number of EIK Rollover Interests specified therein and take certain actions in furtherance of the Contemplated Transactions;
WHEREAS, concurrently with the execution and delivery of this Agreement, each Sponsor is entering into a limited guaranty in favor of the Company (each, a “Guaranty”, and collectively, the “Guaranties”), pursuant to which, and subject to the terms contained therein, each Sponsor is guaranteeing certain payment obligations of the Purchaser under this Agreement; and
WHEREAS, as an inducement to the willingness of the Purchaser to enter into the transactions contemplated hereby, concurrently with the execution and delivery of this Agreement, certain individuals are entering into employment agreements with the EIK and restrictive covenants agreements with the Company.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF THE SECURITIES
1.01    Pre-Closing Reorganization. Prior to the Closing, the Trilogy Parties shall take the following actions in the following sequence (the “Pre-Closing Reorganization”):
(a)    Contribution of Assets. The Company shall (i) form Trilogy OpCo Finance, LLC, a Delaware limited liability company (“OpCo Finance”) of which the Company is the sole member, (ii) form Trilogy Pro Services, LLC, a Delaware limited liability company of which the Company is the sole member (“PRO LLC”), (iii) form Trilogy Property Holdings, LLC, a Delaware limited liability company (“PropCo Parent”) of which the Company is the sole member, (iv) cause PropCo Parent to form Trilogy PropCo II, LLC, a Delaware limited liability company (“PropCo II”) of which PropCo Parent is the sole member, (v) cause PropCo Parent to form Trilogy PropCo Finance, LLC, a Delaware limited liability company (“PropCo Finance”) of which PropCo Parent is the sole member, (vi) cause PropCo II to form certain Delaware limited liability companies (as more particularly identified under the heading "Assigned Leases" on Schedule 1.01(a), collectively, the “Tenant NewCos”) as to each of which Propco II is the sole member, (vii) cause Trilogy Health Services, LLC (“THS”) to form the following Delaware limited liability companies: (A) Trilogy Real Estate of Battle Creek, LLC, Trilogy Real Estate of Jackson, LLC and Trilogy Real Estate of Commerce, LLC (collectively, the “THS PropCo NewCos”), (B) Trilogy Real Estate of Seymour, LLC (“Covered Bridge NewCo”), (C) Trilogy Real Estate of Allen, LLC (“Richland Manor NewCo”), (D) Trilogy Real Estate of Sandusky, LLC (“Valley View NewCo”), (E) Trilogy Kalida Development, LLC (“Kalida Development Parcel NewCo”), (F) Trilogy Norton Southwest Owner, LLC (“TREK Office NewCo”), (G) Trilogy Sky, LLC (“Trilogy Sky”) and (H) Trilogy Briar Hill Medical, LLC (“Briar Hill

Office NewCo”), as to each of which THS is the sole member, (viii) cause Trilogy FSC Investors, LLC (“FSC”) to form two (2) Delaware limited liability companies (Trilogy Real Estate of Grand Blanc, LLC and Trilogy Real Estate of Lapeer, LLC), of which FSC is the sole member (the “FSC PropCo NewCos” and together with the THS PropCo NewCos, collectively, the “PropCo NewCos” and each a “PropCo NewCo”), (ix) form Trilogy Healthcare Holdings, Inc., a Delaware corporation (“TRS”) of which the Company is the sole shareholder, (x) directly or indirectly contribute, transfer, convey and assign (1) the real property (A) described under the heading “OpCo PropCo Facilities” on Schedule 1.01(a) (each an “OpCo PropCo Facility”) to the applicable PropCo NewCo listed opposite such OpCo PropCo Facility on Schedule 1.01(a), (B) known as Covered Bridge Health Campus (currently owned by THS) to Covered Bridge NewCo, (C) known as Richland Manor (currently owned by Trilogy Real Estate Ohio, LLC (“TREO”)) to Richland Manor NewCo, (D) known as Valley View Healthcare Center (currently owned by TREO) to Valley View NewCo, (E) consisting of approximately 2.76 acres of undeveloped land adjacent to The Meadows of Kalida Health Campus, situated in Kalida, Ohio (currently owned by TREO) to Kalida Development Parcel NewCo and (F) situated at 9700 Stonestreet Road, Louisville, Kentucky (currently owned by Trilogy Real Estate Kentucky, LLC) to TREK Office NewCo and (2) the membership interest of Trilogy Healthcare of Wood County, Inc. (f/k/a Blakely Care Center, Inc.) in North Baltimore Medical & Diagnostic Center, LLC (“NBMDC”), and the interest of Trilogy Healthcare of Wood County, Inc. (f/k/a Blakely Care Center, Inc.) as tenant under that certain Lease with NBMDC, as lessor, dated October 12, 2000, to Briar Hill Office NewCo, in each case pursuant to a contribution agreement and deed or assignment and assumption (as applicable) in form and substance satisfactory to the Purchaser, (xi) directly or indirectly contribute, transfer, convey and assign all of the assets and liabilities described under the heading “OpCo Finance Assets” on Schedule 1.01(a) to OpCo Finance (or to Trilogy Sky as noted on Schedule 1.01(a)) pursuant to a contribution agreement in form and substance reasonably satisfactory to the Purchaser, (xii) directly or indirectly contribute, transfer, convey and assign all of the assets and liabilities described under the heading “PRO LLC Assets” on Schedule 1.01(a) to PRO LLC pursuant to a contribution agreement in form and substance reasonably satisfactory to the Purchaser, (xiii) directly or indirectly contribute, transfer, convey and assign all of the assets and liabilities described under the heading “PropCo II Assets” on Schedule 1.01(a) to PropCo II pursuant to a contribution agreement in form and substance reasonably satisfactory to the Purchaser, and effectuate the name changes to the entities reflected on Schedule 1.01(a), (xiv) directly or indirectly assign each Lease (as defined below) to the applicable Tenant NewCo listed opposite such Lease on Schedule 1.01(a), in each case pursuant to an assignment and assumption agreement in form and substance satisfactory to the Purchaser, (xv) directly or indirectly contribute, transfer, convey and assign all of the assets and liabilities described under the heading “PropCo Finance Assets” on Schedule 1.01(a) to PropCo Finance pursuant to a contribution agreement and deeds in form and substance reasonably satisfactory to the Purchaser, (xvi) directly or indirectly cause FSC to be merged with and into THS, with THS being the surviving entity of the merger, pursuant to a merger agreement and certificate of merger reasonably satisfactory to the Purchaser, (xvii) directly or indirectly contribute, transfer, convey and assign all of the assets and liabilities described under the heading “EIK Assets” on Schedule 1.01(a) to Trilogy Management Services, LLC, a Delaware limited liability company (the “EIK”) pursuant to a contribution agreement in form and substance reasonably satisfactory to the Purchaser and (xviii) dissolve or cause to be dissolved each entry under the heading “Inactive Subsidiaries” on Schedule 1.01(a).

(b)    Liquidation of Specified Subsidiaries. At least one day prior to the declaration and payment of the E&P Dividend as set forth in Section 1.01(c), the Company shall perform (or cause to be performed) the liquidation described in Section 6.12.
(c)    Payment of E&P Dividend. At least one day prior to the Closing, the Blocker Entity shall declare and pay the E&P Dividend.
(d)    Contract Amendments and/or Terminations. Each Seller and Trilogy Party shall, and in the case of the Company, shall cause the Company’s Subsidiaries to, terminate the agreements evidencing any Related Party Transaction, subject to Schedule 6.08.
Prior to the Closing, at the reasonable request of the Purchaser, the Purchaser and the Company shall work together in good faith to amend the Pre-Closing Reorganization and, upon the mutual written consent of the Purchaser and the Company to modify the Pre-Closing Reorganization and to amend this Agreement; provided, that the Company’s consent to any such amendment shall not be unreasonably withheld, conditioned or delayed if such modification and amendment would not reasonably be expected to (i) impair or delay the occurrence of the Closing, (ii) cause any Seller (or, prior to the Closing, any of the Trilogy Parties) to incur any additional unreimbursed liabilities or (iii) otherwise have an actual or potential adverse economic effect on any Seller or its equity holders. In no event shall the Company be obligated to consent to any modification or amendment that the Blocker Seller reasonably concludes could have an adverse Tax effect (including withholding) on any Trilogy Party prior to the Closing or on the Blocker Seller or owners of the Blocker Seller.
1.02    Basic Transactions.
(a)    Exercise of Warrant; Purchasers of Warrant Units.
(i)    Subject to Section 1.02(a)(ii) and (iii) below, immediately prior to the Closing, in accordance with the applicable provisions of the Warrants held by each Unit Seller who holds a Warrant (each, a “Warrantholder”), each such Warrant shall automatically, without any further action of the Company or the applicable Warrantholder, be deemed to have been exercised for all of the Common Units for which such Warrant is exercisable (except to the extent any Equity Interests thereunder are to be retained as Rollover Interests) as of immediately prior to the Closing via a cashless exercise (all Common Units issued to the Warrantholders pursuant to this Section1.02(a)(i), the “Warrant Units”). On the terms and subject to the conditions of this Agreement, at the Closing and the time specified in Section 1.02(b)(iv), the Purchaser agrees to purchase from each Warrantholder, and each Warrantholder agrees to sell to the Purchaser, all of the Warrant Units owned by such Warrantholder for the portion of the Warrant Consideration payable to such Warrantholder in accordance with Section 1.03(b). Immediately upon the exercise of the Warrants or the cancellation and payment in accordance with Section 1.02(a)(ii), each Warrantholder acknowledges and agrees that the Warrant held by such Warrantholder shall be cancelled and shall be of no further force and effect.
(ii)    Notwithstanding Section 1.02(a)(i) above, if requested by the Purchaser or a Warrantholder prior to the Closing, the Company and such Warrantholder shall enter into a Warrant Termination Agreement in the form attached hereto as Exhibit A pursuant to which the Warrant held by such Warrantholder will be cancelled, effective as of the Closing, in exchange for a payment equal to the portion of the Warrant Consideration to which such Warrantholder is entitled in accordance with Section 1.03(b).
(iii)    Notwithstanding Section 1.02(a)(i) above, if any of the Warrantholders listed on Schedule 1.02(a)(iii) enter into an amendment to their Warrant agreements with the Company wherein the portion of their compensatory Warrants listed opposite their name on Schedule 1.02(a)(iii) are not to be exercised in connection with the transactions contemplated by this Agreement, then such Warrants shall not be exercised or deemed exercised and shall not be purchased by the Purchaser pursuant to this Agreement and shall remain outstanding as Warrants of the Company otherwise on the same terms and conditions as are presently provided in those Warrants, except for such amendments as contemplated by the Rollover Agreement (or the Exhibits attached thereto) or as otherwise agreed by the Purchaser and the Rollover Holder Representative (as defined in the Rollover Agreement).
(b)    Closing Transactions. At the Closing, upon satisfaction or waiver of the conditions set forth in this Agreement, the following actions shall, and by operation of this Section 1.02, occur in the following sequence, each step occurring immediately following the preceding step, in each case, on and subject to the terms and conditions of this Agreement (collectively, the “Closing Steps”):
(i)    The Company shall cause TMH to distribute all of the Equity Interests of the EIK to the Company. The Company shall then redeem from certain of the Rollover Holders that portion of each Rollover Holder’s Equity Interests in the Company on the terms set forth in Rollover Agreement with a value (based on the Total Equity Value and the methodology set forth on Schedule 1.03(b)(i)), equal to the amount set forth under the heading “EIK Rollover Unit Value” opposite the name of such Rollover Holder on Schedule 1.03(b)(i) (such Rollover Holder’s “EIK Rollover Unit Value”), in exchange for a distribution by the Company to such Rollover Holder of a number of common units in the EIK constituting one hundred (100%) of the percentage membership interest in the EIK, (the “EIK Per Unit Price” and such EIK interests, collectively, the “EIK Rollover Interests” and, together with the Holdco Rollover Interests, the “Rollover Interests”), which shall be allocated among such Rollover Holders pro rata based on their relative EIK Rollover Unit Values.
(ii)    Purchase of Blocker Equity Interests. The Purchaser shall purchase from the Blocker Seller, and the Blocker Seller shall sell to the Purchaser, all of the Blocker Equity Interests that are not subject to redemption pursuant to Section 1.02(b)(iii)(3) below in exchange for an amount equal to the Blocker Equity Sale Consideration less the amount to be paid to Blocker Seller pursuant to Section 1.02(b)(iii)(3) below (it being understood that the total amount paid to the Blocker Seller in accordance with the Financing Distribution Statement and pursuant to this Section 1.02(b)(ii) and Section 1.02(b)(iii)(3) below, will equal the “Blocker Equity Sale Consideration”).

(iii)    Finance Merger.
(1)    Prior to the Closing, the Purchaser shall form a Delaware limited liability company (“Finance Merger Sub”) of which the Purchaser shall be the sole member. On the Closing Date, Finance Merger Sub shall borrow under the Debt Financing and receive the proceeds thereof (the “Borrowing”).
(2)    Immediately following the Borrowing, the Purchaser and the Company shall cause Finance Merger Sub to merge with and into PropCo Finance, with PropCo Finance being the surviving entity of such merger (the “Finance Merger”).
(3)    Distributions of the Borrowing. Subject to clause (4) below, at least five (5) Business Days prior to the Closing, the Purchaser shall deliver to the Representative a statement (the “Financing Distributions Statement”) setting forth the sequence and amounts of (A) the distributions of the proceeds of the Debt Financing to be made by and among PropCo Finance, PropCo Parent, the Company, Trilogy Holdings, the Blocker Entity, the Sellers and the Merger Cash Recipients and (B) the redemptions by the Company from certain Sellers of certain Common Units and/or Management Units of the Company held by such Sellers, as set forth in the Financing Distributions Statement in accordance with the Total Equity Value Certificate, in each case following the Finance Merger and in accordance with the transactions contemplated by this Section 1.02 and Section 1.03.
(4)    Immediately following the Finance Merger, the parties shall distribute (or cause to be distributed) the proceeds of the Debt Financing (less any amounts used to repay Funded Indebtedness) and the Company shall redeem the relevant Equity Interests of the Company as set forth in the Financing Distributions Statement. The Blocker Entity shall redeem from the Blocker Seller an amount of the Blocker Equity Interests equivalent to the aggregate proceeds received by the Blocker Entity pursuant to the Financing Distribution Statement, subject to the limitations at clause (5) below.
(5)    Limitations. In no event will the proceeds of the Debt Financing that are to be distributed for use in redemptions of Equity Interests held by Blocker Seller exceed $50,000,000. Prior to the consummation of the transactions described in Sections 1.02(b)(ii) and 1.02(b)(iii)(3) above and 1.02(b)(iv) and 1.02(b)(v) below, the Purchaser will not replace existing mortgages on real property owned by the Company or any of its Subsidiaries unless such replacement debt would be treated as replacement debt that would continue to offset the value of the real property pursuant to Treasury Regulation § 1.897-1(o)(2)(iii).
(iv)    Unit Purchase. Trilogy Holdings shall purchase from each Unit Seller, and each Unit Seller shall sell to Trilogy Holdings, (A) that number of Common Units (including any Warrant Units, but excluding any Common Units or Warrant Units to be retained as Rollover Interests or that are subject to redemption in accordance with Section 1.02(b)(i) or Section 1.02(b)(iii)(4)) of the Company set forth in the Joinder executed by such Unit Seller for the portion of the Common Unit Consideration payable to such Unit Seller in connection with such purchase in accordance with Section 1.03(b) and (B) that number of Management Units (other than Management Units, if any, to be retained as Rollover Interests or that are subject to redemption in accordance with Section 1.02(b)(i) or Section 1.02(b)(iii)(4)) of the Company set forth in the Joinder executed by such Unit Seller (and/or the Total Equity Value Allocation Certificate) for the portion of the Management Unit Consideration payable to such Unit Seller in connection with such purchase in accordance with Section 1.03(b).
(v)    Merger. The Company shall, and shall cause TMH to, consummate the Merger in accordance with the Merger Agreement and to file the Certificate of Merger in accordance with the DLLCA.
(vi)    Adjustment of Rollover Amount. Schedule 1.02(b)(vi) sets forth the aggregate amount of the Holdco Rollover Unit Value (together with the EIK Rollover Unit Value, the “Rollover Unit Value”) and the individuals anticipated to constitute Rollover Holders and retain their equity interests of the Company pursuant to the Rollover Agreement, together with the Holdco Rollover Unit Value of each such individual. To the extent that any of the individuals fail to execute and deliver Rollover Agreements prior to the date that is five (5) Business Days prior to the anticipated Closing Date (the “Non-Electing Holders”), then (i) such Non-Electing Holders shall not retain any of their equity interests of the Company, and only receive cash consideration at the Closing pursuant to Section 1.02(b)(iv) (in the case of a Unit Seller) or Section 1.02(b)(v) (in the case of a Merger Cash Recipient), (ii) the Holdco Rollover Unit Value and the Holdco Rollover Interests of the individuals designated as “Backstop Rollover Holders” on Schedule 1.02(b)(vi) (the “Backstop Rollover Holders”) shall be increased, pro rata based on their relative Holdco Rollover Unit Value, by an amount equal to the aggregate Holdco Rollover Unit Value of the Non-Electing Holders (the “Backstop Rollover Amount”), (iii) the cash consideration paid to the Backstop Rollover Holders pursuant to Section 1.02(b)(iv) shall be decreased, pro rata based on their relative Holdco Rollover Unit Value, by an amount equal to the Backstop Rollover Amount and (iv) the parties shall update Schedule 1.02(b)(vi) and Schedule 1.03(b) to reflect the final allocation of the Holdco Rollover Unit Value pursuant to this Section 1.02(b)(vi).
Notwithstanding anything in this Agreement to the contrary, the parties agree that the financing transactions and redemptions contemplated by this Section 1.02(b) shall neither create nor increase any indemnification obligations of the Sellers pursuant to this Agreement, including with respect to any increase in Taxes of the Trilogy Parties.
At the reasonable request of the Purchaser, the Purchaser and the Company shall work together in good faith to amend the Closing Steps and, upon the mutual written consent of the Purchaser and the Company to modify the Closing Steps and to amend this Agreement; provided, that the Company’s consent to any such amendment shall not be unreasonably withheld, conditioned or delayed if such modification and amendment would not reasonably be expected to (i) materially impair or delay the occurrence of the Closing, (ii) cause any Seller (or, prior to the Closing, any of the Trilogy Parties) to incur any additional unreimbursed liabilities or (iii) otherwise have an actual or potential adverse economic effect on the Sellers. In no event shall the Company be obligated to consent to any modification or amendment that the Blocker Seller reasonably concludes could have an adverse Tax effect (including withholding) on any Trilogy Party prior to the Closing or on the Blocker Seller or owners of the Blocker Seller.

1.03    Total Equity Value; Allocation of Total Equity Value.
(a)    The “Total Equity Value” for the Company is an amount equal to (i) the Base Purchase Price, plus (ii) the aggregate amount of the Closing Cash and Closing Restricted Funds, plus (iii) the amount by which Net Working Capital is greater than Target Net Working Capital, plus (iv) the aggregate amount of the Madison Investment, plus (v) the CapEx Adjustment if the CapEx Adjustment is a positive number, plus (vi) the lesser of (x) fifty percent (50%) of the costs and expenses incurred by the Company or its Subsidiaries prior to the Effective Time to effect the Pre-Closing Reorganization and (y) $250,000 (the “Pre-Closing Reorganization Adjustment”), minus (vii) the amount by which Net Working Capital is less than Target Net Working Capital, minus (viii) the absolute value of the CapEx Adjustment if the CapEx Adjustment is a negative number, minus (ix) the Escrow Amount, minus (x) the aggregate amount of Indebtedness outstanding as of the opening of business on the Closing Date (the “Closing Indebtedness”), minus (xi) fifty percent (50%) of the Loan Termination and Assumption Costs, minus (xii) the Representative Expenses, minus (xiii) the Transaction Expenses that remain unpaid as of the Effective Time (the “Closing Transaction Expenses”), minus (xiv) the aggregate amount of Capitalized Lease Obligations outstanding as of the opening of business on the Closing Date (the “Closing Capitalized Lease Obligations”), minus (xv) the aggregate Rollover Unit Value minus (xvi) $3,500,000 less any portion of the fee set forth on Schedule 1.03(a)(i) paid by the Company prior to the Effective Time, which amount represents the price concessions for certain consent fees and other accommodations to be paid to landlords. By way of example, if the Closing were to occur as of July 31, 2015, the amount of the Total Equity Value would be $545,200,000 as provided in Schedule 1.03(a)(ii), which is based on the amounts and assumptions provided by the Company with respect to the foregoing components of Total Equity Value.
(b)    It is understood and agreed by the Sellers, and the letter of transmittal with respect to the Merger (the “Letter of Transmittal”) shall provide that it is understood and agreed by the Merger Cash Recipients, that they will (i) allocate the Total Equity Value among and into the Blocker Equity Consideration, the Common Unit Consideration, the Management Unit Consideration, the Warrant Consideration and the Merger Cash Consideration pursuant to the methodology set forth on Schedule 1.03(b)(i), with (x) the aggregate sum of the Blocker Equity Consideration, the Common Unit Consideration, the Management Unit Consideration, the Warrant Consideration and the Merger Cash Consideration being equal to the Total Equity Value and (y) any adjustments (if any) to Closing Cash, Closing Restricted Funds, Net Working Capital, Closing Indebtedness, Closing Transaction Expenses or Closing Capitalized Lease Obligations solely attributable to the Blocker/HoldCo Parties being allocated solely to the Blocker Seller; and (ii) further allocate (A) the Common Unit Consideration, the Management Unit Consideration and the Warrant Consideration payable to each Unit Seller; and (B) the Merger Cash Consideration payable to each Merger Cash Recipient, in each case of this clause (ii) in accordance with Schedule 1.03(b)(ii).
(c)    In connection with the delivery of the Estimated Total Equity Value Statement pursuant to Section 1.06(a), the Company shall provide the Purchaser with a certificate (the “Total Equity Value Allocation Certificate”) prepared after reasonable consultation with the Purchaser and prepared so as to give effect to the allocation of the Total Equity Value contemplated by Section 1.02 and clauses (i) and (ii) of Section 1.03(b), based upon the Estimated Total Equity Value calculated by the Company pursuant to Section 1.06(a), which Total Equity Value Allocation Certificate shall be subject to the review and approval of the Representative prior to such delivery, setting forth the aggregate portion of the Estimated Total Equity Value to which each Seller and Merger Cash Recipient is entitled for all Purchased Securities or other Equity Interests of the Company held by such Seller or Merger Cash Recipient. Notwithstanding anything to the contrary herein, (x) the parties hereto acknowledge and agree that the Purchaser and its Affiliates shall be entitled to rely on Schedule 1.03(b) and the Total Equity Value Allocation Certificate as setting forth an accurate allocation of the consideration payable under this Agreement and the Other Agreements to all Sellers and the Merger Cash Recipients pursuant to the Organizational Documents of the Trilogy Parties and the agreements governing the Warrants, and shall have no Liability for any errors or omissions therein, and (y) each of the Sellers hereby irrevocably waives and releases, and the Letter of Transmittal shall expressly provide that such Merger Cash Recipient irrevocably waives and releases, the Purchaser and its Affiliates (including, after the Closing, the Trilogy Parties and their Subsidiaries) from all claims or Liabilities arising from or related to the Total Equity Value Allocation Certificate and the allocation of the Total Equity Value pursuant to Schedule 1.03(b) and the Total Equity Value Allocation Certificate.
1.04    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP located at 1285 Avenue of the Americas, New York, NY 10019 at 10:00 a.m. on the first (1st) Business Day of the month following the month in which all of the closing conditions set forth in Article II hereof (other than those closing conditions which by their terms or their nature are to be satisfied at the Closing, but subject to the satisfaction or due waiver of such closing conditions at the Closing) are first satisfied or waived, so long as the closing conditions set forth in Article II hereof (other than those closing conditions which by their terms or their nature are to be satisfied at the Closing, but subject to the satisfaction or due waiver of such closing conditions at the Closing) continue to be satisfied or waived as of such first Business Day; provided, that in no event shall the Closing occur prior to November 30, 2015, or on such other date as is mutually agreeable to the Purchaser and the Representative. The date and time of the Closing are referred to herein as the “Closing Date,” and the Closing shall be deemed to have occurred as of 11:59 p.m. as of the last day of the month preceding the month in which the Closing occurs (the “Effective Time”). Notwithstanding that the Closing Transactions will actually occur on the Closing Date, the Closing shall be effective as of the Effective Time.
1.05    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:
(a)    each Seller shall (i) deliver to the Purchaser all of the certificates (if any) evidencing the Purchased Securities owned by such Seller duly endorsed for transfer or accompanied by duly executed security transfer powers or other form of assignment and transfer, in blank or to the relevant redeeming entity or the Purchaser, all as reasonably acceptable to the Purchaser and (ii) in the case of any Seller who is a Warrantholder, surrender the Warrant held by such Seller for cancellation; provided, that in lieu of delivering certificates (if any) evidencing the Purchased Securities and/or such Warrant, such Seller may deliver a lost certificate or lost warrant affidavit representing such certificate or warrant which has been lost, stolen or destroyed and, if reasonably requested by the Purchaser, the execution and delivery by such Person of a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such lost certificate or Warrant;
(b)    the Purchaser shall deliver, or cause the Company to deliver in the case of the Merger Cash Recipients, to each Seller and each Merger Cash Recipient the aggregate portion of the Estimated Total Equity Value to which such Seller or Merger Cash Recipient is entitled in accordance with the Total Equity Value Allocation Certificate by wire transfer of immediately available funds to the account(s) designated by the Representative in writing not less than three (3) Business Days prior to the Closing Date; provided, that the Purchaser shall be entitled to engage a paying agent to effect any payments to the Sellers under this Agreement, and the Company and the Sellers shall take all actions reasonably required in connection therewith;
(c)    the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the Indebtedness listed on Schedule 1.05(c) (collectively, the “Funded Indebtedness”), pursuant to the Payoff Letters by wire transfer of immediately available funds to the account(s) designated by the holders of such Closing Indebtedness in the Payoff Letters, the funding for such repayment to be obtained first from the proceeds of Debt Financing and then, as necessary, from the proceeds of the Equity Financing;
(d)    the Purchaser shall deliver, or shall cause to be delivered, to the Escrow Agent the Escrow Amount by wire transfer of immediately available funds to the account designated by the Escrow Agent in writing not less than three (3) Business Days prior to the Closing Date;
(e)    the Purchaser shall deliver, or shall cause to be delivered, to the Representative the Representative Expenses by wire transfer of immediately available funds to the account designated by the Representative in writing not less than three (3) Business Days prior to the Closing Date;
(f)    the Purchaser shall deliver, or shall cause to be delivered, to the applicable payees the Transaction Expenses that remain unpaid as of the Closing by wire transfer of immediately available funds to the accounts designated by the payees thereof in writing not less than three (3) Business Days prior to the Closing Date; provided, that the Transaction Expenses described in clauses (ii) and (vii) of the definition thereof shall be paid to the Company for processing through its payroll;
(g)    the Company shall deliver to the Purchaser evidence that all Liens on the Company’s assets securing Funded Indebtedness (in each case, other than Permitted Liens) shall be released upon the payment of the Funded Indebtedness or otherwise upon the Closing; and
(h)    the Purchaser, each Trilogy Party and each Seller shall make such other deliveries as are required from such party by Article II hereof.

1.06    Estimated Total Equity Value Statement; Post-Closing Adjustment Calculation.
(a)    At least five (5) Business Days prior to the Closing, the Company shall deliver to the Purchaser a statement signed by the Chief Executive Officer of the Company (the “Estimated Total Equity Value Statement”) setting forth a good faith estimate of, together with reasonable supporting details therefor, (i) (A) the Net Working Capital (the “Estimated Net Working Capital”) and (B) the aggregate amount of the Closing Cash (the “Estimated Cash”) and the Closing Restricted Funds (the “Estimated Restricted Funds”), which in the case of the Estimated Net Working Capital, the Estimated Cash and the Estimated Restricted Funds shall be calculated in accordance with the Accounting Principles and the respective definitions thereof, (ii) the amount of the Closing Indebtedness, Closing Transaction Expenses, Closing Capitalized Lease Obligations, CapEx Adjustment, Loan Termination and Assumption Costs, Madison Investment and Pre-Closing Reorganization Adjustment and (iii) a calculation of the Total Equity Value based upon the foregoing clauses (i) and (ii) (the “Estimated Total Equity Value”).
(b)    As promptly as reasonably possible, but in any event within ninety (90) days following the Closing Date, the Purchaser shall deliver to the Representative, together with reasonable supporting details therefor, a statement showing the calculation of the Net Working Capital, Closing Cash, Closing Restricted Funds, Closing Indebtedness, Closing Transaction Expenses, Closing Capitalized Lease Obligations, CapEx Adjustment, Loan Termination and Assumption Costs, Madison Investment and Pre-Closing Reorganization Adjustment (the “Preliminary Statement”). The parties agree that the purpose of preparing and determining the Total Equity Value and the related purchase price adjustment contemplated by this Section 1.06 is to measure changes in Net Working Capital, Closing Cash, Restricted Funds, Closing Indebtedness, Closing Transaction Expenses, Closing Capitalized Lease Obligations, CapEx Adjustment, Loan Termination and Assumption Costs, Madison Investment and Pre-Closing Reorganization Adjustment, and such processes are not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies different than the Accounting Principles, as applicable, and/or the respective definitions thereof.
After delivery of the Preliminary Statement, the Purchaser shall give the Representative and its accountants and representatives reasonable access to the Company’s and its Subsidiaries’ books and records (including work papers, schedules, memoranda and other documents) (either by granting access to office space where such books and records are located or by providing copies thereof), in each case to the extent such books and records and other materials contain information as of the Closing Date or otherwise relevant to the preparation of the Preliminary Statement, for purpose of review of the Preliminary Statement, and, without limiting the generality of the foregoing, the Purchaser shall make reasonably available, during normal business hours and upon reasonable notice, employees of the Company and its Subsidiaries who are knowledgeable with respect to the matters to be set forth in, or were otherwise involved in the preparation of, the Preliminary Statement to assist in the review of the Preliminary Statement. In furtherance of the foregoing, the Representative and its accountants and representatives may make inquiries of the Purchaser, the Company and their respective accountants and representatives regarding questions concerning, or disagreements with, the Preliminary Statement arising in the course of its review thereof, and the Purchaser shall, and shall cause the Company to, cause any such accountants and representatives to reasonably cooperate with and respond to such inquiries.
(c)    If the Representative has any objections to the Preliminary Statement, the Representative shall deliver to the Purchaser a statement setting forth its objections thereto in reasonable detail (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within forty-five (45) days after delivery of the Preliminary Statement (the “Review Period”), the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. The Representative and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) Business Days after the delivery of the Objections Statement (or such other longer period as is mutually agreed upon by the Representative and the Purchaser), the Representative and the Purchaser shall submit such dispute to a mutually acceptable independent firm capable of serving as an accounting expert with relevant experience in resolving such disputes (the “Dispute Resolution Auditor”). Any amounts not in dispute shall be paid immediately, and shall not be subject to the final resolution of the disputed items. Any further submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which the Representative and the Purchaser are unable to resolve (“Disputed Items”). The Dispute Resolution Auditor’s determination will be based solely on the definitions contained herein, and the value assigned to any Disputed Item may not be outside of the range of values set by the Preliminary Statement and the Objections Statement. The Representative and the Purchaser shall use their reasonable best efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the submission of any dispute. Further, the Dispute Resolution Auditor’s determination shall be based solely on the presentations by the Purchaser and the Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto.
(d)    The costs and expenses of the Dispute Resolution Auditor shall be apportioned between the parties by the Dispute Resolution Auditor based on the degree to which each party’s claims submitted to the Dispute Resolution Auditor were unsuccessful and shall be paid by the Purchaser and/or the Sellers (from the Escrow Amount) in accordance with such apportionment. For example, if pursuant to this Section 1.06(d) the Representative submitted to the Dispute Resolution Auditor an unresolved objection relating to the Preliminary Statement for an adjustment in the Sellers’ and Merger Cash Recipients’ favor of $100,000 and was then awarded $55,000 of such amount, then (i) the Purchaser would bear fifty-five percent (55%) of the fees and expenses of the Dispute Resolution Auditor and (ii) the Sellers (from the Escrow Amount) would bear forty-five percent (45%) of the fees and expense of the Dispute Resolution Auditor.
(e)    If the Total Equity Value, as calculated based upon the Net Working Capital, Closing Cash, Closing Restricted Funds, Closing Indebtedness, Closing Transaction Expenses, Closing Capitalized Lease Obligations, CapEx Adjustment, Loan Termination and Assumption Costs, Madison Investment and Pre-Closing Reorganization Adjustment as finally determined pursuant to Section 1.06(c) above, is greater than the Estimated

Total Equity Value, the Purchaser shall promptly pay, or shall cause to be paid, to Sellers and the Merger Cash Recipients their respective portions of such excess (less any amounts previously paid pursuant to Section 1.07) as determined in accordance with Schedules 1.03(b)(i) and (ii). If the Total Equity Value as finally determined pursuant to Section 1.06(c) above is less than the Estimated Total Equity Value, the Representative and the Purchaser shall promptly cause the amount of such shortfall (less any amounts previously paid pursuant to Section 1.07) to be paid to the Purchaser from the Escrow Account. Payments due from the Sellers to the Purchaser or from the Purchaser to the Sellers, as the case may be, pursuant to this Section 1.06 shall be made in accordance with Section 1.07.
(f)    The Purchaser agrees that following the Closing it will not take any actions with respect to the accounting books, records, policies and procedures of the Company and its Subsidiaries that would obstruct or prevent the preparation or review of the Preliminary Statement as provided in this Section 1.06. The parties further agree that, from and after the Closing, the provisions of this Section 1.06 and the dispute resolution provisions contemplated by this Section 1.06 shall be the exclusive remedy and exclusive forum of the parties with respect to the matters that are or that may be addressed through the purchase price adjustment procedures contemplated hereby (it being understood that the foregoing shall not waive or limit any rights of indemnification pursuant to Article IX for any breach of any representation, warranty or covenant set forth in this Agreement).
1.07    Post-Closing Adjustment Payment. Any portion of the Net Working Capital, Closing Cash, Closing Restricted Funds, Closing Indebtedness, Closing Transaction Expenses, Closing Capitalized Lease Obligations, CapEx Adjustment, Loan Termination and Assumption Costs, Madison Investment and Pre-Closing Reorganization Adjustment set forth on the Preliminary Statement that is not disputed by an Objection Statement shall become final and binding upon the parties, and if (x) the net adjustment to the Total Equity Value in respect of such undisputed items (the “Net Undisputed Amount”) would result in a payment to the Purchaser, on the one hand, or the Sellers and the Merger Cash Recipients, on the other (as applicable, the “Total Equity Value Adjustment Payee”) and (y) all items disputed in all Objection Statements (the aggregate amount of such disputed items, the “Disputed Amount”) would result in a payment to the party other than the Total Equity Value Adjustment Payee regardless of the resolution of such dispute that is less than the Net Undisputed Amount, then the parties shall pay to the Total Equity Value Adjustment Payee the excess of the Net Undisputed Amount over such Disputed Amount in accordance with Section 1.06(e) within five (5) Business Days following the conclusion of the Review Period. The Purchaser shall promptly (but in any event within five (5) Business Days) deliver or cause to be delivered to the Sellers and the Merger Cash Recipients any amounts finally determined pursuant to Section 1.06(e) to be due by the Purchaser by wire transfer of immediately available funds to an account or accounts designated by the Representative in writing not less than two (2) Business Days prior to the date of such payment. The Representative and the Purchaser shall promptly (but in any event within five (5) Business Days) deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay from the Escrow Account to an account or accounts designated by the Purchaser any amounts finally determined pursuant to Sections 1.06(d) and 1.06(e) to be due by the Sellers. The Escrow Account shall be the Purchaser’s sole recourse with respect to, and the exclusive source of funds for, any payments required to be made by the Sellers pursuant to Section 1.06(d), 1.06(e) and this Section 1.07.

1.08    Post-Closing Transactions. The following actions shall occur in the following sequence immediately following the Closing:
(a)    TRS Contribution. The Company shall contribute, transfer, convey and assign all of the Equity Interests of PRO LLC and OpCo Finance to TRS.
(b)    Subsequent Mergers.
(i)    Trilogy Holdings shall merge with and into the Blocker Entity, with the Blocker Entity being the surviving entity of such merger.
(ii)    The Blocker Entity shall merge with and into the Purchaser, with the Purchaser being the surviving entity of such merger.
(c)    New Joint Venture. An entity controlled by Randall Bufford and Blocker Seller (or its Affiliates other than the Trilogy Parties or their respective Subsidiaries) shall acquire fifty percent (50%) (or, if agreed upon by the parties, more) of the Equity Interests in one of the Tenant NewCos (such Tenant NewCo, “JV Tenant NewCo”), and all of the Leases described in clause (iv) of Section 2.01(m) shall be assigned to JV Tenant NewCo (and, in the case of all of such Leases under which Health Care REIT, Inc. or any of its Affiliates is then the lessor, amended, restated and consolidated into a single master lease).
(d)    PropCo-OpCo Leases and Subleases. Certain Subsidiaries of PropCo Finance and PropCo II, as lessor, shall enter into (or amend and restate) Master Lease and Security Agreements with OpCo Finance or its Subsidiaries, as lessee, as follows:
(i)    Trilogy Real Estate of Elkhart, LLC, Trilogy Real Estate of Ferdinand, LLC, Trilogy Real Estate of Findlay, LLC, Trilogy Real Estate of Genoa, LLC, Trilogy Real Estate of Goshen, LLC, Trilogy Real Estate of Kalida, LLC, Trilogy Real Estate of Lebanon, LLC, Trilogy Real Estate of Logansport, LLC, Trilogy Real Estate of Spencer, LLC and Trilogy Real Estate of Vincennes, LLC (collectively, as lessor), and Trilogy Healthcare Master Tenant II, LLC (as lessee) shall amend and restate that certain Master Lease Agreement among such parties dated March 1, 2014 (such amended and restated lease, the “Key-HUD PropCo/OpCo Lease”);
(ii)    Trilogy Healthcare of Batesville, LLC, Trilogy Healthcare of Greencastle, LLC, Trilogy Healthcare of Muncie, LLC, Trilogy Healthcare of Springfield, LLC, Trilogy Healthcare of Richmond, LLC, Trilogy Healthcare of Scottsburg, LLC, Trilogy Healthcare of Shelbyville, LLC, Trilogy Healthcare Real Estate of New Castle, LLC, Trilogy Real Estate Indiana II, LLC, Trilogy Real Estate Indiana III, LLC, Trilogy Real Estate of West Lafayette, LLC and Trilogy Real Estate of Kentucky II, LLC (collectively, as lessor), and Trilogy Healthcare Master Tenant, LLC (as lessee), shall amend, consolidate and restate (x) that certain HUD Facilities Master Lease among Trilogy Healthcare of Batesville, LLC, Trilogy Healthcare of Greencastle, LLC, Trilogy Healthcare of Muncie, LLC, Trilogy Healthcare of Springfield, LLC, Trilogy Healthcare of Richmond, LLC, Trilogy Healthcare of Scottsburg, LLC, Trilogy Healthcare of Shelbyville, LLC and Trilogy Healthcare Real Estate of New Castle, LLC (collectively, as lessor) and Trilogy Healthcare Master Tenant, LLC (as lessee) dated October 1, 2012, and (y) that certain Master Lease Agreement among Trilogy Real Estate

Indiana II, LLC, Trilogy Real Estate Indiana III, LLC, Trilogy Real Estate of West Lafayette, LLC and Trilogy Real Estate of Kentucky II, LLC (collectively, as lessor) and Trilogy Healthcare Master Tenant, LLC (successor by merger to Trilogy Healthcare Master Tenant III, LLC) (as lessee) dated April 1, 2014 (such single amended, consolidated and restated lease, the “Lancaster Pollard-HUD PropCo/OpCo Lease”);
(iii)    Trilogy Manor House, LLC (as lessor) and Trilogy Manor House Operations, LLC (as lessee) shall amend and restate that certain Healthcare Facility Lease between such parties dated June 1, 2015 (such amended and restated lease, the “Centenial-HUD PropCo/OpCo Lease”; together with the Key-HUD PropCo/OpCo Lease and the Lancaster Pollard-HUD PropCo/OpCo Lease, collectively, the “HUD PropCo/OpCo Leases”);
(iv)    all subsidiaries of Trilogy Health Services, LLC (after giving effect to the Closing and all post-Closing transactions described in this Section 1.08) that are not lessors under any of the HUD PropCo/OpCo Leases (collectively, as lessor), and OpCo Finance (or, alternatively and at the Purchaser's option, any Subsidiaries of OpCo Finance) (as lessee(s)), shall enter into a new Master Lease and Security Agreement (or, alternatively and at the Purchaser’s option, Master Lease and Security Agreements with the applicable Subsidiaries of OpCo Finance) (the “New Financing PropCo/OpCo Lease”); and
(v)    all subsidiaries of PropCo II (after giving effect to the Closing and all post-Closing transactions described in this Section 1.08) (collectively, as lessor), and OpCo Finance (as lessee), shall enter into a new Master Lease and Security Agreement (the “PropCo II PropCo/OpCo Lease”; together with the New Financing PropCo/OpCo Lease and the HUD PropCo/OpCo Leases, collectively, the “PropCo/OpCo Leases”).
All of the PropCo/OpCo Leases, shall be in the form of Exhibit B, with such modifications thereto as may be reasonably required by the mortgagees or third-party lessors of the Facilities leased thereunder or otherwise agreed upon by the parties. The tenants under the PropCo/OpCo Leases shall enter into Sublease Agreements with certain Subsidiaries of such tenants substantially in the form of the applicable PropCo/OpCo Leases, mutatis mutandi (collectively, the “Subleases”).
(e)    EIK Management Agreements. The subtenants under the Subleases with each HUD Master Tenant and the EIK shall enter into a separate Management Agreement substantially in the form set forth on Exhibit C, with such modifications thereto as may be (i) necessary or appropriate to reflect the fact that each such agreement relates only to the Facilities subleased by the applicable subtenant or (ii) required by the mortgagees of such Facilities provided that such changes are not economically adverse to the EIK. The Company, OpCo Finance, PRO LLC, the Subsidiaries of OpCo Finance and PRO LLC (in each case, after giving effect to the Pre-Closing Reorganization and the Closing Steps) (other than the subtenants described in the immediately preceding sentence) and the EIK shall enter into the Management Agreement substantially in the form set forth on Exhibit C, with such modifications thereto as may be required by the mortgagees or third-party lessors of the Facilities leased thereunder or otherwise agreed upon by the parties (the “EIK Management Agreement”) provided that such changes are not economically adverse to the EIK.

1.09    Withholding Rights.
(a)    Except as provided in Section 1.09(b), the Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided, that, prior to deducting or withholding any such amounts the Purchaser shall notify the applicable holder of Equity Interests in respect of whom such withholding is to be made of the amount and basis for any such withholding tax and provide to such holder of Equity Interests an opinion of the Purchaser’s tax counsel that such withholding is required. To the extent that such amounts are so withheld by the Purchaser, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the holders of Equity Interests in respect of which such deduction and withholding was made by the Purchaser.
(b)    The Purchaser shall not withhold under Section 1445 of the Code (i) from any amounts payable pursuant to this Agreement or the Merger Agreement to any Seller who provides to the Purchaser a certificate executed by such Seller, in the form prescribed by Treasury Regulations issued under Section 1445 of the Code, certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code and (ii) from any amounts payable pursuant to this Agreement or the Merger Agreement to any Unit Seller if at the Closing the Company shall have delivered to the Purchaser a certificate (in form and substance reasonably acceptable to the Purchaser) pursuant to Section 1.1445-11T(d)(2) of the Treasury Regulations stating that fifty percent (50%) or more of the gross assets of the Company does not consist of U.S. real property interests and/or ninety percent (90%) or more of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents.
ARTICLE II
CONDITIONS TO CLOSING
2.01    Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:
(a)    the representations and warranties set forth in Section 3.06(a), the Specified Company Fundamental Representations and the Seller Fundamental Representations will be true and correct at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date);
(b)    the remaining Company Fundamental Representations will be true and correct in all material respects at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct in all material respects as of such particular date);
(c)    the remaining representations and warranties contained in Article III and Article IV will be true and correct at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (in each case without giving effect to any materiality or “Company Material Adverse Effect” qualifier set forth therein), except (i) to the extent that the failure of such representations and warranties to be true and correct has not, individually or in the aggregate, caused, and would not reasonably be expected to cause, a Company Material Adverse Effect and (ii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, except to the extent that the failure of such representations and warranties to have been true and correct has not, individually or in the aggregate, caused, and would not reasonably be expected to cause, a Company Material Adverse Effect);
(d)    the Trilogy Parties and the Sellers shall have performed in all material respects all of the covenants and agreements (other than Section 6.11(a)(i), (ii) and (iv), which the Company and the Sellers shall have performed in all respects) required to be performed by them under this Agreement at or prior to the Closing;
(e)    (i) the applicable waiting periods (and any extensions thereof) under the HSR Act (if a filing thereunder is required) shall have expired or been terminated, (ii) all notifications to, and Consents or filings with, the Governmental Entities set forth on Schedule 2.01(e)(ii) shall have been obtained or made, as applicable and (iii) all notifications to, and Consents or filings with, the third parties set forth on Schedule 2.01(e)(iii) shall have been obtained or made, as applicable, shall remain in full force and effect and shall not be subject to any Action relating to the validity or enforceability of any such notifications or Consents;
(f)    (i) no judgment, decree or order (whether temporary, preliminary or permanent) shall have been entered and (ii) no Action shall have been commenced by any Governmental Entity, which Action is pending, in each case of clauses (i) and (ii) which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(g)    (i) the Escrow Agent and the Representative shall have each executed and delivered signatures to the Escrow Agreement to the Purchaser, (ii) each Seller shall have executed and delivered signatures to this Agreement to the Purchaser, (iii) the Company shall have delivered to the Purchaser the Payoff Letters duly executed by the lenders under the Funded Indebtedness to which such Payoff Letters relate and (iv) the Trilogy Parties shall have delivered to the Purchaser evidence of termination of Related Party Transactions pursuant to Section 6.08 and resignations pursuant to Section 6.09;
(h)    the Pre-Closing Reorganization shall have been consummated in accordance with Section 1.01;

(i)    the Trilogy Parties shall have delivered to the Purchaser each of the following:
(i)    a certificate of each Trilogy Party in the form set forth in Exhibit D, dated as of the Closing Date, stating that the preconditions specified in subsections (a) through (d) and (o) of this Section 2.01, as they relate to such Trilogy Party, and, in the case of the Company, subsection (j) of this Section 2.01, have been satisfied;
(ii)    certified copies of the Organizational Documents of each Trilogy Party;
(iii)    certified copies of the resolutions duly adopted by the managing member of each Trilogy Party authorizing the execution, delivery and performance of this Agreement and the Other Agreements, and the consummation of the Contemplated Transactions;
(iv)    no later than three (3) Business Days prior to the Closing Date, a certificate of the Chief Financial Officer of Trilogy Holdings (on behalf of the Company) certifying the amounts of the Transaction Expenses to be paid by the Purchaser pursuant to clause (f) of Section 1.05, as well as the Closing Capitalized Lease Obligations (the “CFO Fee Statement”); and
(v)    (A) certified copies of the resolutions evidencing that all approvals of the managers and members of the Company and TMH required for the Merger have been obtained, (B) the Merger Agreement, duly executed by the Company and TMH and (C) the Certificate of Merger, executed in accordance with the applicable provisions of the DLLCA;
(j)    there shall not have occurred any Company Material Adverse Effect during the period from the date hereof to the Closing;
(k)    each Seller shall have delivered to the Purchaser each of the following:
(i)    a certificate of such Seller in the form set forth in Exhibit E, dated as of the Closing Date, stating that the preconditions specified in subsections (a) through (d) of this Section 2.01, as they relate to such Seller, have been satisfied; and
(ii)    in the case of the Blocker Seller, certified copies of its Organizational Documents;
(l)    the Blocker Seller shall have delivered to the Purchaser (in form and substance acceptable to the Purchaser) a certificate of non-foreign status, in the form provided in Treasury Regulation section 1.1445-2(b)(2)(iv), issued pursuant to and in compliance with (including the making of any required filings with the IRS) Treasury Regulation section 1.1445-2(b)(2), certifying that the Blocker Seller is not a foreign person within the meaning of Treasury Regulation section 1.1445-2(b)(2);

(m)    (i) all necessary consents under the Leases referenced at item 2 of Schedule 2.01(e)(iii) (Mainstreet Property Group) and under the management agreements referenced at item 8 of Schedule 2.01(e)(iii) (the “Mainstreet Consents”) shall have been obtained, shall remain in full force and effect and shall not be subject to any Action relating to the validity or enforceability of any such consent, (ii) concurrently with the Closing (using proceeds from the Closing), an entity controlled by Randall Bufford and Blocker Seller (or its Affiliates other than the Trilogy Parties or their respective Subsidiaries) will acquire the Equity Interests held by Mainstreet Property Group, LLC (or its Affiliates) in RHS Partners, LLC, (iii) the Trilogy Parties and their Subsidiaries shall collectively own, directly or indirectly, no more than fifty percent (50%) of the capital interests and no more than fifty percent (50%) of the profits interests of RHS Partners, LLC and its Subsidiaries and (iv) all of the Leases to which any of the Subsidiaries of RHS Partners, LLC are party as of the date hereof shall remain in full force and effect provided, that any such Leases for properties acquired by Health Care REIT, Inc. or its Affiliates shall be consolidated into a single master lease covering all such properties;
(n)    Randall Bufford shall remain actively employed by, and actively involved on a full-time basis in the senior management of, Trilogy Management Services LLC; and
(o)    (i) no event of default under any HUD Loans shall have occurred, and no lender thereunder shall have delivered notice of the occurrence of any default under the HUD Loans and (ii) the Debt Financing shall not be unavailable as a result of any inaccuracy in or breach of any representation or warranty contained in Article III or Article IV that would result in a failure of any of the conditions set forth in Section 2.01(a), (b) or (c) to be satisfied if the Closing were to occur on such date that the Debt Financing would otherwise have closed (including both the "Closing Date" (as defined in the Debt Commitment Letter) and the Closing Date).
(p)    all Consents of the third parties set forth on Schedule 2.01(p) (each a “County Hospital Partner”) shall have been obtained; provided, however, that if the Company determines that such Consent cannot reasonably be obtained prior to the Closing, the Company shall be permitted to exercise its rights to terminate the applicable agreements with the applicable County Hospital Partner and cause the applicable County Hospital Partner to transfer licensure of the Facilities operated by such County Hospital Partner to a successor that is reasonably acceptable to the Purchaser (a “Successor County Hospital” and, without limiting the possible Successor County Hospitals, it is acknowledged that the County Hospital Partners are reasonably acceptable to the Purchaser); provided, further, that such transfer of licensure shall be completed prior to the Closing;
If the Closing occurs, all closing conditions set forth in this Section 2.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser, unless otherwise agreed in writing by the parties at the Closing (it being understood that the foregoing shall not waive any rights of indemnification pursuant to Article IX for any breach of any covenant, representation or warranty set forth in this Agreement).
2.02    Conditions to the Company and the Sellers’ Obligations. The obligation of the Company and each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Representative of the following conditions as of the Closing Date:
(a)    The Purchaser Fundamental Representations will be true and correct at and as of the time of the Closing, and as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such Purchaser Fundamental Representations, except for those Purchaser Fundamental Representations that address matters as of any other particular date (in which case such Purchaser Fundamental Representations shall have been true and correct as of such particular date);
(b)    (i) the remaining representations and warranties contained in Article V hereof will be true and correct at and as of the time of the Closing and as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (in each case without giving effect to any materiality or “Purchaser Material Adverse Effect” qualifier set forth therein), except (i) to the extent that the failure of such representations and warranties to be true and correct has not caused a Purchaser Material Adverse Effect and (ii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, except to the extent that the failure of such representations and warranties to have been true and correct has not caused a Purchaser Material Adverse Effect);
(c)    the Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(d)    (i) the applicable waiting periods (and any extensions thereof) under the HSR Act (if a filing thereunder is required) shall have expired or been terminated and (ii) all notifications to, Consents or filings with, the Governmental Entities set forth on Schedule 2.01(e)(ii) shall have been obtained or made, as applicable;
(e)    (i) no judgment, decree or order (whether temporary, preliminary or permanent) shall have been entered and (ii) no Action shall have been commenced by any Governmental Entity, which Action is pending, in each case of clauses (i) and (ii) which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(f)    the Escrow Agent and the Purchaser shall have each executed and delivered signatures to the Escrow Agreement to the Company and the Representative; and
(g)    the Purchaser shall have delivered to the Representative each of the following:
(i)    a certificate in the form set forth as Exhibit F, dated as of the Closing Date, stating that the preconditions specified in subsections (a) through (c) of this Section 2.02 have been satisfied;

(ii)    certified copies of the Organizational Documents of the Purchaser; and
(iii)    certified copies of the resolutions duly adopted by the Purchaser’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement.
If the Closing occurs, all closing conditions set forth in this Section 2.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company and each Seller, unless otherwise agreed in writing by the parties at the Closing (it being understood that the foregoing shall not waive any rights of indemnification pursuant to Article IX for any breach of any covenant, representation or warranty set forth in this Agreement).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser that the statements in this Article III are correct and complete as of the date of this Agreement (without limiting (i) the conditions to Closing set forth in Sections 2.01(a), (b) or (c) or (ii) indemnification obligations for breaches or inaccuracies pursuant to Article IX ), except as set forth in the Disclosure Schedules (which, for the avoidance of doubt, shall be subject in all respects to the provisions of Sections 6.06 and 11.03).
3.01    Organization and Power of Company. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, and the Company has all requisite company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to be so qualified or to hold such authorizations, licenses and permits would not have a Company Material Adverse Effect. The Company has made available to the Purchaser a complete and correct copy of the Company’s Organizational Documents, in each case as in effect on the date hereof.
3.02    Subsidiaries of the Company. Except as set forth on Schedule 3.02, the Company does not own or hold (directly or indirectly) any Equity Interest or the right to acquire any stock, partnership or joint venture interest or other Equity Interests in any other Person. All outstanding Equity Interests set forth on Schedule 3.02 are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable), have not been issued in violation of any preemptive or similar rights, and were issued in compliance with applicable securities laws or exemptions therefrom. The Company owns (directly or indirectly), all of the outstanding Equity Interests in each Subsidiary as set forth on Schedule 3.02, free and clear of all Liens other than Permitted Liens, and with respect to each such Person there are no other rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any Equity Interests in any such Person of any kind. Except as set forth on Schedule 3.02, no Subsidiary of the Company has any Equity Interests or securities convertible into Equity Interests or otherwise containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants, calls, commitments or other rights (preemptive or otherwise) or arrangements existing or outstanding which, directly or indirectly, provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on Schedule 3.02, there are no voting trusts, proxies, registration rights agreements or any other agreements or understandings relating to the voting, disposition or dividends with respect to the Equity Interests of any of the Persons set forth on Schedule 3.02. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, and each Subsidiary of the Company has all requisite company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to be so qualified or to hold such authorizations, licenses and permits would not have a Company Material Adverse Effect. The Company has made available to the Purchaser complete and correct copies of the Organizational Documents of each Subsidiary of the Company, in each case as in effect on the date hereof. None of the Company or any of its Subsidiaries have any commitment or other obligation to provide capital to or otherwise invest in any other Person, whether in the form of Indebtedness, capital contributions or otherwise.
3.03    Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance by the Company of this Agreement and the Other Agreements to which it is (or at Closing will be) a party and the consummation of the transactions contemplated hereby and thereby have been (or at Closing will be) duly and validly authorized by all requisite company action, and no other company proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Other Agreements. Except as set forth on Schedule 3.03, the execution, delivery and performance of this Agreement or the Other Agreements by the Company and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien (other than Permitted Liens) upon any assets of the Company or any of its Subsidiaries under, or require any Consent by or Filing with any Governmental Entity or other Person under, (i) the provisions of the Organizational Documents of the Company or its Subsidiaries, (ii) any material Contract to which the Company or any of its Subsidiaries is bound or (iii) any Law to which such Trilogy Party or any of its Subsidiaries is subject, except, in the case of clauses (ii) or (iii) above, such conflicts, breaches, defaults, violations or Liens (other than Permitted Liens), or any failure to obtain such required Consents or make such required Filings as would not have a Company Material Adverse Effect (provided, however, that any Consents required under any Leases shall be required to be set forth on Schedule 3.03 even if the failure to obtain such Consents would not have a Company Material Adverse Effect). This Agreement has been duly executed and delivered by each Trilogy Party, and the Other Agreements to which the Company is a party have been, or will be at the Closing, duly executed and delivered by each such Trilogy Party, and this Agreement constitutes, and the Other Agreements will constitute, assuming that this Agreement is and the Other Agreements will constitute valid and binding obligations of the other parties hereto and thereto, and valid and binding obligations of the Company, each enforceable in accordance with its respective terms (subject to applicable Enforceability Limitations).
3.04    Capitalization. The outstanding Equity Interests of the Company and the record owners of all of the outstanding Equity Interests of each the Company are set forth on Schedule 3.04. All of the outstanding Equity Interests of the Company are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable), have not been issued in violation of any preemptive or similar rights, and were issued in compliance with applicable securities Laws or exemptions therefrom. Each Person owns (directly or indirectly), as applicable, all of the outstanding Equity Interests in the Company as set forth on Schedule 3.04, free and clear of all Liens (other than Permitted Liens), and with respect to the Company, there are no other rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any Equity Interests in any such Person of any kind other than as set forth on Schedule 3.04. Except as set forth on Schedule 3.04, the Company has no Equity Interests or securities convertible into Equity Interests or otherwise containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants, calls, commitments or other rights (preemptive or otherwise) or arrangements existing or outstanding which, directly or indirectly, provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on Schedule 3.04, there are no voting trusts, proxies, registration rights agreements or any other agreements or understandings relating to the voting, disposition or dividends with respect to the Equity Interests of any of the Persons set forth on Schedule 3.04.
3.05    Financial Statements; Undisclosed Liabilities; Etc. Attached to Schedule 3.05(a) are the following financial statements (collectively, the “Financial Statements”): (i) the Company’s and its Subsidiaries’ unaudited consolidated balance sheet as of July 31, 2015 (the “Latest Balance Sheet”) and the related statements of income and cash flow for the four (4) month period then ended; and (ii) the Company’s and its Subsidiaries’ audited consolidated balance sheet (the “Audited Balance Sheet”) and the related statement of income and cash flows for the fiscal year ended December 31, 2014. Except as set forth on Schedule 3.05, the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Company’s and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (A) the absence of footnotes and other disclosures required to make such statements presented in accordance with GAAP and (B) changes resulting from normal year-end adjustments that are immaterial (individually and in the aggregate) in amount. The Financial Statements have been prepared in all material respects from, and are in accordance with, the books and records of the Company, which books and records have been maintained in accordance with GAAP in all material respects, consistently applied. The Company does not maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC. There are no Liabilities of the Company or any of its Subsidiaries other than Liabilities (a) set forth in Schedule 3.05(b), (b) reflected in the Audited Balance Sheet or the Latest Balance Sheet, (c) incurred since the date of the Audited Balance Sheet in the ordinary course of business (other than Liabilities with respect to any Actions or any breaches of Contracts) or (d) Liabilities (including unknown liabilities to the extent arising prior to the Closing Date (such liabilities being referred to as “Unknown Liabilities”)), that individually (or together with any series of related Liabilities) are not, and would not reasonably be expected to be, in excess of $1,000,000, except, in each case (other than Unknown Liabilities), to the extent such Liabilities have been properly reflected in the Audited Balance Sheet in accordance with GAAP, irrespective of the amount thereof, it being understood that, if a liability has been reflected in accordance with GAAP on the Audited Balance Sheet, then the existence of such liability shall not constitute a breach of this representation and warranty, even if the amount of such liability ultimately exceeds the amount originally reflected. The accounting controls of the Company have been and are sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management’s general or specific authorization and (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP in all material respects and the accounting principles, methods and practices used in preparing the Financial Statements and to maintain proper accountability for items.
3.06    Absence of Certain Developments. Except as set forth on the attached Schedule 3.06 or for the transactions contemplated by this Agreement, since the Audited Balance Sheet:
(a)    there has not been a Company Material Adverse Effect; and
(b)    neither the Company nor any of its Subsidiaries has:
(i)    incurred or become subject to any Indebtedness, other than borrowings from banks (or similar financial institutions) under existing Indebtedness listed on Schedule 3.09(a) necessary to meet ordinary course working capital requirements;
(ii)    mortgaged, pledged or subjected to any Lien, any of its assets, except for Permitted Liens;
(iii)    sold, assigned or transferred any of its tangible assets, except immaterial assets in the ordinary course of business;
(iv)    sold, assigned or transferred any Intellectual Property;
(v)    issued, sold, transferred or redeemed any of its Equity Interests, securities convertible into its Equity Interests or warrants, options or other rights to acquire its Equity Interests, or any bonds or debt securities;
(vi)    made any capital investment in, or any loan to or guaranty for the benefit of, any other Person (other than a Subsidiary of the Company);
(vii)    made any material capital expenditures or commitments therefor, except for such capital expenditures or commitments therefor that are set forth in the Company’s and its Subsidiaries’ budget for the fiscal year ending December 31, 2015 as provided to the Purchaser prior to the date of this Agreement (the “CapEx Budget”);
(viii)    made any loan to, or entered into any other transaction with, any Seller or any Seller’s managing member or managing partner, or any of the Trilogy

Parties or their respective Subsidiaries or any of the respective directors, officers, or employees of any of the foregoing (other than Employment Agreements);
(ix)    entered into any Employment Agreement with maximum payments exceeding $100,000 per year or any collective bargaining agreement, or amended, modified or terminated the terms of any such existing agreements;
(x)    made any other material change (other than those changes set forth in the Operating Budget) in employment terms (including compensation) for (i) any of its managers, directors or officers or (ii) for any other employee outside the ordinary course of business;
(xi)    amended its Organizational Documents;
(xii)    instituted any claim or lawsuit for an amount involving in excess of $1,000,000 in the aggregate or involving equitable or injunctive relief;
(xiii)    purchased or otherwise acquired any assets of any Person that are material to the Company and the Subsidiaries, taken as a whole, or involving payment by the Company or any Subsidiary of more than $500,000;
(xiv)    taken or authorized any action which, if taken or authorized on or after the date hereof, would require the consent of the Purchaser pursuant to Section 6.01; or
(xv)    entered into an enforceable Contract to do any of the foregoing actions.
3.07    Title to Properties.
(a)    Except (i) as set forth on Schedule 3.07(a), (ii) as set forth on the Latest Balance Sheet, (iii) for personal property sold or otherwise disposed in the ordinary course of business since the date of the Latest Balance Sheet, or (iv) for Permitted Liens, the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens.
(b)    Schedule 3.07(b) sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, except as set forth on Schedule 3.07(b): (i) the Company or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Liens; (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof or engaged any operator or manager with respect to such Owned Real Property; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Except as set forth on Schedule 3.07(b), the Owned Real Property constitutes all real property (other than the Leased Real Property) in which the Company or any of its Subsidiaries has an interest.

(c)    Schedule 3.07(c) sets forth the address and description of each parcel of real property leased by the Company or any of its Subsidiaries or which the Company or any Subsidiary has the right to use or occupy other than the Owned Real Property (the “Leased Real Property”) and lists the leases pursuant to which the Company or its Subsidiaries lease or have the right to use or occupy the Leased Real Property (the “Leases”). The Leased Real Property constitutes all real property leased by the Company or any of its Subsidiaries or which the Company or any Subsidiary has the right to use or occupy (other than the Owned Real Property). Except as set forth on Schedule 3.07(c), (i) the Leases are binding, valid, in full force and effect and enforceable by the Company and its Subsidiaries against the parties thereto in accordance with their respective terms, subject to proper authorization and execution of such Lease by the other party and the application of any Enforceability Limitations, (ii) no party has given written notice of any intent to amend or terminate any Lease or of any material dispute with respect to any Lease, and (iii) the leasehold interests of the Company and its Subsidiaries under the Leases are free and clear of Liens, except Permitted Liens. The Company has provided to the Purchaser, or has provided the Purchaser access through an electronic dataroom to, complete and accurate copies of each of the Leases described on Schedule 3.07(c), including all amendments and supplements thereto and all assignments and guarantees related thereto, and none of such Leases have been modified in any material respect, except to the extent that such modifications are set forth on Schedule 3.07(c).
(d)    Except as set forth on Schedule 3.07(d), (i) neither the Company nor any of its Subsidiaries is in breach or default in any material respect under any of the Leases, (ii) to the Company’s Knowledge, no other party is in material breach or default in any material respect under any of the Leases and (iii) to the Company’s Knowledge, no event has occurred that (with or without notice, lapse of time or both) would constitute a material breach or default under any Lease.
(e)    The Leased Real Property is not subject to any leases (including subleases), rights to use or occupy, rights of first refusal or options to purchase, and neither the Company nor any of its Subsidiaries has engaged any operator or manager with respect to the Leased Real Property, in each case, except as more particularly set forth on Schedule 3.07(e).
(f)    The Company has provided to the Purchaser copies of all such policies of title insurance, surveys and current title insurance commitments relating to any parcel of Owned Real Property or Leased Real Property that are in the possession or control of the Company and its Subsidiaries.
(g)    Except as set forth on Schedule 3.07(g), as of the date hereof, there is no pending, or to the Company’s Knowledge, threatened appropriation, condemnation or like Action affecting any parcel of Owned Real Property or Leased Real Property.
3.08    Tax Matters. Except as set forth on Schedule 3.08(a): (a) the Company and its Subsidiaries have timely filed all material Tax Returns which are required to be filed by them (taking into account any extensions of time to file) and each such Tax Return is true, correct and complete in all material respects; (b) all Taxes due and owing with respect to the Company and its Subsidiaries have been fully paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves or accruals have been taken into account in the Financial Statements; (c) the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid relating to amounts paid to any employees, independent contractors, shareholders, or other third parties; (d) neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return and neither the Company nor any of its Subsidiaries has any Liability for or relating to Taxes of any Person (other than the Company or a Subsidiary) under Treasury Regulations Section 1.1502-6, or similar provision of state, local or foreign Tax Law, as a transferee or successor, by Contract, by operation of Law, or otherwise; (e) there are no audits, disputes or written claims regarding any Tax pending, or, to the Company’s Knowledge, threatened in writing with respect to the Company or any of its Subsidiaries; (f) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request for such a waiver or extension is currently pending; (g) to the Company’s Knowledge, no claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction which has not been previously resolved; (h) to the Company’s Knowledge, no material deficiencies or adjustments for Taxes have been proposed or assessed in writing against the Company or any of its Subsidiaries by any Governmental Entity; (i) there are no Liens other than Permitted Liens for any Taxes upon the assets of the Company or any of its Subsidiaries; (j) no power of attorney has been given by or is binding upon the Company or any of its Subsidiaries with respect to material Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired; (k) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2); (l) neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) and neither the Company nor any of its Subsidiaries has received any “private letter ruling” or similar statement, agreement or letter from any Governmental Entity; (m) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contract, obligation, understanding or agreement (whether written or oral) to pay the Taxes of another Person or to pay Taxes with respect to transactions relating to any other Person (other than the Company and the Subsidiaries), other than pursuant to customary gross-up provisions in credit agreements or similar commercial agreements; and (n) neither the Company nor any of its Subsidiaries is or will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion of a Straddle Period) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law) arising before the Closing Date, (iv) Section 108(i) of the Code (or any corresponding provision of state, local or foreign income Tax Law) arising from a transaction occurring before the Closing Date, or (v) Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax Law). The Company has provided the Purchaser with copies of all property Tax statements related to the Owned Real Property and the Leased Real Property, if any, received by the Company or any Subsidiary for the last two (2) fiscal years. The Company owns, directly or indirectly, no more than fifty percent (50%) of the capital interests and no more than fifty percent (50%) of the profits interests of each of RHS Partners, LLC and Trilogy Healthcare of Floyd, LLC. The U.S. federal, state and local income Tax classification of the Company and each of its Subsidiaries and the effective date of any IRS Form 8832 filed by any such entity is set forth on Schedule 3.08(b). Schedule 3.08 accurately reflects, in all material respects, the Sellers’ good faith estimate of the federal income Tax basis of the Company and its Subsidiaries in their respective assets as of December 31, 2014. This Section 3.08 and Section 3.05, Section 3.06 and Section 3.12 constitute the sole and exclusive representations and warranties of the Company with respect to any Tax matters.
3.09    Contracts and Commitments.
(a)    Schedule 3.09(a) sets forth a true, correct and complete list as of the date of this Agreement of each of the following types of Contracts to which any Trilogy Party or any of its Subsidiaries is a party:
(i)    all Contracts evidencing any obligations of the Company or any of its Subsidiaries with respect to the issuance, sale, repurchase or redemption of any Equity Interests of the Company or any of its Subsidiaries;
(ii)    all collective bargaining agreements or Contracts with any labor union with respect to employees of the Company or any of its Subsidiaries and any such agreements currently in negotiation or proposed;
(iii)    all Contracts for capital expenditures or the acquisition of fixed assets in excess of $5,000,000;
(iv)    all Contracts for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis in each case providing for compensation in excess of $100,000 and any such agreements currently in negotiation or proposed (each an “Employment Agreement”);
(v)    all Contracts relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens except any Permitted Liens described in clause (ix) of the definition thereof) on any assets of the Company or any of its Subsidiaries;
(vi)    all guarantees of any obligation for Indebtedness or other guaranty of performance relating to any Person other than the Company or any of its Subsidiaries;
(vii)    all Contracts, including any management agreement, under which the Company or any of its Subsidiaries is lessee of or holds, manages or operates any real or personal property owned by any other Person, for which the annual contract payments exceed $1,000,000, or under which there are any material outstanding obligations;
(viii)    all Contracts under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold, manage or operate any property, real or personal, for which the annual contract payments exceed $1,000,000;

(ix)    all Contracts or any group of related Contracts with the same Person (and its Affiliates) which provide, or would reasonably be expected to provide, for payments in excess of $1,000,000 in the calendar year ending on December 31, 2015;
(x)    all Contracts that (A) prohibit the Company or any of its Subsidiaries from freely engaging in business anywhere in the world (other than, for the avoidance of doubt, any Lease or any agreement to keep information confidential entered into in the ordinary course of business), (B) provide for “most favored nations” terms or establish an exclusive sale or purchase obligation with respect to any product or geographic area or (C) contain a “right of first offer” or “right of first refusal” on behalf of any other Person to acquire the Company or any of its Subsidiaries or any assets or business thereof;
(xi)    all Contracts pursuant to which payments by the Company or any of its Subsidiaries will be required to an employee or service provider of the Company or any of their Subsidiaries in connection with the consummation of the Contemplated Transactions;
(xii)    all Contracts pursuant to which the Company or any of its Subsidiaries has acquired or disposed of any properties or other assets with a value in excess of $1,000,000 or which contains material indemnification, earn-out or other outstanding obligations;
(xiii)    all Contracts for any joint venture or partnership with any Person (other than a wholly-owned Subsidiary of the Company);
(xiv)    all Contracts relating to any Related Party Transactions;
(xv)    any stock option, stock purchase, stock appreciation plan or other equity or equity-based arrangement;
(xvi)    all Contracts relating to the licensing of Company Intellectual Property by the Company or any of its Subsidiaries to a third party or of any material Intellectual Property by a third party to the Company or any of its Subsidiaries (except for licenses of commercially available off-the-shelf software which require a payment of less than $100,000 per year);
(xvii)    all Contracts under which the Company or any of its Subsidiaries has advanced or loaned an amount to any Person (other than Related Party Transactions), other than trade credit in the ordinary course of business;
(xviii)    all Contracts entered into since January 1, 2011 involving any resolution or settlement of any actual or threatened Action or other dispute which has a value greater than $1,000,000 or imposes any continuing obligations on any of the Company or any of its Subsidiaries, including injunctive or other non-monetary relief;
(xix)    all Contracts to which a physician or an “immediate family member” of a physician (as such term is defined for purposes of the Stark Law) is a party, whether or not such agreement relates to medical services (each, a “Physician Contract”);

(xx)    all Contracts with Key Suppliers;
(xxi)    all Contracts with a health care provider involving annual amounts exceeding $100,000, including, without limitation, hospitals, hospice providers, home health providers and therapy providers;
(xxii)    any Contract with a Governmental Entity; and
(xxiii)    all Contracts pursuant to which the Company of any of its Subsidiaries has the right to acquire or lease any additional parcel of real property (i.e., any parcel of property not constituting a part of Owned Real Property or Leased Real Property as of the date hereof).
The Contracts described in the foregoing clauses (i) through (xviii), whether entered into prior to, on or after the date hereof, are collectively referred to as “Company Contracts.” For the avoidance of doubt, this Section 3.09(a) does not require the listing of any Contract solely between or among the Company or one or more of its wholly-owned Subsidiaries, on the one hand (other than any Contracts with OpCo Finance, PRO LLC, the EIK or their respective Subsidiaries after giving effect to the Contemplated Transactions), and one or more of the wholly-owned Subsidiaries of the Company, on the other hand, or any Lease (which Leases are addressed in Section 3.07).
(b)    Prior to the date hereof, the Company has provided to the Purchaser, or have provided the Purchaser access through an electronic dataroom to, a true, correct and complete copy of all Company Contracts, together with all material amendments, waivers or other changes thereto, as in effect as of the date hereof. There are no oral Company Contracts.
(c)    Except as set forth on Schedule 3.09(c), (a) all of the Company Contracts are valid, binding, in full force and effect, and enforceable in all material respects by the Company and its Subsidiaries against the parties thereto in accordance with their respective terms, (b) to the Company’s Knowledge, no party thereto has asserted that any such Company Contract is invalid or unenforceable, and (c) to the Company’s Knowledge, no party has given written notice of any intent to amend or terminate any Company Contract or of any material dispute with respect to any Company Contract. Except as set forth on Schedule 3.09(c), neither the Company nor any of its Subsidiaries that is party to a Company Contract is in material breach or default thereunder and, to the Company’s Knowledge, no other party to any Company Contract is in material breach or default thereunder, and to the Company’s Knowledge, no event has occurred that (with or without notice, lapse of time or both) would constitute a material breach or default under any Company Contract.
3.10    Intellectual Property.
(a)    All material Intellectual Property used in the operation of the business of any Trilogy Party and its Subsidiaries (the “Company Intellectual Property”) is either owned by such Trilogy Party or one or more of its Subsidiaries (the “Owned Intellectual Property”) or is used by such Trilogy Party or one or more of its Subsidiaries pursuant to a valid license Contract (the “Licensed Intellectual Property”). Each Trilogy Party and its Subsidiaries

have taken commercially reasonable actions to maintain and protect each item of Owned Intellectual Property.
(b)    All of the Owned Intellectual Property that is registered, issued or the subject of a pending application is set forth on Schedule 3.10(b). The Trilogy Parties or one of their Subsidiaries owns and possesses all right, title and interest in and to the Owned Intellectual Property. For the past three (3) years, neither any Trilogy Party nor any of their Subsidiaries has received any written notice of infringement, violation or misappropriation from any third party with respect to any third party Intellectual Property, and there is no Action pending or, to the Knowledge of the Company, threatened alleging any such infringement or violation or challenging any Trilogy Party’s or any of its Subsidiaries’ rights in or to any Company Intellectual Property. Neither any Trilogy Party nor any of its Subsidiaries is currently infringing on the Intellectual Property of any other Person, and the Company Intellectual Property does not infringe, violate or misappropriate the Intellectual Property of any other Person. To the Knowledge of the Company, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of the Company or any of its Subsidiaries in any Licensed Intellectual Property.
(c)    The Trilogy Parties and their Subsidiaries have privacy policies (the “Privacy Policies” each, a “Privacy Policy”) regarding the collection and use of such Personal Data that is collected by or through their respective websites, a true, correct and complete copy of each of which has been provided to the Purchaser prior to the date hereof. Each Trilogy Party and each of its Subsidiaries is in compliance with the applicable Privacy Policy. The Trilogy Parties and their Subsidiaries have taken commercially reasonable steps to ensure that the Personal Data collected by or through their websites is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, no Person has gained unauthorized access to the Trilogy Parties’ or any of their Subsidiaries’ systems, databases, networks or such Personal Data, or made any unauthorized use of any such Personal Data maintained by any Trilogy Party or any of its Subsidiaries. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and the Merger do not violate the Privacy Policy. The Trilogy Parties and their Subsidiaries take commercially reasonable actions to protect the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by any Person, to the extent that such software, databases, systems, networks, Internet sites and information are maintained directly by the Trilogy Parties and their Subsidiaries (rather than third party independent contractors).
(d)    To the Knowledge of the Company, all software material to the business of the Company and its Subsidiaries performs in material conformance with its documentation and is free from any material software defects and viruses.
3.11    Litigation. Except as set forth on Schedule 3.11, in the past three (3) years, there have been no Actions, suits or proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, which if determined adversely to the Company or any of its Subsidiaries would (a) prohibit, materially impair or delay the ability of any Seller or the Company to perform their obligations under this Agreement or to consummate the Contemplated Transactions, (b) impose an injunction or other non-monetary equitable relief against the Company or any of its Subsidiaries or (c) result in damages being paid by or to the Company or any of its Subsidiaries that are material to the Company or their Subsidiaries, taken as a whole, other than tort claims in the ordinary course of business that have not resulted, or would not reasonably be expected to result, in damages (whether individually or together with a series of related claims) in excess of $1,000,000. Neither the Company nor any of its Subsidiaries is (or in the past three (3) years has been) subject to any judgment, order or decree of any Governmental Entity, arbitrator or other tribunal. Except as set forth on Schedule 3.11, there are no material Actions pending or, to the Company’s Knowledge, threatened against any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, other than tort claims in the ordinary course of business that have not resulted, or would not reasonably be expected to result, in damages in excess of $1,000,000.
3.12    Employee Benefit Plans.
(a)    Schedule 3.12(a) contains a complete list of each Plan. For purposes of this Agreement, a “Plan” is any “pension plan” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “welfare plan” (as defined under Section 3(1) of ERISA) and each retirement or deferred compensation plan, profit sharing, pension, incentive compensation plan, stock plan, stock option, stock appreciation rights, retention plan or agreement, unemployment compensation plan, vacation pay plan, severance, bonus plan, independent contractor, employment, change-in-control, fringe benefit retirement, salary continuation, vacation, sick time, paid time off, medical, cafeteria, group life insurance and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case sponsored, maintained, contributed to or entered into by the Company or any of its Subsidiaries for the benefit of any Participant or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability. Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan. The Plans have been established and administered in accordance with their terms in all material respects, and the Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA, and other applicable Law, and, to the Knowledge of the Company, no event has occurred which would reasonably be expected to cause any such Plan to fail to comply with such requirements and no written notice has been issued by any Governmental Entity questioning or challenging such compliance. No Participant who has performed services for the Company has been improperly excluded from participation in any Plan in which such Participant was eligible to participate.
(b)    The Company and each of its Subsidiaries has made full and timely payment of all material amounts which are required to be paid as contributions to each Plan and, there are no material unfunded liabilities with respect to any Plan.
(c)    The Seller has made available to the Purchaser true and complete copies of (i) each Plan and related trust (or other funding or financing arrangement, if applicable), applicable trust agreements, and most recent summary plan description, (ii) the most recent determination letter received from the Internal Revenue Service regarding the Plans, if any, and (iii) the latest Form 5500 annual report for each Plan.
(d)    None of the Company nor any of its Subsidiaries currently or, within the three (3) year period ending on the Closing Date, maintains, sponsors, contributes to or has any liability (contingent or otherwise), with respect to (i) any employee benefit plan that is subject to Title IV of ERISA or (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA). None of the Company nor any of its Subsidiaries has any obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code, any Plan or any similar applicable Law and each Plan subject to the requirements of COBRA and the group health requirements under Section 701 of ERISA et seq. and Section 9801 of the Code has been operated in material compliance therewith. There is no ERISA Affiliate Liability.
(e)    There have been no prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that could reasonably be expected to result in any material liability. There have been no acts or omissions by the Company or any Subsidiary thereof which have given rise to or may give rise to fines, penalties, Taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its Subsidiaries may have any material liability. No plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(f)    Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Treasury Regulations Section 1.409A-1(a)(i) (i) was operated in compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code or (B) guidance issued by the IRS thereunder (including IRS Notice 2005-1), to the extent applicable and effective (clauses (A) and (B), together, the “409A Authorities”), (ii) has been operated in compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009, and (iii) each such plan has been in documentary compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009.
(g)    Except as set forth on Schedule 3.12(g), neither the execution and delivery of this Agreement and related documents, nor the consummation or performance of any of the Contemplated Transactions (either alone or in combination with another event), will give rise to any of the following with respect to any Plan: (i) result in any material payment (including bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness, or golden parachute payment) becoming due to any Participant; (ii) increase any material benefit otherwise payable thereunder; (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit; (iv) result in any material breach of a Plan; (v) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code; or (vi) limit the right of the Purchaser to merge, amend or terminate any Plan after the Closing. No Participant is entitled to receive any gross-up or additional payment by reason of any Tax being imposed on such person, including any Tax required by Section 409A or 4999 of the Code.

(h)    There are no material actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving any Plan or the assets thereof and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.
3.13    Compliance with Laws. The Company and its Subsidiaries are in compliance, and in the last three (3) years have complied, with all applicable Laws of Governmental Entities, except in each case where the failure to comply would not have a Company Material Adverse Effect. None of the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity asserting a failure, or possible failure, to comply with any such applicable Laws, or threatening to revoke any material Permit, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice.
3.14    Environmental and Safety Compliance and Conditions. Except as set forth on Schedule 3.14:
(a)    The Company and its Subsidiaries are and have been in compliance, in all material respects, with all applicable Environmental Laws, including the possession of all material permits, licenses and authorizations required under applicable Environmental Laws, the Company and its Subsidiaries are and have been in material compliance with such material permits, licenses and authorizations, and such material permits, license and authorizations will remain in full force and effect after the consummation of the Contemplated Transactions.
(b)    There is no suit, claim, action, proceeding, investigation, order, settlement, judgment, injunction or decree relating to any Liability arising under or violation of Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that would reasonably be expected to result in the Company or any of its Subsidiaries incurring any material Environmental Liability.
(c)    Neither the Company nor any of its Subsidiaries has received any written notice (the subject matter of which is unresolved) of any material violation of, or liability arising under, Environmental Laws.
(d)    There are no events, conditions or circumstances that would reasonably be expected to result, individually or in the aggregate, in any material Environmental Liability.
3.15    Affiliated Transactions. Except as set forth on Schedule 3.15, none of the Sellers, their respective managing members or managing partners or any officer, director or Affiliate of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any immediate family member of any of the foregoing Persons or any Affiliate of the foregoing Persons (collectively, “Related Persons”) is a party to or beneficiary of any material Contract, commitment or transaction with the Company or any of its Subsidiaries or has any material interest in any property used by the Company or any of its Subsidiaries (each, a “Related Party Transaction”). For the avoidance of doubt, this Section 3.15 does not require the listing of any intercompany receivables solely between or among the Company or one or more of its wholly-owned Subsidiaries (other than OpCo Finance, PRO LLC, the EIK or their respective Subsidiaries after giving effect to the Contemplated Transactions), on the one hand, and one or more of the wholly-owned Subsidiaries of the Company (other than OpCo Finance, PRO LLC, the EIK or their respective Subsidiaries after giving effect to the Contemplated Transactions), on the other hand.
3.16    Employees.
(a)    Schedule 3.16(a) lists (y) the number of employees as of June 27, 2015, and (z) the aggregate year-to-date gross salaries for the period ending June 27, 2015, for all employees (as a group) who were employed during such period by each of the following: (i) the EIK in the Company’s campus operations; (ii) TMS, other than the employees listed in subclause (i); (iii) by PCA-Corrections LLC, a Kentucky limited liability company; and (iv) one or more of (A) Trilogy Rehab Services, LLC, a Delaware limited liability company, (B) Paragon Acquisition, Inc., a Tennessee corporation, and (C) Certified Rehabilitation Center of Florida, Inc., a Florida corporation. To the Company's Knowledge, each Trilogy Party and each of their respective Subsidiaries are in compliance in all material respects with all applicable Labor Laws.
(b)    Except as set forth on Schedule 3.16(b), none of the Company nor any of its Subsidiaries has experienced any strike, walk out, slowdown, work stoppage, material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. Except as set forth on Schedule 3.16(b), to the Knowledge of the Company, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received written notice of any unfair labor practice charges against it that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Entity and, to the Knowledge of the Company, no such charges have been threatened in writing. Except as set forth on Schedule 3.16(b), none of the Company or any Subsidiary thereof has received any written notification of any material grievances, complaints or charges that have been filed against the Company or any of its Subsidiaries under any dispute resolution procedure (including any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. Except as set forth on Schedule 3.16(b), no collective bargaining agreements are in effect or are currently being negotiated by the Company or any of its Subsidiaries. A properly completed Form I-9 is on file with respect to each employee where required by Law.
(c)    Neither the Company not any of its Subsidiaries has within the six (6) months preceding the date hereof caused with respect to employees: (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment; or (ii) a mass layoff as defined in the WARN Act. All “employment losses” within the meaning of the WARN Act, or term of similar import under any applicable similar Law, within the past two (2) years are set forth on Schedule 3.16(c).
(d)    None of the Company or any of its Subsidiaries has any material liability with respect to the misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938), or with respect to such Person’s status as a leased employee.
3.17    Brokerage. Except as set forth on Schedule 3.17, the Company has not used any broker or finder in connection with the Contemplated Transactions, and neither the Purchaser nor the Company nor any of their respective Subsidiaries shall have any liability for any brokerage or finders fee or other commission of any Person retained by the Company or any of its Subsidiaries in connection with any of the Contemplated Transactions.
3.18    Healthcare Laws and Healthcare Permits.
(a)    Except as set forth on Schedule 3.18(a) or as set forth in the federal Statements of Deficiency and Plans of Correction and the equivalent state investigations, surveys, inspections and plans of correction (including, for the avoidance of doubt, surveys, inspections, investigations and plans of correction related to the pharmacy and therapy lines of business) to which the Company has provided the Purchaser access through an electronic dataroom (collectively “Licensing Surveys”), the Company, its Subsidiaries and the Facilities managed by the Company or any of its Subsidiaries are, and at all times during the last three (3) years have been, in compliance in all material respects with all Healthcare Laws, and to the Knowledge of the Company, no Action has been filed, commenced or threatened alleging any failure so to comply. The Company and its Subsidiaries have remedied, discharged and complied in all material respects (or are in the process of so complying) with all applicable plans of correction, such that there are no material violations or deficiencies with respect to any of the material Healthcare Permits issued and required by Governmental Entities in connection with the ownership, maintenance and operation of the Facilities or the operation of the Business. During the last three (3) years, other than Licensing Surveys, neither the Company nor any of its Subsidiaries nor any Facility managed by the Company or any of its Subsidiaries has received from any Governmental Entity any written notice alleging any material non-compliance with Healthcare Laws.
(b)    Except as set forth on Schedule 3.18(b), to the Knowledge of the Company, (i) no Person has filed or has threatened to file against the Company, any of its Subsidiaries or any of the Facilities managed by the Company or any of its Subsidiaries any claim under any federal or state whistleblower statute, including without limitation, the Federal False Claims Act (31 U.S.C. §§ 3729 et seq.), (ii) each member of the board of directors or managers, equity holder, officer, and managing employee (as such term is defined in 43 USC § 1320a 5(b)) is, and at all times during the last three (3) years has been, in compliance in all material respects with all applicable Healthcare Laws, and (iii) each of the Company and its Subsidiaries has timely filed all material reports, data and other information required to be filed with Governmental Entities with respect to the Business pursuant to applicable Healthcare Laws.
(c)    The Company, its Subsidiaries and each of the Facilities managed by the Company or any of its Subsidiaries meet all requirements for participation in, and possess or have applied for all material Healthcare Permits needed for the operation of the Business and the receipt of payment from the Government Sponsored Health Care Programs in which they participate. The Company and its Subsidiaries have delivered or made available to Purchaser correct and complete copies of such Healthcare Permits through an electronic dataroom. Such

Healthcare Permits, to the extent possessed: (i) are listed in relation to their respective Facilities on the Owned Property Schedule (Schedule 3.07(b)) and Leased Real Property Schedule (Schedule 3.07(c)); or (ii) are listed on Schedule 3.18(c). Each such Healthcare Permit is valid and in full force and effect. Other than deficiencies in process of correction pursuant to current plans of correction, to the Knowledge of the Company, no Action is pending or threatened to terminate, revoke, cancel, materially adversely modify or limit any such Healthcare Permit. Assuming all notices and Consents relating to Healthcare Permits listed on Schedule 3.03 are made or obtained, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any properties or other assets of the Company and its Subsidiaries under, any such Healthcare Permit.
(d)    Except as set forth in any Licensing Surveys or on Schedule 3.18(d), there are not, and during the last three (3) years there have not been, any Actions, suits or proceedings to the Knowledge of the Company, pending or threatened by any Governmental Entity involving any violation of a Healthcare Law which (i) resulted in or would reasonably be expected to result in a Company Material Adverse Effect or a materially reduced reimbursement rate for services rendered to eligible patients which has not been provided for on the Financial Statements, (ii) resulted in or would reasonably be expected to result in a material fine or assessment, cease and desist order, the revocation, suspension, termination, probation, restriction or non-renewal of any of the material Healthcare Permits of the Company, any of its Subsidiaries or any Facility managed by the Company or any of its Subsidiaries, (iii) sought or seeks to obtain any voluntary disclosure pertaining to a potential overpayment matter involving the submission of claims to a Third Party Payor outside of the ordinary course of business, or (iv) pertain to any Cost Reports or claims filed by the Company or any of its Subsidiaries, or any disallowance by any fiscal intermediary in connection with any audit of such Cost Reports outside the ordinary course of business or not otherwise provided for in the Financial Statements. During the last three (3) years, neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Entity with respect to its noncompliance with, or violation of, any applicable Healthcare Law, which (i), if such agreement or settlement resulted from a monetary penalty, involved a payment in excess of $31,000, or (ii) materially adversely affected or limited a material Healthcare Permit of the Company, any of its Subsidiaries or any Facility managed by the Company or any of its Subsidiaries.
(e)    Except as set forth on Schedule 3.18(e), neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge any owner, officer, director, manager, or managing employee (as such term is defined in 43 USC §1320a 5(b)) of the Company or any such Subsidiary (i) is a party or subject to a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services (the “OIG”) or has any ongoing reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, (ii) is or has been a defendant in any qui tam/False Claims Act litigation, (iii) is or has been excluded at any time from participation in any federal or state health care program, (iv) has been convicted of a criminal or civil offense under any Healthcare Laws, (v) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act,

(vi) has been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any Governmental Entity, (vii) is or has been the subject of any Government Sponsored Health Care Program investigation conducted by any Governmental Entity, (viii) is or has been under indictment for a criminal offense under any Healthcare Laws, or (ix) is or has been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Governmental Entity implementing a Government Sponsored Health Care Program. Neither the Company nor any of its Subsidiaries (i) has made a voluntary disclosure to OIG pursuant to the OIG’s self-disclosure protocol or otherwise or a voluntary disclosure to any other Governmental Entity with respect to matters pertaining to Healthcare Laws or (ii) operated a Facility which is or was identified by CMS as a “Special Focus Facility”.
(f)    Schedules 3.07(b) and (c) list each Subsidiary that operates a Facility, the address of such Facility, and the number of licensed beds (and corresponding license type) at each Facility.
(g)    To the Company’s Knowledge, all Health Care Professionals providing healthcare services to the Company or any of its Subsidiaries, have been and are duly licensed to practice in each applicable jurisdiction. To the Knowledge of the Company, no Health Care Professional has been or is subject to any disciplinary, investigative, civil or criminal proceedings which, if adversely determined, would result in a material adverse effect on the Company or any of its Subsidiaries. To the Company’s Knowledge, there is no pending or threatened Action before a Governmental Entity alleging the Company or any of its Subsidiaries has violated applicable Healthcare Laws regarding (i) the organization or ownership of Persons that employ Health Care Professionals, (ii) the manner in which Health Care Professionals may split or share with non-professionals fees generated from the provision of professional services, or (iii) the unauthorized or unlicensed practice of physical therapists or other Health Care Professionals which, in each of the foregoing cases, would reasonably be expected to materially adversely affect the Company or any of its Subsidiaries.
(h)    All Cost Reports for each Facility that provides services to beneficiaries of Government Sponsored Health Care Programs were filed when due. To the Knowledge of the Company, all such Cost Reports were materially complete and accurate when filed and were prepared in compliance in all material respects with all the applicable requirements of Government Sponsored Health Care Programs. The Company has made available to Purchaser correct and complete copies of all Cost Reports relating to the Facilities filed during the last two (2) year period preceding the execution of this Agreement.
(i)     With the exception of ordinary course, non-material errors in billing and claims submission, each of the Facilities that participates in a Government Sponsored Health Care Program is entitled, in all material respects, to receive and is receiving payment under, such Government Sponsored Health Care Programs for services rendered to qualified beneficiaries and is not subject to any withholds or offsets that are not routinely reserved for in the Financial Statements. All claims submitted to any Third Party Payor Program by, and the coding and billing practices of, the Company and its Subsidiaries have been in compliance in all material respects with (i) all Healthcare Laws, (ii) applicable contracts and (iii) Third Party Payor billing requirements and guidelines, and the Company and the Subsidiaries have all necessary and appropriate documentation required to support such billings. To the Knowledge of the Company, all billings have been timely filed and are complete and accurate in all material respects and prepared in material compliance with applicable Healthcare Laws. Neither the Company nor any of its Subsidiaries nor any Facility managed by the Company or any of its Subsidiaries has submitted a material claim for payment to the Government Sponsored Health Care Programs (or their Medicare Administrative Contractors, fiscal intermediaries or paying agents) or received any payment not permitted by, or in excess of the amount provided by, applicable Healthcare Laws which has not been repaid or duly contested, and, except as set forth on Schedule 3.18(k), neither the Company nor any of its Subsidiaries has received any written notice of any material dispute or claim by any Governmental Entity, Medicare Administrative Contractor, fiscal intermediary or other federal or state agency regarding the participation by any of them or a Facility in any Government Sponsored Health Care Programs. Except as set forth on Schedule 3.18(i), neither the Company nor any of its Subsidiaries nor any Facility managed by the Company or any of its Subsidiaries has been the subject of any focused reviews, Recovery Audit Contractor audits, Medicaid Integrity Program audits, Zone Program Integrity Contractor audits, or other audits with respect to any Government Sponsored Health Care Program. To the Knowledge of the Company, during the last three (3) years there has not been, and there is not currently, any pending or threatened material dispute, audit or investigation by any Third Party Payor with respect to the Company’s or a Subsidiary’s billing practices with respect to a Facility, other than routine review and discussion regarding reimbursement claims.
(j)    Neither the Company nor any of its Subsidiaries have received any written notice of denial of payment, recoupment, withhold, suspension or overpayment from any Third Party Payor Program exceeding $25,000 or not otherwise adequately provided for in the Financial Statements.
(k)    Except as listed on Schedule 3.18(k), no material (i) Consent of, (ii) prior filing with or (iii) notice to, or any action by, any Governmental Entity or any other Person is required in connection with any Third Party Payor Program, by reason of the transactions contemplated by this Agreement, and the continued operation of the Facilities thereafter on a basis consistent with past practices.
(l)    The Company and its Subsidiaries maintain compliance programs materially in accordance with the criteria established by the OIG. The Company and its Subsidiaries have provided or made available to the Purchaser correct and complete copies of the current compliance programs, and the Company and its Subsidiaries are, and have been, in compliance in all material respects with such compliance programs.
(m)    The Company and its Subsidiaries have not engaged in any activities that are in material violation of any state pharmacy Law, the Federal Controlled Substances Act, 21 U.S.C. Section 801 et seq., the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Section 301 et seq., or the regulations promulgated pursuant to such statutes or any applicable related state or local statutes or regulations.
(n)    There is no financial relationship between the Company or a Subsidiary and any referral source in violation of any Healthcare Law.

This Section 3.18 constitutes the sole and exclusive representations and warranties of the Company with respect to Healthcare Laws and Healthcare Permits.
3.19    Residents.
(a)    To the Knowledge of the Company, all residents of the Facilities have entered into residency, admission or similar agreements (each, a “Residence Agreement”). Correct and complete copies of representative forms of such Residence Agreements currently used in each of the Facilities have been made available to the Purchaser. All such Residence Agreements were entered into on an arms’ length basis and do not vary in any material respect from the specimens made available to the Purchaser.
(b)    All trust funds held for the benefit of residents of the Facilities are in balance, will be in balance as of the Closing, and have been kept in accordance with all requirements of applicable Law.
(c)     Except as set forth on Schedule 3.19(c), since January 1, 2011, neither the Company nor any of its Subsidiaries have received written notice: (i) that resident records used or developed in connection with the business conducted at the Facilities have not been maintained in accordance with any applicable Laws governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records, and (ii) of any deficiency in the resident records used or developed in connection with the operation of the business conducted at the Facilities.
3.20    Permits.
(a)    The Company and its Subsidiaries possess or have applied for all certificates, licenses, permits, authorizations and approvals made or issued pursuant to or under, or required by, Laws applicable to any of the Company and its Subsidiaries (other than Healthcare Permits) (the “Permits”) to own or hold under lease and operate their respective assets and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the absence of such Permits would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.20(a) contains a true, correct and complete list of all material Permits (the “Material Permits”) as of the date hereof with any Governmental Entity, as well as all applicable and material waivers and variances from the Governmental Entity as of the date hereof.
(b)    Except as set forth on Schedule 3.20(b), (i) the Company and each of its Subsidiaries have fulfilled and performed all of their respective obligations under each of the Material Permits, except where such failure to fulfill or perform their respective obligations would not have a Company Material Adverse Effect, (ii) neither any Trilogy Party nor any of their Subsidiaries has received in the past three (3) years any written notice of cancellation, default, dispute or violation concerning, or has been a party to or subject to any proceeding in the past three (3) years seeking to revoke, suspend or otherwise limit, any Permit the loss of which would reasonably be expected to have a Company Material Adverse Effect and (iii) none of the execution of this Agreement or the Other Agreements, the performance hereunder or thereunder or the consummation of the Contemplated Transactions, in each case by the Company or any of its Subsidiaries, will adversely affect, in any material respect, any Material Permit.

3.21    Insurance. Schedule 3.21 sets forth a true, correct and complete list of all material policies or binders of insurance covering the operations and properties of the Company and its Subsidiaries as of the date hereof (collectively, the “Insurance Policies”). Prior to the date hereof, the Company has made available to the Purchaser true, correct and complete copies of the Insurance Policies. All such Insurance Policies are in full force and effect for such amounts as are sufficient for requirements of Law and all Company Contracts. All premiums due with respect to such Insurance Policies have been paid, and none of the Company or any of its Subsidiaries has received written notice (a) denying or disputing any claim (or coverage with respect thereto) made by the Company or any of its Subsidiaries under any Insurance Policy, (b) of a material default with respect to its obligations under any Insurance Policy, or (c) regarding the cancellation, nonrenewal, termination or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the three (3) years prior to the date hereof. Prior to the date hereof, the Company has provided the Purchaser with loss-runs for the last three (3) years.
3.22    Anti-Corruption Matters. Neither the Company nor any of its Subsidiaries or Affiliates, nor the directors and officers of any of the Trilogy Parties or any of their Subsidiaries, nor, to the Company’s Knowledge, any of the or employees of the Trilogy Parties or any of their Subsidiaries or Affiliates, nor any of their agents has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made, offered or provided any direct or indirect unlawful payment to any foreign or domestic government or regulatory official or employee from corporate funds; (iii) made, offered or provided any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; or (v) violated any applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended.
3.23    Key Suppliers. Schedule 3.23 sets forth a correct and complete list of the ten (10) largest suppliers (by dollar volume) of products or services to the Company and its Subsidiaries, in the aggregate (each, a “Key Supplier”), as measured by the aggregate payments of the Company and its Subsidiaries for the twelve (12) month period ended June 30, 2015. Schedule 3.23 also sets forth the aggregate payments to such Key Suppliers by the Company and its Subsidiaries during such periods. There are no outstanding disputes with any of the Key Suppliers.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, solely for himself, herself or itself (solely on a several basis, and not joint basis or joint and several basis), represents and warrants to the Purchaser that the statements in this Article IV are correct and complete as of the date of this Agreement (without limiting (i) the conditions to Closing set forth in Sections 2.01(a), (b) or (c) or (ii) indemnification obligations for breaches or inaccuracies pursuant to Article IX), except as set forth in the Disclosure Schedules (which, for the avoidance of doubt, shall be subject in all respects to the provisions of Sections 6.06 and 11.03); provided, however, that, without limitation to the foregoing, the representations and warranties in Sections 4.02(a), 4.03, 4.04, 4.05 and 4.06 are only made by Blocker Seller and the representations and warranties in Section 4.02(b) are only made by Unit Sellers.
4.01    Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Other Agreements to which such Seller is (or at Closing will be) party and the consummation of the transactions contemplated hereby and thereby have been (or at Closing will be) duly and validly authorized by all requisite company or other action, and no other company proceedings or other actions on such Seller’s part (including, in the case of any Seller that is an individual, spousal consents) are necessary to authorize the execution, delivery or performance of this Agreement or the Other Agreements. Except as set forth on Schedule 4.01 or where the failure of any of clauses (ii) and (iii) below to be true would not, individually or in the aggregate, have a Company Material Adverse Effect or otherwise adversely affect the ability of such Seller to perform under this Agreement or consummate the transactions contemplated hereby, the execution, delivery and performance of this Agreement and the Other Agreements by such Seller and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any of the Equity Interests owned by such Seller under, or require any Consent by or Filing with any Governmental Entity or any other Person under, (i) the provisions of such Seller’s Organizational Documents (if applicable), (ii) any indenture, mortgage, lease, loan agreement or other agreement or Contract to which such Seller is bound, or (iii) any Law to which such Seller is subject. This Agreement has been and the Other Agreements have been, or will be at the Closing, duly executed and delivered by such Seller and assuming that this Agreement is and the Other Agreements are or will be valid and binding obligations of the other parties hereto, this Agreement and the Other Agreements constitute valid and binding obligations of such Seller, enforceable in accordance with their respective terms (subject to applicable Enforceability Limitations).
4.02    Capitalization.
(a)    In the case of the Blocker Seller:
(i)    The outstanding Equity Interests of the Blocker Entity are set forth on Schedule 4.02(a). The Blocker Seller is the record owner of all of the Equity Interests of the Blocker Entity as set forth opposite its name on Schedule 4.02(a), free and clear of all Liens except for transfer restrictions as are imposed by applicable U.S. federal or state securities Laws and as set forth on Schedule 4.02(a), which Equity Interests constitute all of the issued and outstanding Equity Interests (or rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any Equity Interests) in the Blocker Entity. The Blocker Entity owns all of the outstanding Equity Interests of Trilogy Holdings, and Trilogy Holdings is the record owner of the Equity Interests of the Company as set forth opposite Trilogy Holdings’ name on Schedule 4.02(a), in each case free and clear of all Liens except as set forth on Schedule 4.02(a). All of the outstanding Equity Interests of (i) the Blocker Entity set forth opposite its name on Schedule 4.02(a) and (ii) Trilogy

Holdings have been duly authorized, validly issued, fully paid and non-assessable, and in each case have not been issued in violation of any preemptive or similar rights, and were issued in compliance with applicable securities laws or exemptions therefrom. Except as set forth on Schedule 4.02(a), each of the Blocker Entity and Trilogy Holdings do not have any Equity Interests or securities convertible into Equity Interests or otherwise containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants, calls, commitments or other rights (preemptive or otherwise) or arrangements existing or outstanding which, directly or indirectly, provide for the sale or issuance of any of the foregoing by the Blocker Entity or Trilogy Holdings. Except as set forth on Schedule 4.02(a), there are no rights (preemptive or otherwise), subscriptions, warrants, options, calls, commitments, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire, directly or indirectly, any Equity Interests of the Blocker Entity or Trilogy Holdings. Except as set forth on the Schedule 4.02(a), there are no agreements or other obligations (contingent or otherwise) that require the Blocker Entity or Trilogy Holdings to repurchase or otherwise acquire any Equity Interests of such Blocker Entity or Trilogy Holdings.
(ii)    At the Closing, the Blocker Seller shall transfer to the Purchaser good title to the Blocker Equity Interests, free and clear of all Liens.
(b)    If such Seller is a Unit Seller:
(i)    Such Seller is the record owner of the Equity Interests of the Company as set forth opposite his, her or its name on Schedule 3.04, free and clear of all Liens except for transfer restrictions as are imposed by applicable U.S. federal or state securities Laws and as set forth on Schedule 4.02(b), and such Seller does not own any Equity Interests or other rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any Equity Interests in the Company of any kind.
(ii)    At the Closing, such Seller shall transfer to the Purchaser good title to the Purchased Securities owned by such Seller, free and clear of all Liens.
4.03    Organization and Power of the Blocker Entity and Trilogy Holding. Each of the Blocker Entity and Trilogy Holdings is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has made available to the Purchaser a complete and correct copy of the Organizational Documents of the Blocker Entity and Trilogy Holdings, in each case as in effect on the date hereof.
4.04    Subsidiaries of the Blocker Entity and Trilogy Holdings.
(a)    Except as set forth on Schedule 4.04(a) and its Equity Interests in Trilogy Holdings, the Blocker Entity does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other Equity Interest in any other corporation, organization or Person.
(b)    Except as set forth on Schedule 4.04(b) and except for its Equity Interests of the Company set forth on Schedule 3.04, Trilogy Holdings does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other Equity Interest in any other corporation, organization or Person.

4.05    Blocker Entity and Trilogy Holdings Purpose.
(a)    Except as set forth on Schedule 4.05(a), the Blocker Entity has not conducted any business or operations (other than holding the equity interests of Trilogy Holdings and the activities incident or ancillary thereto) or entered into any Contracts with any Person, and the Blocker Entity has no employees or assets or Liabilities (other than with respect to maintaining good status in its jurisdiction of organization and any Tax liability for the portion of the current year prior to the Closing) of any kind. Additionally, each of the Blocker/HoldCo Parties hereby represents and warrants to the Purchaser that each of the representations made by the Company pursuant to Sections 3.11, 3.13, 3.15, 3.18 and 3.22 shall apply mutatis mutandis and are true and correct with respect to each of the Blocker/HoldCo Parties and that Section 3.15, as so applied, shall also be deemed a Seller Fundamental Representation.
(b)    Except as set forth on Schedule 4.05(b), for being a party to the Operating Agreement and entering into stock purchase agreements with the applicable Seller in connection with the sale of its Equity Interests to the Blocker Seller and unit purchase agreements with the Company in connection with its purchase of Equity Interests of the Company, Trilogy Holdings has not conducted any business or operations (other than holding the Equity Interests of the Company and the activities incident or ancillary thereto) or entered into any agreements with any Person, and Trilogy Holdings has no employees or assets or Liabilities (other than with respect to maintaining good status in its jurisdiction of organization and any Tax liability for the portion of the current year prior to the Closing) of any kind.
4.06    Litigation. There are no Actions, suits or proceedings pending or, to each Seller’s knowledge, threatened against such Seller at Law or in equity, or before or by any Governmental Entity, which would adversely affect the ability of such Seller to perform under this Agreement or the Other Agreements to which such Seller is a party (or will become a party at Closing) or consummate the Contemplated Transactions contemplated hereby or thereby. Each Seller is not subject to any outstanding judgment, order or decree of any Governmental Entity or arbitrator or other tribunal that would adversely affect the ability of such Seller to perform under this Agreement or the Other Agreements or consummate the transactions contemplated hereby and thereby.
4.07    Brokerage. Except as set forth on Schedule 4.07, such Seller has not used any broker or finder in connection with the Contemplated Transactions contemplated hereby, and neither such Seller nor the Blocker Entity or Trilogy Holdings, nor the Purchaser nor the Company or any of their respective Subsidiaries shall have any liability for any brokerage or finders fee or other commission of any Person retained by such Seller in connection with any of the transactions contemplated by this Agreement.
4.08    Tax Matters. Except as set forth on Schedule 4.08: (a) the Blocker/HoldCo Parties have timely filed all material Tax Returns which are required to be filed by them (taking into account any extensions of time to file) and each such Tax Return is true, correct and complete in all material respects; (b) all Taxes due and owing with respect to the Blocker/HoldCo Parties have been fully paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves or accruals have been taken into account in the Financial Statements; (c) the Blocker/HoldCo Parties have withheld and paid all

Taxes required to have been withheld and paid relating to amounts paid to any employees, independent contractors, shareholders, or other third parties; (d) neither of the Blocker/HoldCo Parties has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than an Affiliated Group of which the Blocker Entity is the parent and neither of the Blocker/HoldCo Parties has any Liability for or relating to Taxes of any Person (other than the Company or a Subsidiary) under Treasury Regulations Section 1.1502-6, or similar provision of state, local or foreign Tax Law, as a transferee or successor, by Contract, by operation of Law, or otherwise; (e) there are no audits, disputes or written claims regarding any Tax pending, or to the Knowledge of the Blocker/HoldCo Parties, threatened in writing with respect to the Blocker/HoldCo Parties; (f) neither of the Blocker/HoldCo Parties has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request for such a waiver or extension is currently pending; (g) to the Knowledge of the Blocker/HoldCo Parties, no claim has been made in writing by any Governmental Entity in a jurisdiction where one of the Blocker/HoldCo Parties does not file Tax Returns that it is or may be subject to taxation by that jurisdiction which has not been previously resolved; (h) to the Knowledge of the Blocker/HoldCo Parties, no material deficiencies or adjustments for Taxes have been proposed or assessed in writing against either of the Blocker/HoldCo Parties by any Governmental Entity; (i) there are no Liens other than Permitted Liens for any Taxes upon the assets of the Blocker/HoldCo Parties; (j) no power of attorney has been given by or is binding upon any Blocker/HoldCo Party with respect to material Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired; (k) neither of the Blocker/HoldCo Parties has entered into any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2); (l) neither of the Blocker/HoldCo Parties has entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) and neither of the Blocker/HoldCo Parties has received any “private letter ruling” or similar statement, agreement or letter from any Governmental Entity other than a determination letter with respect to an employment benefit plan; (m) neither of the Blocker/HoldCo Parties is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contract, obligation, understanding or agreement (whether written or oral) to pay the Taxes of another Person or to pay Taxes with respect to transactions relating to any other Person (other than another Trilogy Party), other than pursuant to customary gross-up provisions in credit agreements or similar commercial agreements; and (n) neither of the Blocker/HoldCo Parties is or will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion of a Straddle Period) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law) arising before the Closing Date, (iv) Section 108(i) of the Code (or any corresponding provision of state, local or foreign income Tax Law) arising from a transaction occurring before the Closing Date, or (v) Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax Law). The U.S. federal, state and local income Tax classification of Trilogy Holdings and the Blocker Entity and the effective date of any IRS Form 8832 filed by any such entity is set forth on Schedule 4.08.
4.09    No Arrangements with Management. Other than this Agreement and as set forth on Schedule 4.09, there are no agreements, side letters, arrangements, commitments,

obligations or understandings, whether written or oral, between any of the Sellers, the Blocker/HoldCo Parties, the Merger Cash Recipients or any of their respective Affiliates, on the one hand, and any member of the Company’s or any of its Subsidiaries’ management or board of directors relating to the Contemplated Transactions or the operations of the Company or any of its Subsidiaries after the Closing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Sellers that the statements in this Article V are correct and complete as of the date of this Agreement (without limiting (i) the conditions to Closing set forth in Sections 2.02(a) or (b) or (ii) indemnification obligations for breaches or inaccuracies pursuant to Article IX), except as set forth in the Disclosure Schedules (which, for the avoidance of doubt, shall be subject in all respects to the provisions of Section 11.03) to the Company and the Sellers that:
5.01    Organization and Corporate Power. The Purchaser is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate (or equivalent) power and authority to enter into this Agreement and the Other Agreements to which it is (or at Closing will be) a party and perform its obligations hereunder and thereunder.
5.02    Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the Other Agreements, to which it is (or at Closing will be) a party and the consummation of the transactions contemplated hereby and thereby have been (or at Closing will be) duly and validly authorized by all requisite action, and no other company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Other Agreements. Except as set forth on Schedule 5.02, assuming the accuracy of the representations and warranties set forth in Section 3.03 and 4.01, the execution, delivery and performance of this Agreement or the Other Agreements by the Purchaser and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon any assets of the Purchaser under, or require any Consent by or Filing with any Governmental Entity under, (i) the provisions of the Purchaser’s Organizational Documents, (ii) any material Contract to which the Purchaser is bound or (iii) any Law to which the Purchaser is subject, except, in the case of clauses (ii) and (iii) above, such conflicts, breaches, defaults, violations, Liens, Consents or Filings as would not have a Purchaser Material Adverse Effect. This Agreement has been duly executed and delivered by the Purchaser and the Other Agreements to which the Purchaser is a party have been, or will be at the Closing, duly executed and delivered by the Purchaser, and assuming that this Agreement is and the Other Agreements will constitute valid and binding obligations of the other parties hereto and thereto, and is duly executed by such other parties, this Agreement constitutes and the Other Agreements will constitute valid and binding obligations of the Purchaser, each enforceable in accordance with its respective terms (subject to applicable Enforceability Limitations).

5.03    Litigation. There are no Actions, suits or proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser at law or in equity, or before or by any Governmental Entity, which would materially adversely affect the ability of the Purchaser to perform under this Agreement or the Other Agreements to which the Purchaser is a party (or will become a party at Closing) or consummate the transactions contemplated hereby or thereby. The Purchaser is not subject to any outstanding judgment, order or decree of any Governmental Entity or arbitrator or other tribunal that would materially adversely affect the ability of the Purchaser to perform under this Agreement or the Other Agreements or to consummate the transactions contemplated hereby and thereby.
5.04    Brokerage. Except as set forth on Schedule 5.04, the Purchaser has not used any broker or finder in connection with the transactions contemplated hereby. No Seller or any of its Affiliates shall have any liability as a result of or in connection with any brokerage or finders fee or other commission of any Person retained by the Purchaser in connection with any of the transactions contemplated by this Agreement or the Other Agreements.
5.05    Investment Representation. The Purchaser is acquiring the Purchased Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser acknowledges that the Purchased Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities Laws and that the Purchased Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Purchased Securities are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
5.06    Financial Capability.
(a)    The Purchaser has provided to the Representative a true, complete and correct copy of (i) executed commitment letters dated as of the date hereof (as the same may be amended in accordance with Section 7.07(a), and including any executed commitment letter or similar agreement for any Alternative Financing entered into in accordance with Section 7.07(d), including all exhibits, schedules, annexes and term sheets thereto (which have been redacted to omit economic “flex” terms), collectively, the “Debt Commitment Letter”) from the Committed Lenders party thereto, pursuant to which the Committed Lenders have agreed, subject to the terms and conditions thereof, to provide the amount of debt financing stated therein (collectively, the “Debt Financing”), (ii) executed fee letters dated as of the date hereof, including all exhibits, schedules and annexes thereto (which have been redacted to omit fee amounts) (as the same may be amended in accordance with Section 7.07(a), and including any executed fee letter for any Alternative Financing entered into in accordance with Section 7.07(d), including all exhibits, schedules and annexes thereto (which have been redacted to omit fee amounts and economic “flex” terms), collectively, the “Fee Letter”) from the Committed Lenders party thereto in respect of the Debt Financing, and (iii) executed commitment letters dated as of the date hereof (the “Equity Commitment Letters” and, together with the Debt

Commitment Letter, the “Commitment Letters”) from Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership, and NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership (collectively, the “Sponsors”), relating to the commitment of the Sponsors, subject to the terms and conditions thereof, to invest, directly or indirectly, in the Purchaser the amount of the cash equity financing stated therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). None of the provisions redacted in the Fee Letter will limit, prevent, impede or delay the consummation of the Financing in any manner.
(b)    Assuming (i) the Financing is funded in accordance with the Commitment Letters, and (ii) the satisfaction of the conditions in Article II, the aggregate net cash proceeds to the Purchaser and Finance Merger Sub from the Financing, when funded in accordance with the Commitment Letters (including after giving effect to all “flex” provisions contained therein), will provide the Purchaser and Finance Merger Sub with net cash proceeds on the Closing Date in an amount sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, including the payment of the Estimated Total Equity Value on the Closing Date and all other amounts that the Purchaser is required to pay (or to cause to be paid) on the Closing Date pursuant to Section 1.05, and to pay related fees and expenses (such aggregate amount, the “Required Payment Amount”).
(c)    As of the date hereof, other than the Commitment Letters and the Fee Letter, there are no agreements, side letters, arrangements or understandings related to the funding or investing, as applicable, of the Financing.
(d)    There are no conditions precedent or other contingencies related to the funding of the Equity Financing, including any subsequent approval process, other than as expressly set forth in the Equity Commitment Letter, and as of the date hereof the Purchaser has no reason to believe that any such conditions to the Equity Financing will not be satisfied or that any portion of the Equity Financing will not be made available to the Purchaser and Finance Merger Sub on the Closing Date.
(e)    As of the date hereof, the Commitment Letters are valid, binding and enforceable against the Purchaser and, to the knowledge of the Purchaser, each of the other parties thereto, in accordance with their respective terms (subject to the Enforceability Limitations), and are in full force and effect, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a Debt Financing Condition or other condition precedent on the part of the Purchaser or, to the knowledge of the Purchaser, the Committed Lenders or the Sponsor under the terms and conditions of the Commitment Letters. As of the date of this Agreement, no Commitment Letter or Fee Letter has been amended, restated or otherwise modified or waived, and no such amendment, modification or waiver is contemplated by the Purchaser or, to the knowledge of the Purchaser, any other party thereto, and, to the knowledge of the Purchaser, the respective commitments contained in the Commitment Letters have not been withdrawn, modified, terminated or rescinded in any respect, or contemplated or threatened to be withdrawn, modified, terminated or rescinded. The Purchaser has paid or caused to be paid in full any and all commitment fees or other fees or expenses that are, and will pay or cause to be paid any and all commitment fees or other fees or expenses that will be at any time prior to the Closing, required to be paid pursuant to the terms of the Commitment Letters.
5.07    Solvency.
(a)    Assuming (i) the accuracy of the representations and warranties set forth in Article III and Article IV and (ii) the performance by the Trilogy Parties and the Sellers of their obligations contained in this Agreement, immediately after giving effect to the transactions contemplated by this Agreement to occur at the Closing (including the Closing Transactions and the Financing (and any Alternative Financing)):
(i)    the fair saleable value (determined on a going concern basis) of the assets of Purchaser and the Company and the Subsidiaries of the Company shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(ii)    Purchaser and the Company and the Subsidiaries of the Company shall be able to pay their debts and obligations in the ordinary course of business as they become due; and
(iii)    Purchaser and the Company and the Subsidiaries of the Company shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.
(b)    In completing the transactions contemplated by this Agreement (including the Closing Transactions and the Financing), Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser or the Company or the Subsidiaries of the Company.
5.08    Guaranty. Each Guaranty is in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any manner prior to the date of this Agreement, has been duly executed by the applicable Sponsor party thereto, and constitutes a legal, valid and binding obligation of the parties thereto enforceable against the applicable Sponsor party thereto in accordance with its terms, subject to the Enforceability Limitations. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of either Sponsor under the applicable Guaranty.
ARTICLE VI
COVENANTS OF THE COMPANY AND THE SELLERS
6.01    Conduct of the Business. From the date hereof until the earlier of the Closing Date and the termination of this Agreement, except (i) as expressly contemplated hereunder, (ii) as the Purchaser shall have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed) or (iii) as set forth on Schedule 6.01, each of the Blocker/Holdco Parties shall, and the Company shall and the Company shall cause its Subsidiaries to, conduct the Business in the ordinary course of business, and (A) use its commercially reasonable efforts to maintain its assets and properties and to preserve their current relationships with employees, suppliers, lessees, lessors, payors and others having business dealings with it, (B) manage its Cash and working capital (including the timing of collection of accounts receivable and the payment of accounts payable) in the ordinary course of business, (C) continue to make capital expenditures in the ordinary course of business, (D) use commercially reasonable efforts to assure that each Facility has appropriate Healthcare Permits and renew the same, as necessary, and (E) promptly notify the Purchaser of, and promptly deliver to the Purchaser a copy of any written notice the Company or any of its Subsidiaries actually receives, on or before the Closing, from any Governmental Entity, concerning any alleged violation of Healthcare Laws that has not been previously disclosed to the Purchaser. Without limiting the generality of the foregoing, except (i) as expressly contemplated hereunder, including without limitation effectuating the Pre-Closing Reorganization, (ii) as the Purchaser shall have consented in writing (which consent, will not be unreasonably withheld, conditioned or delayed) or (iii) as set forth on Schedule 6.01, without the prior written consent of the Purchaser, each of the Blocker/Holdco Parties shall not, and the Company shall not, and the Company shall not permit its Subsidiaries to, and the Blocker Seller shall not permit the Blocker Entity or Trilogy Holdings to, directly or indirectly (whether by merger, consolidation or otherwise):
(a)    (i) issue, sell or deliver any Equity Interests of the Blocker Entity or Trilogy Holdings, or the Company or any of its Subsidiaries, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any Equity Interests of the Trilogy Parties or any of their Subsidiaries, (ii) split, combine, reclassify, repurchase, redeem or otherwise acquire any Equity Interests of any Trilogy Party or any of its Subsidiaries or (iii) except for the E&P Dividend, declare, set aside or pay any dividend or other distribution in respect of Equity Interests of any Trilogy Party or any of its Subsidiaries;
(b)    amend the Blocker Entity’s or Trilogy Holdings Organizational Documents or the Company’s or any of its Subsidiary’s Organizational Documents;
(c)    sell, assign, or transfer any assets of the Company or any of its Subsidiaries except (x) obsolete or worn assets in the ordinary course of business or (y) immaterial assets in the ordinary course of business;
(d)    acquire any assets of any Person except immaterial assets in the ordinary course of business;
(e)    make any capital investment in, or any loan or advance to, any Person other than a wholly-owned Subsidiary of the Company;
(f)    make any capital expenditures or commitments therefor, except in the ordinary course of business or for such capital expenditures or commitments therefor that are set forth in the CapEx Budget;
(g)    make any capital expenditures or commitments therefor (whether funded with equity or Indebtedness) that would cause the Madison Investment to exceed $15,700,000;

(h)    make any loan to, or enter into any other transaction with, any Seller or any of their respective managing members or managing partners or any directors or officers of any Trilogy Party or any of its Subsidiaries (it being understood that this Section 6.01(h) shall not restrict actions with respect to any Plan or Employment Agreement, which actions are covered by Section 6.01(j) below);
(i)    other than as required by applicable Law, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or reduce any Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(j)    except (i) as otherwise required by an existing Plan, (ii) as required by applicable Law, or (iii) as required by Contracts existing on the date hereof, adopt, enter into, amend, modify or terminate any Plan, Employment Agreement or severance agreement, or increase the benefits provided under any Plan or Employment Agreement, or payment of any vacation pay, sick pay, bonus, severance, incentive, disability, profit sharing or other payments, or otherwise increase in any manner the compensation of any officer, director or employee;
(k)    hire for new employment or service, except as provided in the Operating Budget, any individual to serve in the position of vice president or higher or any position performing a substantially similar role, or terminate any employee or service provider currently serving in any such position or role without cause;
(l)    pay or grant any right to receive any bonus, severance or other special remuneration to any officer, director, employee or consultant except as may be required pursuant to any Employment Agreement or any Plan in effect as of the date hereof consistent with past practices or otherwise as a result of the transactions contemplated by this Agreement;
(m)    with respect only to the Blocker/HoldCo Parties, conduct any business or operations or enter into any Contract with any Person;
(n)    make any change in accounting methods, principles or practices of any Trilogy Party or any of its Subsidiaries, except insofar as may be required by a change in GAAP;
(o)    incur, assume or guarantee any Indebtedness or Capitalized Lease Obligation, other than drawdowns under existing Indebtedness in the ordinary course of business or Capitalized Lease Obligations in the ordinary course of business;
(p)    incur or suffer to exist any Liens on any of its properties or assets, other than Permitted Liens;
(q)    enter into, materially amend or terminate, or waive any material rights under, any Contracts that would constitute a Company Contract or Lease, except renewals of Contracts made in the ordinary course of business;

(r)    (i) settle (A) any Action involving or against any Trilogy Party or any of its Subsidiaries, except solely with respect to any monetary damages that will be paid in full by the Trilogy Parties or their Subsidiaries prior to Closing without any further liability to (or obligation of) the Purchaser, the Trilogy Parties or any of their respective Affiliates from and after the Closing or (B) any Action that would reasonably be expected to preclude, materially delay or limit the ability of any Trilogy Party or any of its Subsidiaries or any Seller to consummate the Contemplated Transactions or (ii) initiate any Action that is or would reasonably be expected to involve (x) amounts in dispute in excess of $250,000 over the reserves established for such Action expressly set forth in the Latest Balance Sheet or exceeding $500,000 in the aggregate over the reserves established for all such Actions expressly set forth in the Latest Balance Sheet, or (y) equitable relief;
(s)    cancel or modify any Insurance Policies without obtaining comparable substitute insurance coverage;
(t)    effect any lease buy-out or repurchase; or
(u)    authorize, or commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.
Notwithstanding the foregoing, the Company and/or its Subsidiaries may use all available cash to (x) repay interest and make mandatory repayments of principal in the ordinary course on any Indebtedness prior to the Closing or (y) declare or pay any distributions with respect to the Company’s or its Subsidiaries’ Equity Interests so long as, after giving effect to such distribution and the E&P Dividend, Closing Cash will not reasonably be expected to be a negative number; provided that in each case that such actions do not violate (or cause any Trilogy Party or any of its Subsidiaries to violate) any applicable Law.
The parties acknowledge and agree that, notwithstanding anything herein to the contrary, but without limiting the remedies set forth in Article IX, the obligation to cause the Blocker Entity or Trilogy Holdings to take or not to take any action described in this Section 6.01 shall be an obligation of the Seller that owns the Equity Interests in the Blocker Entity and such Seller shall be responsible for any breaches by the Blocker Entity or Trilogy Holdings hereunder, and neither the Company or any of its Subsidiaries nor any other Seller shall have any obligation with respect to the Blocker Entity hereunder.
6.02    Pre-Closing Access. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, each of the Trilogy Parties shall grant, and in the case of the Company, cause its Subsidiaries to grant to the Purchaser and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to its personnel, properties, books and records, and shall instruct its (and in the case of the Company, its Subsidiaries’) employees, counsel, accountants and other advisors to reasonably cooperate with the Purchaser and its representatives in their investigation of the Trilogy Parties and their Subsidiaries; provided, that (i) such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and the information sought, (iii) all requests for access shall be directed to Greg Miller or Guggenheim Securities, LLC, (iv) nothing herein shall require any Trilogy Party or any of its Subsidiaries to provide access to, or to disclose any information to, the Purchaser if such access or disclosure would be in violation of applicable Laws (including the HSR Act and other antitrust or competition Laws or Laws regarding employee rights of privacy), and (v) such access does not include access for any invasive environmental sampling or analysis of the sort commonly referred to as a Phase II environmental assessment; provided, further, that the Blocker/Holdco Parties shall, and the Company shall, and shall cause the Company’s Subsidiaries to, use commercially reasonable efforts to obtain any required consents for the disclosure of such information, or to permit such inspections, and use commercially reasonable efforts to take such other action (such as targeted redactions, provision of information to counsel to review and summarize for the Purchaser or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel) with respect to such information and inspections as is necessary to permit disclosure of the information described in this Section 6.02; provided, further, that the Purchaser is not authorized to, and the Purchaser shall not (and shall not permit any of its financing sources, employees, representatives, agents or Affiliates to), contact any officer, director, manager, employee, supplier, distributor, lessee, lessor, licensee, licensor, lender, customer or other material business relation of the Company or any of its Subsidiaries (other than any Seller or its Affiliates) prior to the Closing without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed (provided that the foregoing shall not restrict contacts by the Purchaser in the ordinary course of business of the Purchaser that are not related to or in connection with the transactions contemplated by this Agreement and do not make any reference to the transactions contemplated by this Agreement), it being understood that any such consent may be conditioned or subject to such processes as the Company reasonably determines appropriate in the circumstances to protect the Company’s relationship with such Persons (including, if requested by the Company, having a representative of the Company participate in any discussions or communications with such Persons).
6.03    Consents. On the terms and subject to the conditions of this Agreement, each Trilogy Party shall, and in the case of the Company, shall cause the Company’s Subsidiaries to, use its reasonable best efforts to obtain (i) each Governmental Required Consent and (ii) each other Consent from third parties party to the Contracts set forth on Schedule 3.03. Notwithstanding the foregoing, the Purchaser acknowledges that certain Governmental Required Consents and other Consents to the transactions contemplated by this Agreement may be required and such Governmental Required Consents and other Consents may not be obtained prior to the Closing. The Purchaser agrees that neither any Trilogy Party nor any Seller shall have any liability whatsoever to the Purchaser (and neither the Purchaser nor any of its Affiliates shall be entitled to assert any claims) arising out of or relating to, and that no representation, warranty or covenant of any Trilogy Party or any Seller shall be breached or deemed breached as a result of, the failure to obtain any such Governmental Required Consents or other Consents set forth on Schedule 3.03 or because of the default, acceleration or termination of or loss of right under any applicable Law or any Contract or Lease, as a result thereof; provided that nothing in this Section 6.03 shall restrict or limit the obligations of any Trilogy Party pursuant to this Section 6.03, the obligations of the Trilogy Parties and the Sellers pursuant to Section 11.04, the liability of the Trilogy Parties and the Sellers for any breach of their respective representations or warranties set forth in Section 3.03 or Section 4.01, as applicable, or the conditions set forth in

Sections 2.01(e) and 2.01(i) or Sections 2.01(a), 2.01(c) or 2.01(d) to the extent relating to the foregoing representations, warranties or covenants.
6.04    Exclusive Dealing. Commencing on the date of this Agreement and until the earlier to occur of the Closing, or the termination of this Agreement (such period, the “Exclusivity Period”), each Trilogy Party and each Seller shall not take or permit any other Person on its behalf to take, and no Trilogy Party shall take, and the Company shall cause each of its Subsidiaries not to take, any action to initiate, encourage, undertake, authorize, recommend, propose, facilitate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its employees, representatives, agents and Affiliates) concerning any purchase of the Purchased Securities or any merger, sale, lease, pledge or other disposition or transfer of all or a material portion of the assets (including any real property) or similar transaction involving a Trilogy Party or its Subsidiaries. Each of the Sellers and the Trilogy Parties shall, and shall cause their respective Affiliates to, and shall use its reasonable best efforts to cause its and their respective Affiliates’ representatives to (i) immediately cease any existing solicitations, discussions or negotiations with any Person that is interested in, or has indicated any interest regarding, entering into any transaction that could reasonably be expected to lead to an offer or proposal from any Person (other than the Purchaser or its Affiliates) and (ii) request the prompt return or destruction of any confidential information provided to such Person(s) prior to the date hereof.
6.05    Residency Agreements; Healthcare Permits. From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to the terms hereunder, the Company and its Subsidiaries shall not, except as consented to by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (a) enter into any agreement with any residents of a Facility, other than for residential occupancy on market terms and on terms substantially the same as those set forth in the Residence Agreements provided to Purchaser or (b) apply for or obtain any additional Healthcare Permits (or materially modify the scope of any existing Healthcare Permit) for the provision of nursing, assisted living, memory/Alzheimer’s or other healthcare services at a Facility (including any material changes to the number of beds or units at any Facility) or used in connection with the Business, except in the ordinary course of business or consistent with a board approved business plan that has been provided to the Purchaser prior to the date hereof. With respect to the matters contemplated by this Section 6.05, if the Purchaser has not responded to a written notice from the Company within five (5) Business Days of receipt of such written notice, the Purchaser shall be deemed to have consented to such request.
6.06    Notification. From the date hereof until the earlier of the termination of this Agreement or the Closing Date, (a) each Trilogy Party shall disclose to the Purchaser in writing any material variances from the representations, warranties and covenants made by the Company in this Agreement with respect to which such Trilogy Party acquires Knowledge, and (b) each Seller shall disclose to the Purchaser in writing any material variances from the representations, warranties and covenants made by such Seller in this Agreement with respect to which such Seller acquires Knowledge, in each case, promptly upon discovery thereof. Notwithstanding the foregoing, the notification of any such variance shall not cure any misrepresentation or breach that otherwise may have existed hereunder with respect to any representation, warranty or covenant and shall not be given any effect for purposes of the Purchaser’s rights to indemnification under Article IX.
6.07    Waiver and Release of Certain Rights under Operating Agreement. The Blocker Seller (on behalf of the Blocker Entity) and each Unit Seller hereby waives and releases any and all rights of first refusal, rights of first offer, participation rights, put rights, conversion rights, redemption rights and other rights to acquire or restrict the transfer of the Purchased Securities (whether such rights are pursuant to the Operating Agreement or any other Contract), including any notice required to be given by the Blocker Entity or Seller (as applicable) in connection with the transfer of the Purchased Securities pursuant to this Agreement. As an inducement to the willingness of the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, effective as of the Closing, the Blocker Seller (on behalf of the Blocker Entity) and each Unit Seller hereby unconditionally and irrevocably waives and releases, and the Letter of Transmittal shall provide that the Merger Cash Recipients shall waive and release, all other rights of such Blocker Entity or Seller (as the case may be) (i) under the Operating Agreement relating to such Blocker Entity’s or Seller’s Purchased Securities and (ii) unconditionally and irrevocably waives any claims that such Seller, in its capacity as a holder of Equity Interests of any Trilogy Party or any of its Subsidiaries, has or may have in the future against any Trilogy Party or any of its Subsidiaries or Affiliates relating to any period on or prior to the Closing and releases, on its own behalf and on behalf of its successors and assigns, the Trilogy Parties and any of their respective Subsidiaries, Affiliates, directors and officers, from any and all claims and causes of action (whether at Law or in equity) with respect thereto; provided, that such release shall in no event release any such Parties from their obligations under this Agreement or any of the Other Agreements or otherwise with respect to such Unit Seller’s employment (if applicable) with or service as a director of the Company or its Affiliates. None of the Blocker Seller (on behalf of the Blocker Entity), each Unit Seller or their respective Subsidiaries or Affiliates may bring a claim related to any of the released matters described in this Section 6.07 and except in the case of fraud, the Blocker Seller (on behalf of the Blocker Entity), each Unit Seller or their respective Subsidiaries or Affiliates hereby waives, releases and agrees not to assert such claim or right, and the Blocker Seller (on behalf of the Blocker Entity) and each Unit Seller agrees to cause each of its Subsidiaries and Affiliates to waive, release and agree not to assert such released claim or right, in each case regardless of the theory upon which any claim may be based, whether contract, equity, tort, warranty, strict liability or any other theory of liability. EACH RELEASING PARTY EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF THE FOREGOING RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH RELEASING PARTY UNDERSTANDS THE SIGNIFICANCE OF THE FOREGOING RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH RELEASING PARTY ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.
6.08    Termination of Related Party Transactions. Except as set forth on Schedule 6.08, prior to the Closing each Trilogy Party shall, and shall cause its Subsidiaries and Affiliates to, terminate each Related Party Transaction, effective as of the Closing, such that, following the Closing, no Trilogy Party or any other party to such Related Party Transaction will have any further Liability under any such Related Party Transaction or Contract.

6.09    Resignations. The Trilogy Parties shall cause to be delivered to the Purchaser on the Closing Date such resignations of the members of the Board of Directors (or similar governing body) and the officers of the Trilogy Parties and their Subsidiaries which have been requested in writing by the Purchaser at least five (5) Business Days prior to the Closing Date, such resignations to be effective concurrently with the Closing.
6.10    Joinders. Promptly following the date of this Agreement, the Trilogy Parties shall use commercially reasonable efforts to deliver to each Unit Owner who is not a signatory to a Joinder as of the date of this Agreement the following items: (a) a joinder to this Agreement in form and substance reasonably satisfactory to the Purchaser (each, a “Joinder”) and instructions for executing and delivering the Joinder; (b) an executed copy of this Agreement and the Disclosure Schedules; and (c) a disclosure document regarding the Unit Purchase, the Pre-Closing Reorganization, the Merger and the other Closing Transactions in substantially the same form as that which was provided to the Unit Owners who are executing a Joinder as of the date of this Agreement, which disclosure document shall comply with all applicable U.S. federal and state securities Laws with respect to the subscription by the Rollover Holders of the Rollover Interests. In connection with the delivery of the written consent by certain Unit Sellers approving the Merger Agreement, the Company shall take all actions necessary to comply, and shall comply in all material respects, with the DLLCA and the Operating Agreement with respect to the Merger, including exercising all drag-along rights in connection therewith.
6.11    Additional Financial Information.
(a)    The Company shall provide promptly upon the completion or availability thereof and, in any event, no later than the Closing Date, the Purchaser with (the financial statements, financial data and other information referred to in clauses (i)-(iv), collectively, the “Financial Information”):
(i)    audited consolidated balance sheets of the Company and its Subsidiaries and related statements of income, equity and cash flows for the three (3) fiscal years ended ninety (90) days or more prior to the Closing Date, including an unqualified audit report or reports with respect thereto, which shall have been audited by Ernst & Young LLP, except that the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2013 and 2012 and related statements of income, equity and cash flows for the fiscal years ended December 31, 2013 and 2012, including an unqualified audit report with respect thereto, shall have been audited by Crowe Horwath, LLP;
(ii)    an unaudited consolidated balance sheet of the Company and its Subsidiaries as of a date no more than 120 days prior to the Closing Date and related statements of income, equity and cash flows for the interim period then ended (with comparative financial information for the corresponding periods in the preceding fiscal year), which shall have been “reviewed” by Ernst & Young LLP in accordance with Statements on Auditing Standards 100;
(iii)    any financial data and related information in the Company’s possession regarding the Company and its Subsidiaries as may be needed, or reasonably requested by the Purchaser, including but not limited to the documentation listed on

Schedule 6.11, in each case to permit the Purchaser and its Affiliates to prepare financial information, including but not limited to pro forma financial information, to be included in the Purchaser’s and such Affiliates’ reports filed with or furnished to the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any registration statements filed with the SEC or offering documents in connection with any offering of debt or equity securities or financing regardless of whether such offering is made pursuant to a registration statement under the Securities Act or an exemption therefrom; and
(iv)    unaudited financial statements of the Company and its Subsidiaries, on a consolidated basis, for any fiscal quarter ended after the date of the most recent audited financial statements of such Person and more than forty-five (45) days prior to the Closing Date.
The Financial Information shall comply with the rules and regulations of the SEC and shall have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments that are immaterial (individually and in the aggregate) in amount. The Financial Information shall have been prepared in all material respects from, and are in accordance with, the books and records of the Company, which books and records shall have been maintained in accordance with GAAP in all material respects, consistently applied.
(b)    Both before the Closing and after the Closing, the Sellers and the Company shall provide to the Purchaser such cooperation, assistance and information as the Purchaser may from time to time reasonably request in order to prepare its or any of its Affiliates’ financial statements and satisfy their respective public reporting obligations, including their reporting obligations under the Exchange Act.
(c)    The Sellers shall immediately inform the Purchaser if any of the Sellers or the Trilogy Parties or any of their respective Affiliates shall have knowledge of any facts that would likely require the restatement of such Financial Information for such Financial Information to comply with GAAP.
6.12    Tax Covenants. The Blocker Seller shall cause the Company to liquidate Trilogy Healthcare of Wood County, Inc. for federal income tax purposes which may be accomplished by any applicable method, including converting or merging such corporation into a limited liability company. At the Closing, neither the Trilogy Parties nor their respective Subsidiaries will own more than fifty percent (50%) of the capital interests or more than fifty percent (50%) of the profits interests of RHS Partners, LLC.
6.13    Management Covenants. If, at any time between the date hereof and the Closing, any of Randall Bufford, Greg Miller and/or Leigh Ann Barney (or any replacement thereof appointed pursuant to this Section 6.13) will not serve as, or will reasonably be expected not to serve as, senior management of the EIK as of immediately after the Closing, then the Sellers shall (a) promptly notify the Purchaser in writing and (b) use commercially reasonable efforts to cause a replacement to be appointed, which replacement shall be approved by the Committed Lenders in accordance with the Debt Commitment Letter.
ARTICLE VII
COVENANTS OF THE PURCHASER
7.01    Post-Closing Access. From and after the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries, the Blocker Entity and Trilogy Holdings to, provide the Sellers and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries, the Blocker Entity and Trilogy Holdings in such form as existed as of the Closing (i) in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby (for example, in connection with the calculation of amounts under Section 11.08) or with respect to periods or occurrences prior to or on the Closing Date, to the extent and only to the extent needed for regulatory, financial reporting, Tax or audit purposes or in connection with a claim asserted against a Seller by a Person other than the Purchaser, or (ii) in connection with any claim by the Purchaser for indemnification pursuant to Section 9.02(a) or 9.02(b) or any Third Party Claim; provided, that (A) any such access pursuant to this clause (ii) shall be limited to that information that is reasonably related to the subject matter of such claim, (B) access shall not be permitted to information that is subject to a confidentiality obligation existing as of the date hereof in favor of a third party (provided, that, the Purchaser will have used commercially reasonable efforts to obtain a waiver of such restriction) or privilege, (C) such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (D) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and the information sought and (E) nothing herein shall require the Company, the Purchaser or any of their respective Affiliates to provide access to or to disclose any information if such access or disclosure would be in violation of applicable Laws; provided further that if the Purchaser or the Representative or any Seller Indemnified Party files a claim or other Action with a court, arbitrator or other judicial body of competent jurisdiction with respect to such claim for indemnification, none of the Purchaser or its Affiliates (including the Company and its Subsidiaries, the Blocker Entity and Trilogy Holdings) shall thereafter have any obligation to provide pursuant to this Section 7.01 any access or information with respect to the matter which is the subject of such indemnification claim (or any related matters).
Unless otherwise consented to in writing by the Representative, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries or the Blocker Entity or Trilogy Holdings to, for a period of four (4) years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of the Company and its Subsidiaries, the Blocker Entity and Trilogy Holdings for any period prior to or on the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative (at the Representative’s sole cost and expense) such material books and records or any portion thereof which are intended to be destroyed, altered or disposed of.

7.02    Notification. From the date hereof until the earlier of the termination of this Agreement or the Closing Date, the Purchaser shall disclose to the Company and the Representative in writing any material variances from the Purchaser’s representations, warranties and covenants contained in this Agreement with respect to which the Purchaser acquires Knowledge, in each case, promptly upon discovery thereof.
7.03    Manager, Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing Date, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries or the Blocker Entity or Trilogy Holdings to, amend, repeal or modify any provision in the Organizational Documents of such Person relating to the exculpation or indemnification of any current or former officer, director or manager in a manner that is less favorable to such Persons as those contained in the Organizational Documents of such Person as in effect on the date hereof, it being the intent of the parties that the officers, directors and managers of such Persons (the “D&O Indemnitees”) shall continue to be entitled to such exculpation and indemnification to the full extent of the law. The Company shall, and shall cause its Subsidiaries to, at its sole cost and expense, maintain its existing officers’ and directors’ liability insurance, or, if not available, obtain as of the Closing Date “tail” insurance policies that cover events occurring prior to the Closing, on terms and in amounts no less favorable to the Company’s and its Subsidiaries’ officers, directors and managers than its existing officers’ and director’s liability insurance, for a period of six (6) years after the Closing, with the cost of such tail policies to be borne fifty percent (50%) by the Purchaser, on the one hand, and fifty percent (50%) by the Sellers, on the other hand; provided, however, that, notwithstanding the foregoing, the Purchaser shall not be required to pay or incur premiums in respect of officers’ and directors’ liability insurance for any year to the extent such premiums exceed 200% of the premium paid by the Company for officer’s and director’s liability insurance coverage for the one-year coverage period most recently ended as of the date hereof (and, for the avoidance of doubt, the Purchaser shall maintain as much insurance coverage as possible in such year without exceeding such 200% premium limitation for such year). If the Purchaser, the Company, any of the Company’s Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser, the Company, the Company’s Subsidiary or its successor or assign, as applicable, shall assume all of the obligations set forth in this Section 7.03. The provisions of this Section 7.03 are intended for the benefit of, and will be enforceable by, each current and former officer, director and manager of the Company or any of its Subsidiaries and his, her or its heirs and representatives or successors, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.
7.04    Assumption of Jackson CBA. At Closing, the EIK shall assume (or shall cause any Subsidiary of the EIK that will hire employees covered under the Jackson CBA to assume) the Jackson CBA and the obligations under the Jackson CBA of Trilogy Healthcare of Jackson, LLC. Purchaser shall not take, or fail to take, any action, which would result in the Company, the Sellers, the Trilogy Parties, or Trilogy Healthcare of Jackson, LLC becoming liable to the Union (as such term is defined in the Jackson CBA) or to the employees covered by the Jackson CBA for damages or other relief as contemplated under Section 2 of Article 33 of the Jackson CBA.
7.05    Facility Closings; Employee Layoffs. From and after the Closing Date for a period of ninety (90) days, neither the Purchaser nor the Company nor any of its Subsidiaries shall layoff or terminate any employees of the Company or any of its Subsidiaries in such numbers as would trigger any notice requirements or liability under the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”) or any applicable state or local plant closing, mass layoff or severance Law except in such manner as would comply with all such Laws. From and after the Closing, the Purchaser shall be solely responsible for complying and causing the Company and its Subsidiaries to comply with any notice or filing requirements under WARN and any applicable state or local plant closing, mass layoff or severance Law, provided that The Trilogy Parties shall provide an updated Schedule 3.16(c) to the Purchaser within ten (10) days prior to the Closing and updated again at the Closing.
7.06    Confidentiality. The Purchaser acknowledges that all information provided to it or any of its Affiliates, agents and representatives by any Trilogy Party and its Affiliates, agents and representatives (including pursuant to Section 6.02) is subject to the terms of a confidentiality agreement between or on behalf of the Company and the Purchaser or one or more of their respective Affiliates or other beneficial owners, the terms of which are hereby incorporated herein by reference and which shall be terminated as of the Closing Date.
7.07    Financing.
(a)    The Purchaser and Finance Merger Sub: (i) shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing and the Equity Financing on the terms and conditions (including flex provisions) described in the Debt Commitment Letter and the Fee Letter and the Equity Commitment Letters, respectively, to the extent necessary to consummate the Contemplated Transactions, including seeking to enforce the terms of the Equity Commitment Letters; provided, however, that in no event shall the Purchaser and Finance Merger Sub be required to initiate any Action to cause any Committed Lender to fund the Debt Financing; (ii) shall not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Debt Commitment Letter, the Fee Letter or any Definitive Debt Agreement, in each case, if such amendment, modification, consent or waiver (x) reduces the aggregate amount of the Debt Financing below an amount, together with any available cash of the Purchaser and Finance Merger Sub, required to pay the Required Payment Amount, (y) imposes any new or additional conditions to the Debt Financing or otherwise adversely expands, amends or modifies any other provision of the Debt Commitment Letter, the Fee Letter or such Definitive Debt Agreement (including, without limitation, the Debt Financing Conditions), in a manner that would reasonably be expected to prevent or materially delay the Closing, or (z) adversely impacts the ability of the Purchaser and Finance Merger Sub to enforce its rights prior to Closing against the Committed Lenders or any other party to the Debt Commitment Letter, the Fee Letter or any Definitive Debt Agreement to timely consummate the Contemplated Transactions; provided, that the Purchaser and Finance Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof;

provided that the aggregate principal amount of the Debt Financing is not reduced as a result of such amendment unless, contemporaneously with such amendment, the Equity Commitment Letters are amended to increase the commitments thereunder in respect of the Equity Financing by an amount equal to such reduction in the committed Debt Financing; (iii) shall not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Equity Commitment Letters; (iv) shall not permit, or consent to, any assignment of rights or obligations under the Debt Commitment Letter other than as explicitly permitted pursuant to the proviso to clause (ii) above; and (v) shall not permit, or consent to, any assignment of rights or obligations under the Equity Commitment Letters; provided, that any Sponsor may allocate all or a portion of its obligations to fund the Commitment Amount (as defined in the applicable Equity Commitment Letter) to an Affiliate (as defined in the applicable Equity Commitment Letter) or to an entity sponsored, co-sponsored, managed by or advised by an Affiliate (as defined in the applicable Equity Commitment Letter) of such Sponsor, but without such allocation relieving or otherwise diminishing the obligation of such Sponsor to fund the Commitment Amount in full; and provided, further, that any such allocation shall not relieve such Sponsor of its obligations under the applicable Equity Commitment Letter to fund such Sponsor’s entire Commitment Amount (as defined in the applicable Equity Commitment Letter) except to the extent the entire Commitment Amount (prior to giving effect to such allocation and without giving effect to any amount funded under any other Equity Commitment Letter) is funded to the Purchaser in accordance with the terms of such Equity Commitment Letter. The Purchaser shall promptly deliver to the Company copies of any such amendment, modification, consent or waiver. For purposes of this Agreement, references to “Financing” or “Debt Financing,” as applicable, shall include the financing contemplated by the Commitment Letters as permitted to be amended, modified or waived by this Section 7.07(a), and references to “Debt Commitment Letter” shall include such documents to the extent amended, modified or waived as permitted by this Section 7.07(a).
(b)    Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 7.07 shall require, and in no event shall the reasonable best efforts of the Purchaser be deemed or construed to require, the Purchaser or any Affiliate thereof to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, or (ii) pay any fees materially in excess of those contemplated by the Debt Commitment Letter or the related fee letter in respect thereof (after giving effect to any “flex” terms with respect thereto).
(c)    Without limiting the generality of Section 7.07(a), the Purchaser shall: (i) maintain in effect each of the Commitment Letters and each Definitive Debt Agreement in accordance with the terms and subject to the conditions thereof until the Closing Date and the consummation of the transactions contemplated hereby to occur on the Closing Date; (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (collectively, the “Definitive Debt Agreements”) on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter and the Fee Letter or on other terms not materially less favorable, taken as a whole, with respect to the Purchaser and Finance Merger Sub as to conditionality than the terms provided in the Debt Commitment Letter; and (iii) satisfy on a timely basis all of the Debt Financing Conditions and any other conditions within Purchaser’s control to the funding of the Financing in the Commitment Letters and the Definitive Debt Agreements on or prior to the Closing Date or, if deemed advisable by the Purchaser, seek the waiver of conditions applicable to the Purchaser and Finance Merger Sub in the Debt Commitment Letter (other than any condition where the failure to be so satisfied is a direct result of Trilogy’s failure to furnish information required to be delivered by such Trilogy Party under Section 7.07(d)). The Purchaser and Finance Merger Sub shall give the Sellers and the Trilogy Parties prompt notice of (A) any breach, default, termination or repudiation by any party to any of the Commitment Letters of which the Purchaser or Finance Merger Sub becomes aware and (B) the receipt by the Purchaser or Finance Merger Sub of any written notice or other written communication from any Debt Financing Source with respect to any breach, default, termination or repudiation by any party to any Commitment Letters of any provisions of the Commitment Letters.
(d)    If any portion of the Debt Financing necessary to consummate the Contemplated Transactions becomes unavailable, the Purchaser and Finance Merger Sub shall (i) promptly notify the Representative thereof, and (ii) use its reasonable best efforts to arrange to obtain in replacement thereof, as soon as reasonably practicable, any such portion from alternative sources on terms and conditions not materially less favorable to the Purchaser and Finance Merger Sub as those contained in the Debt Commitment Letter and, unless otherwise consented to by the Sellers, on a basis that is not subject to any condition precedent materially less favorable to the Purchaser or Finance Merger Sub than the Debt Financing Conditions (“Alternative Financing”). Once obtained, the Purchaser and Finance Merger Sub shall provide the Representative with all agreements pursuant to which any such alternative source shall have committed to provide the Purchaser or Finance Merger Sub with any portion of the Debt Financing and promptly provide the Representative with such information it may reasonably request regarding any alternative financing arrangements or plans. Upon the entry by the Purchaser or Finance Merger Sub into any commitment letter for an Alternative Financing required pursuant to this clause (c), the term “Debt Commitment Letter” shall include the commitment letter in respect of such Alternative Financing and the term “Fee Letter” shall include any fee letter entered into in respect of such Alternative Financing and the appropriate changes shall be deemed to be made to the terms “Debt Financing Sources,” “Committed Lenders” and “Debt Financing.”
(e)    Prior to the Closing, each of the Trilogy Parties shall provide, and the Company shall cause its respective Subsidiaries and Affiliates to provide, and shall respectively use their reasonable best efforts to cause their respective representatives, including legal and accounting, to provide, all cooperation reasonably requested by the Purchaser that is customary in connection with the arrangement of syndicated loans similar to the Debt Financing or other acquisition loan financings (provided that such requested cooperation is made on reasonable notice and does not unreasonably interfere with the ongoing operations of the Business, the Company or its Subsidiaries and Affiliates), including cooperation that consists of:
(i)    furnishing the Purchaser with such pertinent information (other than financial information, which is covered by Section 7.07(e)(ii)) regarding the Company or its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) that is customarily provided by a borrower in connection with the arrangement of syndicated loans similar to the Debt Financing or other acquisition loan financings, in each case, as reasonably requested by the Purchaser, for the purposes of assisting the Purchaser in its preparation of customary information documents or rating agency or lender presentations relating to such arrangement of loans (other than financial information, which is covered by Section 7.07(e)(ii));
(ii)    (A) furnishing the Purchaser with the unaudited financial statements of the Company and its Subsidiaries, on a consolidated basis, for any fiscal quarter ended after the date of the most recent audited financial statements and more than 45 days prior to Closing and informing the Purchaser if the Sellers, the Company or any of its Subsidiaries shall have knowledge of any fact that most likely requires the restatement of such financial statements, (B) assisting the Purchaser with the Purchaser’s preparation of the specific pro forma financial statements of the Company and its Subsidiaries that are required to be delivered under clause (16) under “Conditions Precedent to Initial Funding” in Exhibit A of the Debt Commitment Letter (as in effect on the date hereof), and (C) to the extent reasonably required by the Debt Financing Sources to be included in any marketing documents related to the Debt Financing, assisting the Purchaser with the Purchaser’s preparation of financial information regarding the Company and its Subsidiaries that are reasonably and readily derivable from the financial statements and financial records of the Company and its Subsidiaries required to be furnished under clause (A) above; provided, however, that nothing in this Section 7.07(e)(ii) shall be deemed to impose on the Company or its Subsidiaries an obligation to re-issue, restate or otherwise furnish financial statements that are not otherwise specifically required under this Agreement;
(iii)    assisting in preparation for and participating and causing senior management of the Company and its Subsidiaries to participate in a reasonable number of meetings, drafting sessions and due diligence sessions (including accounting diligence sessions) (including one or more lender meetings and calls with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders, for the Debt Financing;
(iv)    assisting with the preparation by the Purchaser of customary materials for lender information memoranda and similar documents, including the execution and delivery of customary representation letters in connection with bank information memoranda and reviewing and commenting on the Purchaser’s draft of a business description and “Management’s Discussion and Analysis” of the Company’s financial statements to be included in marketing materials contemplated by the Debt Financing; provided, that (x) this clause (iv) shall not require the Company to provide any information (financial or otherwise) not otherwise required to be delivered by the Company under clause (i) or (ii) above, and (y) any lender information memoranda, “bank books”, marketing materials, authorization letters and any other documents required, or otherwise delivered to any, Committed Lender or prospective Debt Financing Source, in connection with the Debt Financing shall contain (A) disclosure reflecting the Purchaser and its Subsidiaries post-Closing as the obligors, and (B) disclosures and disclaimers exculpating the Representative, the Sellers, the Trilogy Parties and their respective Affiliates with respect to any liability related to the contents or use thereof by the recipients thereof;
(v)    assisting the Purchaser in the Purchaser’s preparation, negotiation and execution of one or more credit agreements, pledge agreements, security agreements, guarantees and other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by the Purchaser and that are required to be obtained under the Debt Commitment Letter at Closing (including cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement and the release of liens securing such existing Indebtedness); provided, that no obligation of the Company or any of its Subsidiaries under any such agreements or documents shall be effective until the Closing;
(vi)    providing customary authorization letters to the Debt Financing Sources as reasonably requested by the Purchaser in writing, authorizing the distribution of information to prospective lenders, subject to customary confidentiality undertakings;
(vii)    to the extent reasonably requested by the Debt Financing Sources for the purposes of obtaining customary waivers, consents, estoppels and approvals in connection with the Debt Financing from other parties to material licenses, leases, encumbrances and Contracts relating to the Company or its Subsidiaries, using their respective reasonable best efforts to arrange discussions among the Purchaser, the Debt Financing Sources and their respective representatives with such other parties to such material licenses, leases, encumbrances and Contracts as of the Closing;
(viii)    taking all reasonable actions necessary to (A) permit the Debt Financing Sources to evaluate the Company’s current assets and cash for the purposes of establishing collateral arrangements by the Purchaser as of the Closing and to assist with other customary collateral audits and due diligence examinations and (B) establish bank and other accounts and, effective as of the Closing, blocked account agreements and lock box arrangements and establish other collateral arrangements to the extent necessary in connection with the Debt Financing; and
(ix)    providing to the Purchaser for further distribution to the Debt Financing Sources all documentation and other information reasonably required under applicable “know your customer” and anti-money laundering rules and regulations in connection with the Debt Financing.
Notwithstanding anything to the contrary in this Section 7.07(e): (A) no Seller, Trilogy Party or any of their respective Subsidiaries or Affiliates or any of their respective representatives shall be required to pay any commitment or other fee or incur any other liability or expense in connection with the Debt Financing (in the case of the Trilogy Parties, prior to the Closing); (B) no Seller, Trilogy Party or any of their respective Subsidiaries or Affiliates shall be required to take any action or do anything that would (i) contravene or result in a violation of any (x) applicable Law, or (y) any Contract to which, in the case of this clause (y), it is a party as of the date hereof, (ii) result in any violation of any confidentiality agreement or obligation of such Person, or (iii) result in the loss of any attorney-client privilege; (C) no Seller, Trilogy Party or any of their respective Subsidiaries or Affiliates shall be required to enter into any Contract, certificate, document, instrument or other binding obligation, or otherwise make any representation or warranty, in connection with the Financing or the marketing thereof, other than, solely with respect to the Trilogy Parties and their Subsidiaries, any such Contract, certificate, document or instrument that becomes effective only upon the consummation of the Closing;

(D) no Seller, Trilogy Party or any of their respective Subsidiaries or Affiliates shall be required to take any corporate action (such as board resolutions or other similar consents of any governing body) in order to approve the Financing, any Definitive Debt Agreement or any other matter or agreement in connection with the Financing, other than, solely with respect to the Trilogy Parties and their Subsidiaries, any such corporate action that becomes effective only upon the consummation of the Closing (which corporate action shall be approved or executed by the post-Closing members of the applicable governing body of such Trilogy Party or such Subsidiary); and (E) none of the Sellers nor any of their respective Affiliates shall have any obligation or liability under this Section 7.07 following the Closing.
(f)    The Purchaser acknowledges and agrees that each Seller, Trilogy Party or any of its Subsidiaries and each of their respective directors, officers, employees, agents and other representatives shall not, prior to the Closing Date, have any responsibility for, or incur any liability to any Person under the Financing or any other financing that the Purchaser may raise in connection with the Contemplated Transactions or any cooperation provided pursuant to this Section 7.07. The Purchaser shall indemnify and hold harmless each Seller, Trilogy Party and each of their respective Subsidiaries and Affiliates and each of their respective directors, officers, employees, agents and other representatives (including legal and other advisors) (collectively, the “Financing Indemnified Persons”) from and against any and all Losses suffered or incurred by any Financing Indemnified Person in connection with (A) any acts performed by, or cooperation or assistance provided by, any Financing Indemnified Person in connection with the Debt Financing (including any such acts, cooperation or assistance under this Section 7.07), or (B) the provision or use of any information in connection with the Debt Financing (including in connection with the arrangement and marketing thereof) (other than any information provided by the Financing Indemnified Persons expressly for use in connection herewith); provided, that no indemnification will be provided pursuant to this clause (B) to the extent that the information at issue constitutes a breach of the representation and warranty at Section 3.05. The Purchaser shall, from time to time, promptly reimburse each Financing Indemnified Person for any and all reasonable and out-of-pocket fees, costs or expenses incurred by any of them in connection with any of their cooperation or assistance with respect to the Debt Financing or the provision of any information utilized in connection with the Debt Financing (including in connection with the arrangement and marketing thereof).
(g)    The Purchaser hereby acknowledges and agrees that the condition set forth in Section 2.01(d), as it applies to the obligations of the Sellers and the Trilogy Parties under Section 7.07(e), shall be deemed satisfied unless the Debt Financing (or any Alternative Financing) has not been obtained primarily as a result of the Sellers’ or the Trilogy Parties’ breach of their obligations under Section 7.07(e). For the avoidance of doubt, obtaining the Financing or any Alternative Financing by the Purchaser is not a condition to the Purchaser’s obligation to consummate the Closing.
7.08    Remittance of HHD Note. Notwithstanding anything to the contrary contained herein, the Parties agree that all payments and proceeds arising from the HHD Note (net of (i) any out of pocket costs incurred in collecting or recovering such amounts (including attorneys’ fees) and (ii) any Buyer’s Losses (as defined in the HHD Agreement) offset against the HHD Note or other amounts paid or payable by the Company or any of its Subsidiaries pursuant to the HHD Agreement) (such net payments and proceeds, the “HHD Note Proceeds”)

shall be attributable to the benefit of Sellers. Accordingly from and after the Closing, the Purchaser shall use commercially reasonable efforts to collect all amounts due under the HHD Note and shall promptly remit (but in no event later than three (3) Business Days) to the Representative the HHD Note Proceeds actually received.
ARTICLE VIII
TAX MATTERS
8.01    Tax Reporting. The parties shall report the transactions described in Section 1.01, Section 1.02(b) and Section 1.08 as occurring in the order set forth therein for all Tax purposes. The parties intend that, for U.S. federal income tax purposes, (i) the transaction described in Section 1.02(b)(i) shall be treated as a partnership division, within the meaning of Section 708 of the Code, with the Company being treating as the continuing partnership, (ii) the sale of the Blocker Equity Interests by Blocker Seller to the Purchaser and any redemption of Blocker Entity Interests pursuant to Section 1.02(b)(ii) and Section 1.02(b)(iii) at the Closing shall be treated as a sale of the stock of the Blocker Entity followed to the extent the Blocker Entity and Trilogy Holdings each become a “qualified REIT subsidiary” (as defined in Section 856(i)(2) of the Code) of the Purchaser upon the Closing, by the immediate liquidation of the Blocker Entity and Trilogy Holdings pursuant to Section 332 of the Code, and (iii) the Unit Purchase shall be treated as a purchase by the Purchaser (or its assignee) of a partnership interest in the Company, which shall have in effect an election described in Section 754 of the Code for the taxable year of the Company that includes the Closing, and shall result in adjustments to basis to the Purchaser (or its assignee) pursuant to Section 743 of the Code. The Sellers and the Purchaser shall not, and shall cause their Affiliates not to, take any position on any Tax Return that is inconsistent with the foregoing intent.
8.02    Straddle Periods. For purposes of this Agreement, in the case of any Taxes of any Trilogy Party or any of their Subsidiaries that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Taxes attributable to a period (or portion thereof) before the Closing Date shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of any Trilogy Party or any of their Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.02 shall be computed by reference to the level of such items on the Closing Date.
8.03    Earnings and Profits Report and E&P Dividend.
(a)    At least sixty (60) days prior to the Closing Date, the Company shall deliver to the Purchaser the formal report of a nationally recognized accounting firm (the “E&P Report”) regarding the calculation of the aggregate current and accumulated earnings and profits of the Blocker Entity and its Subsidiaries estimated through the Closing Date, which E&P Report shall be reasonably acceptable to the Purchaser. The Purchaser shall be permitted to provide the E&P Report to its representatives and in response to an inquiry by a Governmental Entity.
(b)    The Blocker Seller shall cause the Trilogy Parties to make distributions that are treated as dividends for U.S. federal income tax purposes in accordance with Section 1.01(c) (the “E&P Dividend”) at least one (1) Business Day prior to the Closing Date to the extent necessary so that the remaining aggregate current and accumulated earnings and profits of the Blocker Entity and Trilogy Holdings accumulated through the Closing Date (determined as if the taxable year of the Company ended at the Closing on the Closing Date) attributable to “non-REIT years” (within the meaning of Section 857(a)(2) of the Code), do not exceed $0 based on the E&P Report. The Blocker Seller shall, and shall cause each Trilogy Party and each of their Subsidiaries to, fully cooperate with the Purchaser’s requests for information (including making the relevant advisors available) in connection with the Purchaser’s determination of the aggregate current and accumulated earnings and profits of the Trilogy Parties and their Subsidiaries.
ARTICLE IX
INDEMNIFICATION
9.01    Survival. The representations and warranties in this Agreement and the covenants in this Agreement that require or contemplate performance at or prior to the Closing shall survive the Closing and shall terminate on the date which is fifteen (15) months after the Closing Date; provided, however, that the representations and warranties contained in Section 3.08(n) (Tax Matters), the second to last sentence of Section 3.08 (Tax Matters) and Section 4.08(n) (Tax Matters) shall survive the Closing and shall terminate on the date which is three (3) years after the Closing Date; provided, further, that (i) (A) the representations and warranties contained in the first sentence of Section 3.01 (Organization and Power of Company), Section 3.02 (Subsidiaries of the Company), the first sentence of Section 3.03 (Authorization; No Breach; Valid and Binding Agreement) and Section 3.04 (Capitalization) (the “Specified Company Fundamental Representations”), and the second sentence of Section 3.01 (Organization and Power of Company), Section 3.15 (Affiliated Transactions) and Section 3.17 (Brokerage) (together with the Specified Company Fundamental Representations, the “Company Fundamental Representations”); (B) the first sentence of Section 4.01 (Authorization; No

Breach; Valid and Binding Agreement), Section 4.02 (Capitalization), Section 4.03 (Organization and Power of the Blocker Entity and Trilogy Holding), Section 4.04 (Subsidiaries of the Blocker Entity and Trilogy Holdings), Section 4.05 (Blocker Entity and Trilogy Holdings Purpose) and Section 4.07 (Brokerage) (the “Seller Fundamental Representations”); and (C) Section 5.01 (Organization and Corporate Power), Section 5.02 (Authorization; No Breach; Valid and Binding Agreement) and Section 5.04 (Brokerage) (the “Purchaser Fundamental Representations” and together with the Company Fundamental Representations and the Seller Fundamental Representations, the “Fundamental Representations”) shall survive the Closing until the thirtieth (30th) day after the expiration of the applicable statute of limitation for claims applicable to the matters covered thereby and (ii) covenants in this Agreement, if any, that require or contemplate performance at or after the Closing shall survive the Closing in accordance with their respective terms. The period from the Closing until the date upon which any representation, warranty or covenant contained herein terminates, if any, is referred to herein as the “Survival Period Termination Date” for such representation, warranty or covenant. No Person shall be liable for any claim for indemnification under this Article IX unless written notice (specifying in reasonable detail the nature of the claim for indemnification and the factual and legal basis for any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the applicable Survival Period Termination Date, in which case the representation, warranty or covenant which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.
9.02    Indemnification for the Benefit of the Purchaser.
(a)    From and after the Closing (but subject to the provisions of this Article IX), the Purchaser and its Affiliates, and their respective officers, directors, managers, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless by the Sellers and the Merger Cash Recipients solely in the manner, set forth in this Section 9.02(a) and in Section 9.02(c), and subject to the terms, conditions and limitations set forth in this Article IX, against any Loss that any Purchaser Indemnified Party suffers, sustains or becomes subject to as a result of, as the case may be, (i) any breach of any of the covenants of the Trilogy Parties set forth in this Agreement (but in the case of any covenant of any Trilogy Party, only to the extent such covenant requires performance on or prior to the Closing) or any Company Fundamental Representation as of the date hereof or as of the Closing, (ii) any breach of any of the representations and warranties of the Company set forth in this Agreement (other than the Company Fundamental Representations) as of the date hereof or as of the Closing, (iii) any Tax Liability of any of the Blocker/HoldCo Parties, the Company or any of its Subsidiaries relating to any period (or portion of any period, if applicable) ending on or prior to the Closing Date (determined in accordance with Section 8.02) and any Tax Liability of the Purchaser or its Affiliates arising as a result of the Purchaser’s reliance on any certificates provided by any Trilogy Party or any holder of Equity Interests to establish that withholding is not required on any payments hereunder or any payments under the Merger Agreement, (iv) the conversion, termination or other modification of any Warrant, the allocation of the Total Equity Value and any other amounts payable to the Sellers and the Merger Cash Recipients pursuant to this

Agreement or the Merger Agreement, and any other claims of any Seller or Merger Cash Recipient in connection with the transactions contemplated by this Agreement (including the Merger) and (v) any of the Specified Claims in excess of the Specified Reserve Amount; provided, that (1) Purchaser Indemnified Party shall only be entitled to assert, as its sole and exclusive remedy for any claims under Section 9.02(a)(ii) and under Section 9.02(a)(v), claims hereunder for any Losses against the Escrow Funds, and Purchaser Indemnified Party’s right to seek indemnification with respect to such claims shall be limited solely to the Escrow Funds, and none of the Sellers shall have any personal liability to Purchaser hereunder with respect to any such claims and (2) that no claims shall be asserted under Section 9.02(a)(ii) unless and until the aggregate amount of Losses with respect to any breaches of representations and warranties that would otherwise be payable under Section 9.02(a)(ii) and under Section 9.02(b)(ii) or under Section 9.02(a)(i) (solely with respect to breaches of representations and warranties of the Company other than the Company Fundamental Representations arising out of disclosures made pursuant to Section 6.06) exceeds in the aggregate and on a cumulative basis an amount equal to $5,000,000 (the “Claims Deductible”), and then only to the extent such Losses exceed the Claims Deductible; provided further that no individual claim by any Purchaser Indemnified Party shall be asserted under Section 9.02(a)(ii) or under Section 9.02(a)(i) (solely with respect to breaches of representations and warranties of the Company other than the Company Fundamental Representations arising out of disclosures made pursuant to Section 6.06) unless and until the aggregate amount of Losses that would be payable pursuant to such claim (or series of claims arising from the same or related facts or circumstances) exceeds an amount equal to $70,000 (the “Claims Mini-Basket”), and then for the full amount of the Loss (it being understood that any such claim (or series of claims) that does not exceed the Claims Mini-Basket shall be included in determining whether the Claims Deductible has been exceeded). The Parties acknowledge and agree that if the representation and warranty or covenant pertains to either of the Blocker/Holdco Parties, it shall be deemed to have been made by the Blocker Seller for purpose of the indemnification obligations pursuant only to Section 9.02(b).
(b)    From and after the Closing (but subject to the provisions of this Article IX), each Seller shall solely for himself, herself or itself severally (and not jointly or jointly and severally) indemnify each Purchaser Indemnified Party and hold it harmless against any Loss that such Purchaser Indemnified Party suffers, sustains or becomes subject to as a result of, or that constitutes any breach of any of (i) the covenants of such Seller or the Seller Fundamental Representations of such Seller as of the date hereof or as of the Closing or (ii) the representations and warranties of such Seller (other than the Seller Fundamental Representations) as of the date hereof or as of the Closing; provided that (A) each Purchaser Indemnified Party shall only be entitled to assert, as its sole and exclusive remedy for any such breach of a representation, warranty or covenant of a Seller, claims against the Escrow Funds in accordance with Section 9.02(c) or the breaching Seller, such Purchaser Indemnified Party’s right to seek indemnification with respect to such breaches shall be limited solely to the Escrow Funds in accordance with Section 9.02(c) and the breaching Seller and none of the other Sellers shall have any personal liability to such Purchaser Indemnified Party hereunder with respect to any such breach by another Seller (except with respect to the Escrow Funds), and (B) no claims shall be asserted under Section 9.02(b)(ii) against a breaching Seller as a result of such Seller’s breach of its representations and warranties herein, unless and until the aggregate amount of Losses with respect to any breaches of representations and warranties that would otherwise be payable under Section 9.02(a)(ii) and under Section 9.02(b)(ii) exceeds in the aggregate and on a cumulative basis an amount equal to the Claims Deductible and then only to the extent such Losses exceed the Claims Deductible; provided further that in no event shall any Seller be liable under Section 9.02(a) or this Section 9.02(b) for more than 100% of the proceeds actually received by such Seller pursuant to this Agreement. Any indemnification of any Purchaser Indemnified Party pursuant to this Section 9.02(b) shall be effected by wire transfer of immediately available funds to an account designated by such Purchaser Indemnified Party within fifteen (15) days after the final determination thereof. Nothing in this Section 9.02(b) shall limit the recovery of any Purchaser Indemnified Party under the Escrow Funds pursuant to Section 9.02(c) for claims under Section 9.02(a).
(c)    Any indemnification obligations pursuant to Section 9.02(a) shall be satisfied (i) first, from the Escrow Funds and (ii) second, directly against the Sellers and the Merger Cash Recipients, pro rata based on their Transaction Percentages. Any indemnification obligations pursuant to Section 9.02(b) shall be satisfied, at the election of the Purchaser Indemnified Party, from the Escrow Funds or severally against the applicable Seller provided that if the Purchaser elects to satisfy the indemnification obligations from the Escrow Funds, the non-breaching Sellers shall be entitled to a payment from such breaching Seller of his, her or its pro rata share of any payments from the Escrow Funds. Without limiting the foregoing, the Purchaser Indemnified Parties may elect (but shall not be required) to offset indemnification obligations of any Seller that is a Rollover Holder pursuant to Sections 9.02(a) or 9.02(b) against any future distributions to which such Seller is entitled with respect to its Rollover Interests in accordance with the Organizational Documents of the Company.
(d)    No claim under this Article IX shall be brought or maintained by any Purchaser Indemnified Party or their respective Affiliates (including by the Blocker Entity or Trilogy Holdings) or their respective successors or permitted assigns against any officer, director, manager or employee (present or former) or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and, except with respect to claims for fraud in the making of any representation or warranty in Article III or Article IV hereof, no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or schedule hereto or any certificate delivered hereunder.
(e)    From and after the Closing, this Article IX and Section 1.06 constitute each Purchaser Indemnified Party’s sole and exclusive remedy for any and all Losses or other claims (excluding any actions for specific performance or similar injunctive relief or claims arising from fraud in the making of any representation or warranty in Article III or Article IV hereof) relating to or arising from this Agreement or any schedule hereto or any certificate executed and delivered in connection herewith and the transactions contemplated by any of the foregoing. Subject to Section 9.02(g), each Purchaser Indemnified Party may not avoid such limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Except pursuant to, and in accordance with, this Article IX or Section 1.06 (or any actions for specific performance or similar injunctive relief or claims arising from fraud), no claim shall be brought or maintained by any Purchaser Indemnified Party, its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) or its or their respective Affiliates (including, after the Closing, the Blocker Entity and Trilogy Holdings), successors or permitted assigns against any of the Sellers (in their capacities as such), and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company or any other Person set forth or contained in this Agreement, or any of the certificates executed and delivered in connection herewith, the subject matter of this Agreement, or the accuracy or completeness of any information, document or material furnished or made available to the Purchaser in “data rooms,” management presentations or in any other form in anticipation of or in connection with the transactions contemplated by this Agreement, the ownership, operation, management, use or control of the business of the Company and its Subsidiaries prior to the Closing or any of the transactions contemplated hereby. Each Purchaser Indemnified Party, its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), and its and their respective Affiliates (including, after the Closing, the Blocker Entity and Trilogy Holdings), successors and permitted assigns hereby irrevocably waive all such claims of any type or description referenced in the preceding sentence. EACH RELEASING PARTY EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF THE FOREGOING RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH RELEASING PARTY UNDERSTANDS THE SIGNIFICANCE OF THE FOREGOING RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH RELEASING PARTY ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.
(f)    Notwithstanding anything to the contrary contained in this Agreement, each Purchaser Indemnified Party shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is (i) reflected on a specific line item in the calculation of the Net Working Capital, (ii) included in the Closing Indebtedness or (iii) reflected in a specific line item in the calculation set forth in the Preliminary Statement but is not included in the Net Working Capital as finally determined pursuant to Section 1.06, either by agreement of the parties or by the Dispute Resolution Auditor.
(g)    Notwithstanding anything herein to the contrary, the provisions, limitations and waivers set forth in this Article IX shall not apply to any claim against a party based on that party’s fraud in the making of the representations and warranties in Articles III or IV.
(h)    All payments pursuant to this Article IX shall be treated by the parties as an adjustment to the proceeds payable to the Sellers pursuant to Section 1.03 hereof. No Seller shall have any claim of contribution, indemnity or otherwise against any Trilogy Party or its Subsidiaries with respect to any claims brought by the Purchaser pursuant to Section 9.02(a) or Section 9.02(b).
(i)    (i) Except for the Purchaser pursuant to the terms hereof, no Person (including the Sellers or any of their respective Affiliates) shall have any obligation to fund the Escrow Account, (ii) if the Closing Date occurs on or prior to December 31, 2015, the Purchaser and the Representative shall cause the Escrow Agent to release all Escrow Funds (less the amount of then Outstanding Escrow Claims) in excess of $20,000,000 to the Sellers and the Merger Cash Recipients within thirty (30) days following the First Escrow Release Date by delivering joint written instructions to the Escrow Agent, (iii) except for the amount to which any Purchaser Indemnified Party shall have, prior to the applicable Survival Period Termination Date, previously made a claim pursuant to the procedures set forth in this Article IX and for which the obligations to indemnify, if any, shall not have been satisfied from the Escrow Funds (the “Outstanding Escrow Claims”), title and all rights to the remaining Escrow Funds shall automatically transfer to the Sellers and the Merger Cash Recipients on the fifteen (15) month anniversary of the Closing Date, and (iv) the Purchaser and the Representative shall cause the Escrow Agent to release the remaining Escrow Funds less the sum of (A) the amount of the Outstanding Escrow Claims (other than the Outstanding Specified Claims Amount) and (B) the lesser of (x) the Outstanding Specified Claims Amount and (y) $4,000,000 to the Sellers and the Merger Cash Recipients and to release all dividends, interest, distributions and other income received in respect of the remaining Escrow Funds to the Sellers and the Merger Cash Recipients, in each case, promptly following the fifteen (15) month anniversary of the Closing Date (including by delivering joint written instructions to the Escrow Agent). Promptly following the final resolution of any Outstanding Escrow Claim (including any Specified Claims) pursuant to the procedures set forth in this Article IX, the Purchaser and the Representative shall cause the Escrow Agent to release any remaining Escrow Funds relating to such Outstanding Escrow Claim, and all dividends, interest, distributions and other income received in respect of such Escrow Funds pursuant to the terms of the Escrow Agreement to the Sellers and the Merger Cash Recipients (including by delivering joint written instructions to the Escrow Agent).
9.03    Indemnification for the Benefit of the Sellers .
(a)    The Purchaser shall indemnify each Seller and its Affiliates, and its and their respective officers, directors, managers, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and hold them harmless against any Loss which any such Seller Indemnified Party suffers, sustains or becomes subject to as a result of (i) any breach of the covenants of the Purchaser set forth in this Agreement, the covenants in this Agreement that require or contemplate performance by the Company or its Subsidiaries from and after the Closing or the Purchaser Fundamental Representations or (ii) any breach of any of the representations and warranties of the Purchaser set forth in this Agreement other than the Purchaser Fundamental Representations; provided, that no claims shall be asserted under Section 9.03(a)(ii), unless and until the aggregate amount of Losses with respect to any breaches of representations and warranties that would otherwise be payable under Section 9.03(a)(ii) exceeds in the aggregate and on a cumulative basis an amount equal to the Claims Deductible and then only to the extent such Losses exceed the Claims Deductible; provided, further, that the Purchaser, in the aggregate, shall not be liable under this Section 9.03 for more than the Escrow Amount. Any indemnification of any Seller Indemnified Party pursuant to this Section 9.03 shall be effected by wire transfer of immediately available funds to an account designated by the Representative within fifteen (15) days after the final determination thereof.
(b)    From and after the Closing, this Article IX and Section 1.06 constitute each Seller Indemnified Party’s sole and exclusive remedy for any and all Losses or other claims (excluding any actions for specific performance or similar injunctive relief or claims arising from fraud) relating to or arising from this Agreement or any schedule hereto or any certificate executed and delivered in connection herewith and the transactions contemplated by any of the foregoing. Subject to Section 9.03(c), each Seller Indemnified Party may not avoid such limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Except pursuant to, and in accordance with, this Article IX or Section 1.06 (or any actions for specific performance or similar injunctive relief or claims arising from fraud), no claim shall be brought or maintained by any Seller Indemnified Party, its Subsidiaries or its or their respective Affiliates, successors or permitted assigns against the Purchaser (in its capacity as such), and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Purchaser or any other Person set forth or contained in this Agreement or any of the certificates executed and delivered in connection herewith, the subject matter of this Agreement, or the accuracy or completeness of any information, document or material furnished or made available to the Sellers, management presentations or in any other form in anticipation of or in connection with the transactions contemplated by this Agreement, the ownership, operation, management, use or control of the business of the Company and its Subsidiaries prior to the Closing or any of the transactions contemplated hereby. Each Seller Indemnified Party, its Subsidiaries, and its and their respective Affiliates, successors and permitted assigns hereby irrevocably waive all such claims of any type or description referenced in the preceding sentence. EACH RELEASING PARTY EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF THE FOREGOING RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH RELEASING PARTY UNDERSTANDS THE SIGNIFICANCE OF THE FOREGOING RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH RELEASING PARTY ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT. As an inducement to the Purchaser’s willingness to enter into the transactions contemplated hereby, the Letter of Transmittal shall provide for a similar release by the Merger Cash Recipients.
(c)    Notwithstanding anything herein to the contrary, the provisions, limitations and waivers set forth in this Article IX shall not apply to any claim against a party based on that party’s fraud in the making of any of the representations and warranties in Article V.
9.04    Defense of Third Party Claims. In order for a Person that has rights of indemnification under this Agreement (each, an “Indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Indemnitee (a “Third Party Claim”), such Indemnitee must notify the indemnifying party (or, if the Sellers are the indemnifying parties, the Representative) (the “Indemnitor”) in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnitee of notice of the Third Party Claim; provided, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually and materially prejudiced as a result of such failure; provided further, that written notice to the Representative shall be deemed written notice to the Indemnitor pursuant to this Section 9.04 if a Seller is the indemnifying party, and the Representative shall serve as administrative agent for the Indemnitor. Thereafter, the Indemnitee shall deliver to the Indemnitor, promptly (but in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim; provided that failure to promptly deliver such items on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually and materially prejudiced as a result of such failure. If a Third Party Claim is made against an Indemnitee, the Indemnitor shall be entitled to participate in the defense thereof and, if it elects, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, in each case, at the Indemnitor’s own expense; provided, however, that the Indemnitor shall not be entitled to assume the defense of such Third Party Claim if (i) such Third Party Claim seeks an injunction or other non-monetary equitable relief against the Indemnitee, or, if the Indemnitee is a Purchaser Indemnified Party, the Blocker Entity, Trilogy Holdings, the Company or any Subsidiary of the Company, (ii) such Third Party Claim involves any criminal proceeding, action, indictment, allegation or investigation, (iii) the maximum liability under such Third Party Claim exceeds an amount equal to the amount of the maximum liability of the Sellers under this Article IX (including with respect to the Escrow Funds) by more than 110%, (iv) the Indemnitor has failed or is failing to defend in good faith the Third Party Claim, (v) the Indemnitor has not acknowledged in writing that such Third Party Claim is subject to indemnification pursuant to this Article IX, (vi) with respect to such Action or proceeding, the Indemnitor is also a party and the Indemnitee concludes based on advice of its legal counsel that a material and unwaivable conflict exists as a result of the Indemnitor’s control over such proceedings or (vii) the Third Party Claim relates to Taxes (other than the portion of any such Third Party Claim relating to Section 1445 of the Code, any of the Treasury Regulations promulgated thereunder, or any tax certificate to be delivered pursuant to this Agreement). Should an Indemnitor be entitled to and elect to assume the defense of a Third Party Claim, (a) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless (1) written agreement is obtained releasing the Indemnitee subject to the Third Party Claim from all liability thereunder, (2) it involves only the payment of money and, in the case of the Purchaser Indemnified Parties, the amount of such judgment or settlement does not exceed an amount equal to the then remaining balance of the Escrow Funds and (3) the judgment or settlement does not involve any finding or admission of a violation of any Law by the Indemnitee and (b) the Indemnitor shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood, however, that the Indemnitor shall control such defense. If the Representative (on behalf of the Sellers) is defending a Third Party Claim, the reasonable expenses of the Representative incurred in defending a Third Party Claim (or any participation in a Third Party Claim that could result in Losses to the Representative) shall be reimbursed, when and as incurred, from the Representative Expenses. If the Indemnitor chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnitor, which shall not be unreasonably withheld, conditioned or delayed.
9.05    Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 9.02 or Section 9.03 shall be calculated net of (i) any Tax Benefit actually received by the Indemnitee or any of its Affiliates on account of such Loss within one (1) year of such Loss and (ii) any insurance proceeds or any indemnity, contribution or other similar payment received by the Indemnitee from any third party with respect thereto (including under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnitee or any of its Affiliates is a party or has rights) (the “Alternative Arrangements”), in each case net of the costs of collection and any increases in premiums or Taxes with respect to such proceeds. If the Indemnitee receives a Tax Benefit within one (1) year after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Indemnitor the amount of such Tax Benefit (up to the amount of the indemnification payments previously made in respect of such Loss) at such time or times as and to the extent that such Tax Benefit is actually realized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in either case realized in cash, net of any related Tax Losses. The Indemnitee shall use commercially reasonable efforts to seek full recovery under all Alternative Arrangements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (up to the amount of the indemnification payments previously made in respect of such Loss) shall be made promptly to the Indemnitor.
9.06    Knowledge and Investigation. The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in this Agreement or in any Other Agreement will not be affected by any investigation conducted with respect to, or any knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Disclosure Schedules hereto). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants or agreements.
9.07    Acknowledgment of the Purchaser. The representations and warranties by the Company and the Sellers set forth in this Agreement constitute the sole and exclusive representations and warranties of the Company and the Sellers to the Purchaser in connection with the Contemplated Transactions, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by the Company and the Sellers. Except as specifically set forth in Article III and Article IV, neither the Company nor any Seller makes or provides, and the Purchaser hereby waives, any warranty or representation, express or implied, including as to the quality, merchantability, as for a particular purpose, conformity to samples, or condition of the

Company’s or any of its Subsidiaries’ assets or any part thereto. In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Further, without limiting or otherwise affecting the express representations and warranties set forth in this Agreement, Purchaser expressly disclaims reliance on and acknowledges that no representation or warranty is made with respect to, the accuracy or completeness of the confidential memorandum, data room and other evaluation material (including any estimates, projections and other forecasts and plans) provided to Purchaser.
9.08    Materiality. For purposes of this Article IX, a breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to “materiality,” “Company Material Adverse Effect” or similar language and the amount of Losses in respect of any breach of representation or warranty shall be determined without regard to any such limitation or qualification as to “materiality,” “Company Material Adverse Effect” or similar language set forth in such representation or warranty.
ARTICLE X
TERMINATION
10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the written consent of the Purchaser, the Company and the Representative;
(b)    by the Purchaser, if there has been a material violation or breach by any Trilogy Party or any Seller of any covenant, representation or warranty contained in this Agreement that would make any condition to the obligations of the Purchaser incapable of being satisfied at the Closing and such violation or breach has not been waived by the Purchaser or cured by the Trilogy Parties or the Sellers within fifteen (15) Business Days after receipt by the Company and the Representative of written notice thereof from the Purchaser;
(c)    by the Company and the Representative, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that would make any condition to the obligations of the Company or the Sellers incapable of being satisfied at the Closing and such violation or breach has not been waived by the Company and the Representative or cured by the Purchaser within fifteen (15) Business Days after receipt by the Purchaser of written notice thereof by the Company or the Representative (provided that the failure to deliver the consideration at the Closing as required hereunder shall be governed by Section 10.01(g));
(d)    by the Purchaser, on the one hand, or by the Company and the Representative, on the other hand, if a Law shall have been enacted, entered into or promulgated or any Governmental Entity shall have issued an order, decree or ruling, in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable;
(e)    by the Purchaser, if the transactions contemplated hereby have not been consummated on or before June 30, 2016 (“Purchaser’s Outside Closing Date”); provided, that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.01(e) if on or prior to the Purchaser’s Outside Closing Date, the Representative has commenced an Action pursuant to Section 13.14(b) (following the satisfaction of the conditions set forth in Section 13.14(b)) seeking an injunction, specific performance, and/or other equitable relief to compel the Purchaser to draw down the proceeds of the Debt Financing and the proceeds of the Equity Financing, and/or obtain and draw down on the Alternative Financing and enforce specifically the obligation of the Purchaser to consummate the transaction contemplated hereunder in accordance with the terms hereof, in which case, the Purchaser shall not be entitled to terminate this Agreement until a final, non-appealable judgment denying such injunction, specific performance or equitable relief, as applicable, has been entered by a competent court;
(f)    by the Company and the Representative, if the transactions contemplated hereby have not been consummated on or before June 30, 2016; provided, that the Company and the Representative shall not be entitled to terminate this Agreement pursuant to this Section 10.01(f) if any Trilogy Party’s or any Seller’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;
(g)    by the Company and the Representative, by delivering an irrevocable written notice to the Purchaser at any time prior to the Closing, if (i) (x) the conditions set forth in Section 2.01 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) and (y) the Purchaser is required to consummate the Closing pursuant to Section 1.04 (provided that, for the purposes of determining whether the Purchaser is so required to consummate the Closing, all conditions set forth in Sections 2.01 and 2.02 that by their terms or nature are to be satisfied at Closing shall be deemed to be so satisfied for the purposes of this clause (y) so long as such conditions are capable of being satisfied at the Closing) and is not entitled to terminate this Agreement pursuant to Section 10.01(h), (ii) the Representative and the Company have irrevocably confirmed to the Purchaser in writing that the Sellers and the Trilogy Parties are prepared and able to consummate the Closing, (iii) the Purchaser fails to complete the Closing within three (3) Business Days following the date of such notice; provided, that, the Purchaser shall not be entitled to terminate this Agreement pursuant to Section 10.01(e) during such three (3) Business Day period; or
(h)    by the Purchaser at any time on or after December 31, 2015 if the Debt Financing is unavailable as a result of a Company Material Adverse Effect and/or any inaccuracy in or breach of any representation or warranty contained in Article III or Article IV that would result in a failure of any of the conditions set forth in Section 2.01(a), (b) or (c) to be satisfied if the Closing were to occur on such date that the Debt Financing is to close (including both the "Closing Date" (as defined in the Debt Commitment Letter) and the Closing Date).

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g) or (h) of this Section 10.01 shall give written notice of such termination to the other parties hereto.
10.02    Effect of Termination. In the event this Agreement is terminated as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 10.02, Section 10.03 and Article XIII hereof which shall survive the termination of this Agreement), and there shall be no liability on the part of the Purchaser, the Company or any Seller to any other party, except for, subject in the case of the Purchaser to the limitations set forth in Section 10.03, willful and material breaches of this Agreement prior to the time of such termination.
10.03    Termination Fee.
(a)    If (i) the Company and the Representative terminate this Agreement pursuant to Section 10.01(c) or Section 10.01(g), (ii) the Company and Representative terminate this Agreement pursuant to Section 10.01(f) at a time when the Company and the Representative would have been permitted to terminate this Agreement pursuant to Section 10.01(g), or (iii) the Purchaser terminates this Agreement pursuant to Section 10.01(e) at a time when the Company and the Representative would have been permitted to terminate this Agreement pursuant to Section 10.01(g), then the Purchaser shall pay to the Company a termination fee equal to $45,000,000 (the “Purchaser Termination Fee”), by wire transfer of immediately available funds to one or more accounts designated in writing by the Representative within five (5) Business Days of the date of such termination. In no event shall the Purchaser be required to pay or to cause to be paid the Purchaser Termination Fee on more than one occasion whether or not the Purchaser Termination Fee may be payable at different times or upon the occurrence of different events.
(b)    Each party hereto confirms that each event or circumstance giving rise to the obligation to pay the Purchaser Termination Fee would cause significant damage to the Sellers, the Company and their respective Affiliates that would be inherently difficult to quantify and prove, and that the Purchaser Termination Fee provided for hereunder is intended to provide fair compensation in response to that damage, is not intended to be punitive, and is reasonable in amount in relation to the circumstances under which it would become payable. In the circumstances in which the Purchaser Termination Fee is payable in accordance with Section 10.03(a), the Company’s receipt of the Purchaser Termination Fee from the Purchaser pursuant to Section 10.03(a) shall be deemed to be liquidated damages and not a penalty.
(c)    Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to Section 10.01, the rights of the applicable parties under the Confidentiality Agreement, the Company’s right to receive the Purchaser Termination Fee from the Purchaser pursuant to Section 10.03(a) or seek recovery for any other amounts owing pursuant to Section 7.07(f) (and the rights of the applicable parties under the Guaranties in respect thereof, including the right of the applicable parties to receive payment of such amounts from the applicable Sponsor under each of the Guaranties on the terms and conditions set forth therein) shall be the sole and exclusive remedy of the Company, the Sellers and the Trilogy Parties and any Person claiming by, through or for the benefit of the Company, the Sellers or the Trilogy Parties against (i) the Purchaser and the Sponsors, (ii) any Debt Financing Source, (iii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any Person named in clause (i) or (ii) of this Section10.03(c), and (iv) any future holders of any equity, partnership or limited liability company interest, controlling persons, management companies, directors, officers, employees, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners, or shareholders of any of the foregoing (the Persons described in clauses (i), (ii), (iii) and (iv), collectively, the “Purchaser Group”) for any Loss (whether in law or equity and whether based on contract, tort or otherwise) suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder, the failure of the Contemplated Transactions to be consummated in accordance with this Agreement, or otherwise based upon, arising out of or relating to this Agreement, the Financing or the Commitment Letters (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.
(d)    Notwithstanding any other provision of this Agreement, but except with respect to (i) the applicable parties’ obligations under the Confidentiality Agreement and (ii) without limiting the right of the Representative to seek specific performance prior to termination of this Agreement under, and in accordance with the terms and conditions of, the Equity Commitment Letter and Section 13.14, each of the Sellers, the Company and the Trilogy Parties agrees that the maximum aggregate monetary liability of the Purchaser and any other member of the Purchaser Group to the Sellers, the Company and the Trilogy Parties or any Person claiming by, through or for the benefit of the Sellers, the Company or the Trilogy Parties for any Loss (whether in law or equity and whether based on contract, tort or otherwise) suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder prior to termination, the failure of the Contemplated Transactions to be consummated in accordance with this Agreement, or otherwise based upon, arising out of or relating to this Agreement, the Financing or the Commitment Letters (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby or in respect of any other theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise shall be limited to an amount equal to the sum of the Purchaser Termination Fee paid pursuant to Section 10.03(c) plus any other amounts owing pursuant to Section 7.07(f) and in no event (except with respect to the applicable parties’ obligations under the Confidentiality Agreement and without limiting the right of the Representative to seek specific performance prior to termination of this Agreement under, and in accordance with the terms and conditions of, the Equity Commitment Letter and Section 13.14) shall the Sellers, the Company or the Trilogy Parties seek to recover any money damages in excess of an amount equal to the sum of the Purchaser Termination Fee paid pursuant to Section 10.03(c) and any other amounts owing pursuant to Section 7.07(f).

ARTICLE XI
ADDITIONAL COVENANTS
11.01    Transfer Taxes. The Purchaser, on the one hand, and the Sellers, on the other hand, shall each bear fifty percent (50%) of the cost of any real property sale and transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on any Seller or the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement (other than such Taxes attributable to the Pre-Closing Reorganization) (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The portion of the Transfer Taxes to be borne by the Sellers shall be included in the Transaction Expenses. The parties agree to cooperate with each other in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.
11.02    Further Assurances. Subject to the limitations set forth herein (including Section 11.04), from time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence or effectuate the transactions contemplated by this Agreement.
11.03    Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Agreement; however, each section of the Disclosure Schedules corresponding to the representations and warranties set forth in Articles III, IV or V shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules corresponding to the representations and warranties set forth in Articles III, IV or V, respectively, to the extent it is readily apparent on its face that such disclosure may be applicable to such other section of the Disclosure Schedules and the disclosures in the Disclosure Schedules corresponding to the representations and warranties set forth in Articles III, IV or V shall relate to the representations and warranties set forth in Articles III, IV or V, respectively (whether or not a Schedule is referenced in such section of this Agreement) to which the relevance of such disclosure is readily apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
11.04    Reasonable Best Efforts. Subject to the terms of this Agreement, the Purchaser, each Trilogy Party and each Seller shall use its reasonable best efforts to cause its conditions to Closing to be satisfied and for the Closing to occur. Without limiting the generality of the foregoing, for purposes of this Agreement, the “reasonable best efforts” of any party shall not require any such Person or its Affiliates to take any action that would result in a material adverse change in the benefits to such party of this Agreement or the transactions contemplated hereby, to incur any material fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or arbitration or to incur any other material burden or to grant any other Person any material accommodation (whether financial or otherwise). In addition, without limiting the indemnification obligations of the parties pursuant to Article IX, “reasonable best efforts” of the parties hereto shall not require any such Person or its Affiliates to expend any money to remedy any breach of any representation or warranty hereunder; provided, that if any such Person or any of its Affiliates remedies such breach prior to the earlier of the Closing or the termination of this Agreement, then such Person shall not be deemed to be in breach of such representation or warranty.
11.05    Healthcare Regulatory Approvals. The parties shall use their commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) make any notice filings with Governmental Entities with respect to Healthcare Permits or (ii) obtain any Consents with respect to Healthcare Permits, in each case, as are required in order to consummate the transaction contemplated by this Agreement. Upon a party’s request, the other party shall advise the requesting party of the status of its efforts to make such filings or obtain such Consents. Each party agrees to promptly provide the other party with information in its possession that is needed to make such filings or obtain such Consents.
11.06    Continued Representation of the Seller Group. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, stockholders, officers, employees and Affiliates, that Sills Cummis & Gross P.C., Stoll Keenon Ogden PLLC and Mayer Brown LLP may serve as counsel to each and any Seller and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Sills Cummis & Gross P.C. (or any successor) and Stoll Keenon Ogden PLLC (or any successor) may serve as counsel to the Seller Group or any director, member, partner, stockholder, officer or employee thereof, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation (or any other representation) of the Company and/or any of its Subsidiaries or such representation of the Blocker Entity and Trilogy Holdings, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
The Purchaser agrees that, if a dispute arises after the Closing between the Purchaser and/or the Company, on the one hand, and any Seller or any of their respective Affiliates, on the other hand, then the Law Firm may represent such Seller or such Affiliate in such dispute even though the interests of such Seller or such Affiliate may be directly adverse to the Purchaser and/or the Company and even though the Law Firm may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Purchaser and/or the Company. The Purchaser agrees that no communications (including email or other written communications) subject to attorney-client privilege among the Law Firm and the Company, any Seller, Seller Representative and/or any of their respective Affiliates that relate to the transactions contemplated by, this Agreement shall be subject to disclosure, directly or indirectly, to the Purchaser or any Person acting on behalf of the Purchaser, and the Company shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Sellers and Seller Representative, the attorney-client privilege and the expectation of client confidence with respect to all such communications, and the same shall be controlled by Sellers and Seller Representative and shall not be claimed by the Purchaser and/or the Company; provided, however, that, with respect to the foregoing, in the event that a dispute arises between the Purchaser and/or the Company, on the one hand, and a third party other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by the Law Firm to such third party. “Law Firm” means each of Mayer Brown LLP, Sills Cummis & Gross P.C. and Stoll Keenon Ogden PLLC. For the avoidance, of doubt, the parties agree that, as to all other pre-Closing communications among the Law Firm, the Company or its Subsidiaries, including such communications that relate to the usual and ongoing business of the Company and its Subsidiaries, the attorney-client privilege shall continue to belong to the Company and its Subsidiaries and may be controlled by the Company and its Subsidiaries.
11.07    Matters Regarding the Representative.
(a)    The parties have agreed that it is desirable to designate Blocker Seller (the “Representative”), to act on behalf of each of the Sellers for all purposes of this Agreement (including the full power and authority on such Seller’s behalf (u) to consummate the transactions contemplated herein; (v) to direct the payment of and disburse any funds received hereunder or to be paid to such Seller; (w) to execute and deliver on behalf of such Seller any amendment or waiver hereto; (x) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (y) to negotiate, settle, compromise and otherwise handle the Net Working Capital, Closing Cash, Closing Restricted Funds, Closing Indebtedness, Closing Capitalized Lease Obligations and Closing Transaction Expenses adjustments, and to cause all disbursements to be made to Sellers and the Merger Cash Recipients in accordance with Sections 1.06, 1.07 and 11.08, and all claims for indemnification made by the Purchaser pursuant to Article IX; and (z) to do each and every act and exercise any and all rights which such Seller individually or all Sellers collectively are permitted or required to do or exercise under this Agreement). The Representative may resign at any time and the Representative may not be removed without its prior written consent. The designation of the Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Sellers. In the event that a Representative has resigned or been removed, a new Representative shall be appointed by the previous Representative, such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal or appointment of a Representative shall be delivered by the Representative to the Purchaser promptly after such action is taken.
(b)    The Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Escrow Agreement); provided, however, that the Representative will have no obligation to act on behalf of the Sellers in connection with any indemnification claim brought specifically against such Seller pursuant to Section 9.02. The Purchaser and the Escrow Agent shall be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act and shall have no liability to the Sellers in connection therewith. All actions, notices, communications and determinations by the Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Sellers. Neither the Representative nor any of its officers, directors, employees, agents or representatives shall have any liability to the Sellers with respect to actions taken or omitted to be taken by the Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), except with respect to the Representative’s gross negligence or willful misconduct. Neither the Representative nor any of its officers, directors, employees, agents or representatives shall have any liability to the Purchaser as a result of serving in such capacity or otherwise under this Agreement or any other document delivered in connection herewith (including the Escrow Agreement), express obligations set forth in this Agreement or the Other Agreements, or with respect to the Representative’s gross negligence or willful misconduct. The Representative will at all times be entitled to rely on any directions received from the Sellers; provided, however, that the Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Representative based upon any such direction. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Representative (for itself and its officers, directors, employees, agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Representative (except for those arising out of the Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims, in each case solely from the Sellers (including from funds to be distributed to the Sellers pursuant to this Agreement (including under the Escrow Agreement)). In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Representative shall have the power and authority to hold and retain the Representative Expenses to satisfy such obligations and to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Sellers pursuant to this Agreement at Closing or thereafter (including pursuant to the Escrow Agreement), to satisfy such obligations (including to establish such reserves as the Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). To the extent that the amount included as Representative Expenses exceeds such expenses, disbursements or advances, as finally determined by the Representative, the Representative will pay such excess to the Blocker Seller, the Rollover Holders and the Merger Cash Recipients in the same proportion as the aggregate values paid to such parties under the Total Equity Value Allocation Certificate. To the extent that such expenses, disbursements or advances exceed the Representative Expenses, the Representative will pay, obtain reimbursement of such amounts from, and/or be permitted to establish a reserve fund and for future expenses from, the amounts remaining in the Escrow Funds, after accounting for any Purchaser claims but before any disbursements are made to Sellers and the Merger Cash Recipients. To the extent that such expenses, disbursements or advances exceed the Representative Expenses and the amounts obtained from the Escrow Funds, each Seller will reimburse such excess to the Representative in the same proportion as the aggregate values paid to such parties under the total Equity Value Allocation Certificate. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any Seller for any purpose of applicable Law. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any Seller.
(c)    Without limiting the Representative’s obligations as a Seller hereunder, the Purchaser acknowledges that the Representative, in such capacity, is a party to this Agreement for purposes of serving as the “Representative” hereunder and no claim for Losses or for any other matter shall be brought by or on behalf of the Purchaser, its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), or any Purchaser Indemnified Party, or its or their respective Affiliates (including, after the Closing, the Blocker Entity or Trilogy Holdings), successors or permitted assigns against the Representative, in its capacity as Representative, with respect to this Agreement or the agreements or transactions contemplated hereby (including the Escrow Agreement) or any certificate, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant that requires performance by the “parties” or “each of the parties” shall not be deemed to require performance by the Representative unless performance by the Representative is expressly provided for in such covenant).
(d)    Each Seller hereby reaffirms, approves, accepts and adopts, and hereby agrees to comply with and perform, all of the acknowledgements and agreements made by the Representative on behalf of the Sellers in this Agreement and the other agreement contemplated hereby (including the Escrow Agreement). As an inducement to the willingness of the Purchaser to enter into this Agreement, the parties hereto hereby acknowledge and agree that the Letter of Transmittal shall require the Merger Cash Recipients to acknowledge and agree to the appointment of the Representative as representative of the Merger Cash Recipients on the same terms as the provisions set forth in this Section 11.07.
11.08    Post-Closing Distributions and Payments. Distributions of Escrow Funds and payments of other amounts payable to the Sellers and the Merger Cash Recipients pursuant to this Agreement after the Closing (the “Post-Closing Payments”) will be allocated among the Sellers and the Merger Cash Recipients in accordance with Schedule 1.03(b)(ii); provided, that any amounts allocable to a Seller will be reduced by the amount of any amounts paid or payable from the Escrow Funds as a result of any indemnification with respect to a breach by such Seller pursuant to Section 9.02(b), and such amount shall be reallocated to the other Sellers pro rata based on their relative allocations pursuant to Schedule 1.03(b)(ii). Prior to any such distribution or payment, the Representative shall provide the Escrow Agent or the Purchaser, as applicable, with a certificate (the “Post-Closing Payment Allocation Certificate”) prepared so as to give effect to such allocation of such amounts setting forth the aggregate portion of such amounts to which each Seller or Merger Cash Recipient is entitled for all Purchased Securities or other Equity Interests held by such Seller or Merger Cash Recipient. The Purchaser and the Escrow Agent may rely on the Post-Closing Payment Allocation Certificate, and no Seller shall have any claims against the Purchaser or the Escrow Agent as a result of any inaccuracies or misstatements therein. Any such amounts distributable or payable to the Sellers and the Merger Cash Recipients shall be paid to the Sellers and the Merger Cash Recipients as allocated on such

Post-Closing Payment Allocation Certificate. Notwithstanding anything to the contrary set forth herein, any such amounts distributable or payable to the Sellers and the Merger Cash Recipients shall be subject to reduction as set forth in Section 11.07. Notwithstanding anything to the contrary herein, (x) the parties hereto acknowledge and agree that the Purchaser and its Affiliates shall be entitled to rely on the Post-Closing Payment Allocation Certificate as setting forth a true, complete and accurate allocation of the Post-Closing Payments, and shall have no Liability for any errors or omissions therein, and (y) each of the Sellers hereby irrevocably waives and releases, and the Letter of Transmittal shall provide that such Merger Cash Recipient irrevocably waives and releases, the Purchaser and its Affiliates (including, after the Closing, the Trilogy Parties and their Subsidiaries) from all claims or Liabilities arising from or related to the Post-Closing Payment Allocation Certificate and the allocation of the Post-Closing Payments hereunder.
11.09    Confidentiality. Each Seller agrees and acknowledges that upon the Closing shall be the owner of all Confidential Information and each Seller agrees to retain, and to cause its representatives to retain, in strict confidence for a period of three (3) years after the Closing Date, all Confidential Information and not to use such Confidential Information for any purpose other than the Permitted Purposes; provided, however, a Seller may disclose the Confidential Information to its Affiliates, officers, directors, managers, employees, partners, members, managers, trustees, immediate family members (including his or her spouse, ex-spouse, children, step-children or their respective lineal descendants), agents, legal, financial, accounting or other advisors or representatives to the extent reasonably required in connection with (a) the performance of such Seller’s obligations under this Agreement or the Other Agreements or any dispute in connection therewith, (b) in the case of the Rollover Holders, the ownership of the Rollover Interests following the Closing (if applicable), (c) such Seller’s financial or tax reporting or (d) in the case of a Seller who is employed by the Company or any of its Subsidiaries, to the extent reasonably necessary in the good faith performance of his or her employment with the Company or any of its Subsidiaries or any dispute related thereto (collectively, the “Permitted Purposes”), so long as such Persons are informed of the confidentiality provisions contained in this Agreement and the disclosing party will be responsible for disclosures by any such Persons in violation of this paragraph; provided, further, that in no event shall any Seller be permitted to disclose the Confidential Information to a competitor of the Company or its Subsidiaries. In the event a Seller or its Affiliates or representatives become legally compelled to disclose any of the Confidential Information, to the extent permitted by Law, such Seller shall provide the Purchaser and the Company with prompt written notice so that the Purchaser or the Company may seek a protective order or other appropriate remedy, or, in the Purchaser’s sole discretion, waive compliance with the provisions of this paragraph. In any such case, such Seller shall furnish only that portion of the Confidential Information or such other matters which are required by Law and, at the request and expense of the Purchaser or the Company, shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information thereafter. As an inducement to the Purchaser’s willingness to enter into the transactions contemplated hereby, the Letter of Transmittal shall provide that the Merger Cash Recipients shall be subject to the terms of this Section 11.09. For purposes of this Section 11.09, “Confidential Information” means any information (oral or written) that is confidential, proprietary or not available to the public about any Trilogy Party or its Subsidiaries; provided, that “Confidential Information” shall not include information that (x) is or becomes available to the public through no direct or indirect act or omission by any Seller or any of its Affiliates or representatives in violation of the terms hereof; (y) after the Closing, becomes lawfully available to the Sellers or their Affiliates or representatives from a source, other than any Seller or its Affiliates or representatives, who is not prohibited from disclosing such portions to such Seller or its Affiliates or representatives by any contractual, legal or fiduciary obligation; or (z) the Sellers demonstrate by evidence was independently developed by them or their Affiliates or representatives without any use of or reliance on any Confidential Information.
ARTICLE XII
DEFINITIONS
12.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“Accounting Principles” means the accounting principles, policies, practices and methodologies followed in the preparation of the audited Financial Statements applied on a consistent basis, to the extent in accordance with GAAP and the specific principles, policies and methodologies set forth on Schedule 12.01(a); provided, that in the event of any conflict, the specific principles, policies and methodologies set forth on Schedule 12.01(a) will govern even if not in accordance with GAAP.
“Action” means any claim, suit, litigation, action, arbitration, audit, proceeding or investigation brought by or before any Governmental Entity.
“Actual CapEx” means, with respect to each line item of capital expenditures set forth in the CapEx Schedule, the aggregate amount of the Company’s actual capital expenditures with respect to such line item during the period between January 1, 2015 through the Closing Date (other than, for the avoidance of doubt, any capital expenditures included in the determination of the Madison Investment and any emergency capital expenditures).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which any of the Company or any of its Subsidiaries is or has been a member.
“Base Purchase Price” means $1,125,000,000.
“Blocker Equity Consideration” means the Blocker Equity Sale Consideration, as adjusted pursuant to this Agreement.
“Business” means the business of the Company and its Subsidiaries, including (i) developing, owning, leasing, managing and operating the Facilities, (ii) owning, managing and operating pharmacies and engaging in pharmacy consulting services, and (iii) owning, managing and operating a rehabilitation and therapy agency and outpatient physical therapy clinics, each as conducted by the Company and its Subsidiaries on the date hereof and immediately prior to the Closing.
“Business Day” means any day other than (a) a Saturday or Sunday, or (b) any other day on which commercial banks in New York, New York or London are authorized or required by Law to close.
“CapEx Adjustment” means the sum of (a) with respect to each line item of capital expenditures set forth on the CapEx Schedule other than “Routine Capex” and “IT Capex,” (as indicated on the CapEx Schedule) an amount equal to Actual CapEx minus Scheduled CapEx with respect to such line item, which amount may be positive or negative, and (b) with respect to Routine Capex and IT Capex, (x) if Actual CapEx is greater than or equal to ninety percent (90%) of Scheduled CapEx, an amount equal to zero dollars ($0), or (y) if Actual CapEx is less than ninety percent (90%) of Scheduled CapEx, the amount by which Actual CapEx is less than ninety percent (90%) of Scheduled CapEx, expressed as a negative number. In no event will lease buyouts or repurchases be considered CapEx or be included in the CapEx Adjustment.
“CapEx Schedule” means Schedule 12.01(b).
“Capitalized Lease Obligations” means, as of any particular time, all obligations of the Blocker Entity, Trilogy Holdings, the Company and its Subsidiaries under any Leases and personal property leases (or other arrangement conveying the right to use real or personal property, or a combination thereof) that are required to be capitalized under GAAP; provided, that the Leases set forth on Schedule 12.01(c) shall be deemed not to be Capitalized Lease Obligations.
“Cash” means, with respect to the Blocker Entity, Trilogy Holdings, the Company and its Subsidiaries, as of a particular time, all cash (other than the Restricted Funds or any other restricted cash), cash equivalents and marketable securities held by the Blocker Entity, Trilogy Holdings, the Company and its Subsidiaries at such time on a consolidated basis, determined in accordance with the Accounting Principles (other than fiduciary funds or funds held in trust for residents). For avoidance of doubt, Cash shall (i) be calculated net of issued but uncleared checks and drafts, (ii) include checks and drafts deposited for the account of the Blocker Entity, Trilogy Holdings, the Company and its Subsidiaries and (iii) exclude any Restricted Funds.
“Certificate of Merger” means a certificate of merger, dated as of the Closing Date, by and between the Company and TMH, to effect the Merger in form and substance reasonably satisfactory to the Purchaser and Representative.
“Closing Cash” means the aggregate amount of Cash as of the Effective Time.
“Closing Restricted Funds” means the aggregate amount of Restricted Funds as of the Effective Time.

“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Entity.
“Committed Lenders” means each lender and each other financial institution (including each agent and arranger) party to the Debt Commitment Letter that has committed to provide a portion of the Debt Financing pursuant to the Debt Commitment Letter (including pursuant to any joinder to the Debt Commitment Letter entered into in accordance with this Agreement).
“Common Units” has the meaning set forth in the Operating Agreement.
“Common Unit Consideration” means the aggregate consideration payable by the Purchaser or the Company to the Unit Sellers for all Common Units that constitute Purchased Securities, as set forth in the Total Equity Value Allocation Certificate and as adjusted pursuant to this Agreement.
“Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, (x) has been or would reasonably be expected to be materially adverse to the condition (financial or otherwise), results of operations, business, assets or Liabilities of the Company and its Subsidiaries, taken as a whole or (y) prevents or materially impedes or materially delays the ability of the Sellers, any Trilogy Party or any of their Subsidiaries to consummate the transactions contemplated by this Agreement; provided, however, that solely for purposes of the foregoing clause (x), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any adverse change, effect, event, occurrence, circumstance, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement (other than for purposes of Section 3.03 or Section 4.01); (ii) any condition affecting the industry in which the Company and its Subsidiaries participate that are not unique to the Company or its Subsidiaries, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate, so long as, in each case, such condition does not or would not reasonably be expected to have an adverse and disproportionate impact on the Company and its Subsidiaries relative to other companies in their industry; (iii) the taking of any action expressly required by this Agreement (other than compliance with Section 6.01) or omitting to take any action due to the Purchaser’s withholding of consent; (iv) any change in applicable Laws or the interpretation or enforcement thereof after the date hereof, so long as such change does not or would not reasonably be expected to have an adverse and disproportionate impact on the Company and its Subsidiaries relative to other companies in their industry; (v) any change in GAAP after the date hereof, so long as such change does not or would not reasonably be expected to have an adverse and disproportionate impact on the Company and its Subsidiaries relative to other companies in their industry; (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America, so long as such commencement, continuation, escalation, calamity or act does not or would not reasonably be expected to have an adverse and disproportionate impact on the Company and its Subsidiaries relative to other companies in their industry; (vii) the failure of the Company or any Subsidiary to meet or achieve the results set forth in any internal projection (it being understood that any underlying cause of such failure shall not be covered by this clause (vii)); and (viii) any matter set forth in the Disclosure Schedules as of the date hereof (excluding any adverse developments or changes with respect to such matter after the date hereof).
“Confidentiality Agreement” means that certain letter agreement, dated as of December 4, 2014, by and among Guggenheim Securities, LLC (for itself and on behalf of Trilogy Investors, LLC) and NorthStar Asset Management Group, Ltd.
“Consent” means any consent, approval, exemption or authorization.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Other Agreements.
“Contract” means any written or oral contract, lease, license agreement, mortgage, deed of trust, note, bond, indenture or other agreement or binding arrangement.
“Cost Reports” means all cost reports related to any of the Facilities filed pursuant to the requirements of the Government Sponsored Health Care Programs for payments or reimbursement of amounts due from the Government Sponsored Health Care Programs, including all cost report receivables or payables and all related appeals and appeal rights.
“Debt Financing Conditions” means the conditions to the Debt Financing explicitly set forth in the “Initial Funding Conditions Paragraph” of the Debt Commitment Letter (as defined in the Debt Commitment Letter) and on Exhibit A of the Debt Commitment Letter.
“Debt Financing Sources” means each Committed Lender and each other lender and each other Person (including each agent and arranger) that commits to provide or has otherwise entered into agreements in connection with the Debt Financing, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate.
“Disclosure Schedules” means the schedules accompanying this Agreement.
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“Enforceability Limitations” means (a) any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting creditors’ rights and remedies generally as from time to time in effect and (b) general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing).
“Environmental Laws” means all Laws (including Safety Laws to the extent they relate to exposure to Hazardous Materials) relating in any way to the environment, preservation or reclamation of natural resources or the presence, management or Release of, or exposure to, Hazardous Materials, or to environmental risks to public health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et

seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.) (including all regulations promulgated pursuant thereto).
“Environmental Liabilities” means, with respect to any Person, all Liabilities, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of or obligation under Environmental Law, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law or relating to Hazardous Materials.
“Equity Interests” means, with respect to any Person: (a) such Person’s authorized and outstanding equity securities (as such term is defined in section 3(a)(ii) of the Exchange Act, as amended) and any authorized, issued or outstanding securities of such Person containing any equity features, including (i) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and (ii) any ownership interests in a Person other than a corporation, including member interests, partnership interests, joint venture interests and beneficial interests; and (b) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.
“ERISA Affiliate” means any Person, trade or business that, together with any Trilogy Party or any of their Subsidiaries, would be treated as a single employer under the terms of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Affiliate Liability” means any actual or contingent liability of the Trilogy Parties or any of their Subsidiaries under or in respect of any employee benefit plan pursuant to any statute or regulation that imposes liability on a “controlled group” or similar basis (as used in Code Sections 52 and 414 or the Coal Industry Retiree Health Benefit Act of 1992, as amended (the “Coal Act”)) as a result of being an ERISA Affiliate, an affiliate under Section 52 of the Code or the Coal Act, or successor with respect to any other Person.
“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement.
“Escrow Agent” means Citibank, NA.

“Escrow Agreement” shall mean the Escrow Agreement to be dated as of the Closing Date by and among the Representative, the Purchaser and the Escrow Agent, in substantially the form as set forth in Exhibit G attached hereto.
“Escrow Amount” shall mean the amount deposited at the Closing in the Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $40,000,000.
“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount over the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination pursuant to the Escrow Agreement, plus any dividends, interest, distributions or other income received in respect of such Escrow Funds.
“Facility” means each of the medical or senior housing facilities (such as nursing homes, skilled nursing facilities, intermediate care facilities, assisted living and adult care facilities, dementia and/or memory care facilities) owned, operated and/or managed by the Company or any of its Subsidiaries.
“Filing” means any registration, declaration or filing.
“First Escrow Release Date” means the date on which the Company’s audited financial statements for fiscal year 2015 are delivered.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any government, governmental authority, regulatory or administrative agency, department, bureau, office, commission, authority or instrumentality, board, tribunal, arbitrator or arbitral body (public or private), self-regulatory organization or court of competent jurisdiction, whether international, foreign, provincial, domestic, federal, state or local, and including any political subdivision of any of the foregoing.
“Governmental Required Consent” means (i) with respect to any Person, compliance by such Person with, and filings by such Person under, the HSR Act, (ii) in the case of the Trilogy Parties, the Consents by and Filings with any Governmental Entity listed on Schedule 3.03, (iii) in the case of the Sellers, the Consents by and Filings with any Governmental Entity listed on Schedule 4.01 and (iv) in the case of the Purchaser, the Consents by and Filings with any Governmental Entity listed on Schedule 5.02.
“Government Sponsored Health Care Program” means any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by a Governmental Entity, whether pursuant to one or more contracts with the applicable Governmental Entity or otherwise, including Medicare, Medicaid, TRICARE, Medicare Advantage and managed Medicaid.
“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “medical waste”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.
“Health Care Professional” means any individual who has performed any professional services on behalf of the Company or any of its Subsidiaries, which requires any license, certification, accreditation or similar credential.
“Healthcare Laws” means any and all applicable Laws relating to healthcare or the ownership, leasing, operation or management of medical or senior housing facilities (such as nursing homes, skilled nursing facilities, intermediate care facilities, assisted living and adult care facilities, dementia and/or memory care facilities), pharmacies, rehabilitation and physical therapy providers, including (i) all federal and state fraud and abuse Laws including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Exclusion Laws (42 U.S.C. §§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and the regulations promulgated pursuant to such statutes, (ii) all Laws concerning privacy and data security for patient information, including HIPAA; (iii) TRICARE, (iv) Medicare; (v) Medicaid and Laws related to any other state health care or health insurance programs; (vi) quality, safety and accreditation standards and requirements of all applicable state Laws or regulatory bodies, in each case, as enacted and in effect on or prior to the Closing Date; (vii) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq. and all Laws related to pharmacy, including controlled substances, and the regulations promulgated thereunder; (viii) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (ix) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and the regulations promulgated thereunder; (x) all Laws regulating the ownership, operation or licensure of a health care facility or business, or assets used in connection therewith; (xi) all Laws relating to the provision of management or administrative services in connection with the practice of medicine and other health care professions, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operation and authority; (xii) all Laws with respect to financial relationships between referral sources and referral recipients, including, but not limited to, the federal Stark Law (42 U.S.C. 1395nn et seq.) and the regulations promulgated thereunder; (xiii) life safety codes; (xiv) any and all Laws relating to insurance, third party administrator, utilization review and risk sharing products, services and arrangements and the like; and (xv) any other Law of general applicability to healthcare and applicable to the Business.
“Healthcare Permit” means all permits, licenses, franchises, orders, registrations, certificates, certificates of need, approvals, Medicare and Medicaid provider numbers, and other authorizations or accreditations issued or required under Healthcare Laws applicable to the Business.
“HHD Agreement” means that certain Asset Purchase Agreement, dated as of March __, 2014, by and among ViaQuest Hospice of Indiana, LLC, ViaQuest Home Health of

Indiana, LLC, ViaQuest Holdings, Ltd., Tristar FSC Hospice, LLC, Vibrant! Inc., Care One Homecare Services, LLC and Trilogy FSC Investors, LLC.
“HHD Note” means the non-interest bearing promissory note dated March 31, 2014, made by ViaQuest Holdings Ltd. and ViaQuest Home Health of Indiana, LLC in the original principal amount of $3,875,000 from the sale of the Company’s home health division pursuant to the HHD Agreement.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as enacted and in effect on or prior to the Closing Date.
“Holdco Rollover Unit Value” means the amount set forth next to each Rollover Holder’s name under the heading “Holdco Rollover Unit Value” on Schedule 1.03(b), as adjusted pursuant to Section 1.02(b)(vi).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“HUD Loans” means those certain mortgage loans insured by the U.S. Department of Housing and Urban Development, secured by certain of the Facilities.
“Indebtedness” means, as of any particular time, (i) any indebtedness of the Blocker Entity, Trilogy Holdings or the Company or their respective Subsidiaries for borrowed money, whether current, short-term or long-term and whether secured or unsecured (including, for the avoidance of doubt, any amounts included in the determination of the Madison Investment), (ii) any indebtedness for the deferred purchase price of property or services (including any “earn-out” or similar payments) with respect to which the Blocker Entity, Trilogy Holdings or the Company or any of its Subsidiaries is liable, (other than such payments that are deemed contingent according to GAAP, but including the items set forth on Schedule 12.01(d)), as obligor or otherwise, excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business which are taken into account in the determination of Net Working Capital, (iii) any Liability of the Company or any of their respective Subsidiaries pursuant to any swap, derivative or hedge contract or any similar hedging obligations, (iv) any indebtedness of the Company or any of their respective Subsidiaries evidenced by any note, bond, debenture or other security or similar instrument, (v) any Liabilities of the Company or any of their respective Subsidiaries under any performance bond or letter of credit or any bank overdrafts and similar charges, (vi) any accrued interest, premiums, penalties and other obligations relating to the foregoing (including “breakage costs” and redemption fees, costs and expenses), and (vii) any indebtedness referred to in clauses (i) through (vii) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of their respective Subsidiaries; provided, that, for the avoidance of doubt, Indebtedness shall not include (A) any liabilities for inter-company debt between the Company and any of its wholly-owned Subsidiaries and any wholly-owned Subsidiary of the Company and another wholly-owned Subsidiary of the Company; (B) except for purposes of Section 3.09(a)(v) and Section 6.01, any liabilities for any letters of credit, performance bonds or surety bonds of the Company or any of its Subsidiaries (in each case to the extent not drawn), or (C) any fees and expenses to the extent relating to the Debt

Financing (including obtaining any consent, agreement or waiver relating thereto) or any other liabilities incurred by or on behalf of the Purchaser or its Affiliates in connection with the Debt Financing and any fees and expenses related to the Debt Financing, including any fees payable to any financing institution or the Company’s accountants on behalf of the Purchaser or its Affiliates. For the avoidance of doubt “Indebtedness” shall not include (i) any escrow amounts that have been fully funded and are held in connection with the purchase of property by the Company or any of its Subsidiaries or (ii) any Capitalized Lease Obligations, and for purposes of Section 1.03, (I) Representative Expenses, and (II) Transaction Expenses.
“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information, personal health information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; (f) domain names, Internet addresses, social media accounts and other computer identifiers; and (g) all other similar intellectual and proprietary rights.
“IRS” means the United States Internal Revenue Service.
“Jackson CBA” means the Collective Bargaining Agreement between Trilogy Healthcare of Jackson, LLC and Truck Drivers Local Union No. 299 Affiliated with the International Brotherhood of Teamsters, effective July 1, 2014 through June 30, 2016.
“Knowledge of the Company”, “to the Company’s Knowledge” or other similar phrases shall mean the knowledge of any of Randall J. Bufford, Greg Miller, Leigh Ann Barney, Mary Smith, Brad Williamson, John Eckman and Becky Bethard, in each case, after reasonable inquiry.
“Labor Laws” means all applicable laws relating to terms and conditions of employment, including the payment of wages and overtime pay, employment discrimination, affirmative action, hiring (including, any use of criminal conviction records of job applicants) and termination, workers’ compensation, unemployment insurance, the withholding and payment of social security and other employment-related taxes, the employment of minors, labor–management relations, meal and rest periods, employee benefits, family and medical leave, and immigration.
“Law” means any law, rule, statute, regulation, ordinance, code, judgment, injunction, order, decree or other restriction or requirement of any Governmental Entity.
“Liability” means any liability, Indebtedness, obligation, loss, Tax, damage, claim, cost or expense (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect and whether accrued or contingent.

“Liens” means any liens, mortgages, deeds of trust, deeds to secure debt, pledges, security interests, charges, easements, restrictions, covenants, conditions, title defaults, encroachments or other survey defects, options or other encumbrances.
“Loan Termination and Assumption Costs” means (i) any breakage and other termination fees, costs and expenses and (ii) any fees, costs and expenses of maintaining any Indebtedness outstanding at the Closing (including the obtaining of any consents in connection therewith), in each case associated with any Indebtedness to be repaid or assumed at Closing, respectively (but excluding, for the avoidance of doubt, all principal and interest accrued thereon through the Closing Date).
“Loss(es)” means any losses, liabilities, damages, and expenses (including reasonable legal fees and expenses and reasonable costs of investigation (including in connection with the defense of a Third Party Claim which is not assumed by an Indemnitor pursuant to Section 9.04)), but excluding, in each case, (a) consequential, incidental or indirect damages, except to the extent such damages are either (i) reasonably foreseeable or (ii) payable by a Purchaser Indemnified Party to Persons other than the Purchaser or its Affiliates or by a Seller Indemnified Party to Persons other than the Seller Indemnified Parties, or (b) punitive, special or exemplary damages, except to the extent such damages are payable by a Purchaser Indemnified Party to Persons other than the Purchaser or its Affiliates or by a Seller Indemnified Party to Persons other than the Seller Indemnified Parties.
“Madison Investment” means the aggregate dollar amount funded by the Company and its Subsidiaries, whether through equity contributions or borrowings, for the construction of the Company’s campus being constructed in Madison, Indiana from the inception of such project until the Closing Date.
“made available” means, with respect to any document, that (a) a hard copy, digital or electronic copy, or specific instructions for location of such document was delivered to the Purchaser or any one or more of its representatives or (b) a digital or electronic copy of such document as of the date hereof is available in the electronic data room maintained by the Company and its Affiliates.
“Management Units” has the meaning set forth in the Operating Agreement with respect to “Management Equity.”
“Management Unit Consideration” means the aggregate consideration payable by the Purchaser or the Company to the Unit Sellers for all Management Units that constitute Purchased Securities, as set forth in the Total Equity Value Allocation Certificate and as adjusted pursuant to this Agreement.
“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.
“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Merger Agreement” means a merger agreement, dated as of the Closing Date, by and between the Company and TMH, to effect the Merger in form and substance reasonably satisfactory to the Purchaser.
“Merger Cash Consideration” means the aggregate consideration payable by the Company to the Merger Cash Recipients pursuant to the Merger Agreement, as set forth in the Total Equity Value Allocation Certificate and as adjusted pursuant to this Agreement.
“Merger Cash Recipient” means each Unit Owner who is not a Unit Seller.
“Net Working Capital” means (as finally determined under Section 1.06), (i) the current assets of the Company and its Subsidiaries, minus (ii) the current liabilities of the Company and its Subsidiaries, in each case (x) consisting solely of those line items and adjustments set forth on Schedule 12.01(e) and (y) determined in accordance with the Accounting Principles and as of the Effective Time. Notwithstanding the foregoing, Net Working Capital shall in no event include any amounts taken into account in the determination of the Madison Investment or CapEx Adjustment, any amounts relating to the HHD Note or landlord consent fees, or any loans or other receivables made by the Trilogy Parties and/or their Subsidiaries in connection with the Mainstreet Consents, and shall not be affected by the Debt Financing and redemptions pursuant to Section 1.02(b).
“Operating Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 18, 2008, among the Company’s members as amended by the First Amendment dated June 18, 2008 and the Second Amendment dated September 18, 2012.
“Operating Budget” means the budget approved by the Board of Managers of the Company on February 4, 2015, set forth on Schedule 12.01(f).
“Organizational Documents” means, with respect to any entity, (i) the certificate or articles of incorporation or organization and the by-laws, the certificate of formation and partnership agreement or operating agreement (as applicable) of such entity, and (ii) any governing documents comparable to those described in clause (i) as may be applicable to such entity pursuant to any applicable Law.
“Other Agreements” means each agreement, document, certificate and instrument being delivered by a party hereto pursuant to this Agreement.
“Outstanding Specified Claims Amount” means, at any given time, the aggregate amount of Losses relating to the Specified Claims.
“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Trilogy Party or any of their Subsidiaries.
“Participant” means any current or former (a) director, officer or employee, (b) contractor or consultant, in each case, who is an individual or (c) other individual service provider, in each case, of a Trilogy Party or any of its Subsidiaries.

“Payoff Letter” means, in the case of any Indebtedness, a letter, executed and delivered by the holder(s) of such Indebtedness (or such holder’s authorized representative or agent) in form and substance reasonably satisfactory to the Purchaser, (i) confirming the amount of Indebtedness (plus all prepayment fees and other amounts payable as a result of the satisfaction of such Indebtedness on the Closing Date) that would constitute payment in full of such Indebtedness as of the Closing Date, and (ii) acknowledging that, upon receipt of such payment in full, (A) all obligations for such Indebtedness (including all prepayment fees and other amounts payable as a result of the satisfaction of such Indebtedness on the Closing Date) shall be fully discharged, and (B) any and all Liens held by the holder(s) of such Indebtedness on any assets or properties of the Blocker Entity, Trilogy Holdings, the Company or any of its Subsidiaries (including any Owned Real Property, any Leased Real Property and any Equity Interests in any of the Company’s Subsidiaries) shall be terminated and released.
“Permitted Liens” means (i) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP and/or Accounting Principles; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and (A) which are not, individually or in the aggregate, material, (B) which are not resulting from a breach, default or violation by the Company or any of its Subsidiaries of any Contract or applicable Law and (C) for which appropriate reserves have been established in accordance with GAAP and/or Accounting Principles; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Owned Real Property or the Leased Real Property which are not violated by the current use and operation of Owned Real Property or the Leased Real Property, as applicable; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to Owned Real Property or the Leased Real Property which do not, and would not reasonably be expected to, individually or in the aggregate, impair in any material respect the value, current use, occupancy or operation of such Owned Real Property or the Leased Real Property, as applicable; (v) title of a lessor under a Capitalized Lease Obligation; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (vii) Liens on goods in transit incurred pursuant to documentary letters of credit; (viii) purchase money liens and liens securing rental payments under lease arrangements; (ix) for periods prior to the Closing, Liens which will be released as contemplated by Section 1.05(g); and (x) Liens set forth on Schedule 12.01(g).
“Person” means an individual, a partnership, a corporation, a company, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or other legal entity.
“Personal Data” means an individual’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, personal health information, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the Company or any of its Subsidiaries allows the identification of or contact with a Person or can be used to identify a Person.

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the ability of the Purchaser and its Subsidiaries to consummate the transactions contemplated hereby.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.
“Representative Expenses” means $1,000,000.
“Restricted Funds” means, with respect to the Blocker Entity, Trilogy Holdings, the Company and its Subsidiaries, as of the Effective Time, amounts held in escrow with respect to HUD Loans which are reflected in the “Restricted Funds” line item of the Latest Balance Sheet, as determined on a consolidated basis and in accordance with the Accounting Principles.
“Safety Laws” means the Occupational Safety and Health Act of 1970, as amended, together with all other applicable Laws (including rules, regulations, codes, common law, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity concerning employee health and safety.
“Schedule” means a schedule accompanying this Agreement.
“Scheduled CapEx” means, with respect to each line item of capital expenditures set forth in the CapEx Schedule, the amount set forth in the CapEx Schedule with respect to such line item during the period between January 1, 2015, through the Closing Date.
“SEC” means the Securities and Exchange Commission.
“Specified Claims” means the audit claims set forth on Schedule 12.01(h).
“Specified Reserve Amount” means $375,000.
“Subsidiary” means, with respect to any Person, (a) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any limited liability company, partnership, association or other business entity of which a majority of the limited liability company, partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof, or (b) with respect to the Trilogy Parties, each of (x) RHS Partners, LLC and (y) Trilogy Healthcare of Floyd, LLC. For purposes of this definition, a Person is deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing member, manager board, managing director or general partner or similar governing body of such limited liability company, partnership, association or other business entity.

“Target Net Working Capital” means $34,500,000.
“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, escheat, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, duty, charge, fee, impost, levy or other assessment, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts described in clause (i) or (ii) in respect of another Person pursuant to Contract or as transferee or successor.
“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.
“Third Party Payor” means any Government Sponsored Health Care Program, Blue Cross and/or Blue Shield, private insurers, managed care plans, health benefit plans, health maintenance organizations, preferred provider organizations, employer-sponsored health plans, multi-employer welfare trusts, including any fiscal intermediary or contractor of any of the foregoing, and any other Person which presently or in the future maintains Third Party Payor Programs.
“Third Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third Party Payor, in which the Company, any of its Subsidiaries or a Facility managed by the Company or any of its Subsidiaries participate.
“Transaction Expenses” means all fees, costs and expenses incurred, subject to reimbursement or payable by any Trilogy Party or any of their Subsidiaries, or to which any Trilogy Party or any of their Subsidiaries has committed, in each case at or prior to the Closing, in anticipation of, in connection with, or otherwise related to, the Contemplated Transactions, including (i) all of the fees, expenses and other costs of legal counsel, investment bankers, brokers (including all amounts payable to Guggenheim Securities, LLC in connection with this Agreement or the Contemplated Transactions), accountants and other representatives and consultants, (ii) any fees, costs and expenses or payments of any Trilogy Party or any of their Subsidiaries related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments made to any employee of any Trilogy Party or any of their Subsidiaries as a result of the Contemplated Transactions (and the employer portion of any employment Taxes in respect of the foregoing), (iii) fifty percent (50%) of any fees, costs or expenses incurred in connection with the Escrow Agreement (including such fees, costs or expenses of the Escrow Agent), (iv) the Sellers’ allocable portion of any Transfer Taxes pursuant to Section 11.01, (v) the Sellers’ allocable portion of any costs associated with “tail” insurance policies pursuant to Section 7.03; (vi) all costs and expenses associated with the Pre-Closing Reorganization made in accordance with this Agreement to the extent such costs and expenses exceed $500,000 in the aggregate; (vii) the transaction bonuses paid or payable by the Company as set forth on Schedule 12.01(i); (viii) the Sellers’ allocable share of any other expense contemplated by this Agreement; and (ix) any other fees, costs, expenses or payments resulting from the change of control of any Trilogy Party or any of their Subsidiaries or otherwise payable in connection with receipt of any Consent in connection with the Contemplated Transactions other than Loan Termination and Assumption Costs; provided, that, for the avoidance of doubt, any fees or expenses of the Company or any of its Affiliates incurred by or at the direction of the Purchaser or any of its Affiliates relating to the Debt Financing shall not be Transaction Expenses and shall be paid by the Purchaser. For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein, Transaction Expenses set forth in the CFO Fee Statement shall not be included in, or taken into consideration in connection with, the calculation of Net Working Capital or Closing Indebtedness.
“Transaction Percentages” means the allocation of the Total Equity Value among the Sellers and the Merger Cash Recipients, as set forth in the Total Equity Value Allocation Certificate.
“Trilogy” means Trilogy Management Holdings LLC, a Delaware limited liability company.
“Unit Owner” means an owner of Equity Interests of the Company.
“Warrant” means a warrant exercisable for Common Units.
“Warrant Consideration” means the aggregate consideration payable by the Purchaser or the Company to the Warrantholders for all Warrant Units that constitute Purchased Securities, as set forth in the Total Equity Value Allocation Certificate and as adjusted pursuant to this Agreement.
12.02    Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Other Matters. Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
12.03    Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding section of this Agreement:

Term	Section
409A Authorities	3.12(f)
Agreement	Preamble

Term	Section
Alternative Arrangements	9.05
Alternative Financing	7.07(d)
Audited Balance Sheet	3.05
Backstop Rollover Amount	1.02(b)(vi)
Backstop Rollover Holders	1.02(b)(vi)
Blocker Entity	Preamble
Blocker Equity Interests	Recitals
Blocker Equity Sale Consideration	1.02(b)(ii)
Blocker Seller	Preamble
Blocker/HoldCo Parties	Preamble
Borrowing	1.02(b)(iii)(1)
Briar Hill Office NewCo	1.01(a)
CapEx Budget	3.06(b)(vii)
Centenial-HUD PropCo/OpCo Lease	1.08(d)(iii)
CFO Fee Statement	2.01(i)(iv)
Claims Deductible	9.02(a)
Claims Mini-Basket	9.02(a)
Closing	1.04
Closing Capitalized Lease Obligations	1.03(a)
Closing Date	1.04
Closing Indebtedness	1.03(a)
Closing Steps	1.02(b)
Closing Transaction Expenses	1.03(a)
Closing Transactions	1.05
Coal Act	12.01
Code	3.12(a)
Commitment Letters	5.06(a)
Company	Preamble
Company Contracts	3.09(a)(xxiii)
Company Fundamental Representations	9.01
Company Intellectual Property	3.10(a)
Confidential Information	11.09
County Hospital Partner	2.01(p)
Covered Bridge NewCo	1.01(a)
D&O Indemnitees	7.03
Debt Commitment Letter	5.06(a)
Debt Financing	5.06(a)
Definitive Debt Agreements	7.07(c)
Dispute Resolution Auditor	1.06(c)
Disputed Amount	1.07
Disputed Items	1.06(c)
E&P Dividend	8.03(b)
E&P Report	8.03(a)
Effective Time	1.04
EIK	1.01(a)

Term	Section
EIK Management Agreement	1.08(e)
EIK Per Unit Price	1.02(b)(i)
EIK Rollover Interests	1.02(b)(i)
EIK Rollover Unit Value	1.02(b)(i)
Employment Agreement	3.09(a)(iv)
Equity Commitment Letters	5.06(a)
Equity Financing	5.06(a)
ERISA	3.12(a)
Estimated Cash	1.06(a)
Estimated Net Working Capital	1.06(a)
Estimated Restricted Funds	1.06(a)
Estimated Total Equity Value	1.06(a)
Estimated Total Equity Value Statement	1.06(a)
Exchange Act	6.11(a)(iii)
Exclusivity Period	6.04
Fee Letter	5.06(a)
Finance Merger	1.02(b)(iii)(2)
Finance Merger Sub	1.02(b)(iii)(1)
Financial Information	6.11(a)
Financial Statements	3.05
Financing	5.06(a)
Financing Distributions Statement	1.02(b)(iii)(3)
Financing Indemnified Persons	7.07(f)
FSC	1.01(a)
FSC PropCo NewCos	1.01(a)
Fundamental Representations	9.01
Funded Indebtedness	1.05(c)
Guaranties	Recitals
Guaranty	Recitals
HHD Note Proceeds	7.08
Holdco Rollover Interests	Recitals
HUD PropCo/OpCo Leases	1.08(d)(iii)
Indemnifiable Amount	13.19
Indemnitee	9.04
Indemnitor	9.04
Insurance Policies	3.21
Joinder	6.10
JV Tenant NewCo	1.08(c)
Kalida Development Parcel NewCo	1.01(a)
Key Supplier	3.23
Key-HUD PropCo/OpCo Lease	1.08(d)(i)
Lancaster Pollard-HUD PropCo/OpCo Lease	1.08(d)(ii)
Latest Balance Sheet	3.05
Law Firm	11.06
Leased Real Property	3.07(c)

Term	Section
Leases	3.07(c)
Letter of Transmittal	1.03(b)
Licensed Intellectual Property	3.10(a)
Licensing Surveys	3.18(a)
Mainstreet Consents	2.01(m)
Material Permits	3.20(a)
Merger	Recitals
NBMDC	1.01(a)
Net Undisputed Amount	1.07
New Financing PropCo/OpCo Lease	1.08(d)(iv)
Non-Electing Holders	1.02(b)(vi)
Objections Statement	1.06(c)
OIG	3.18(e)
OpCo Finance	1.01(a)
OpCo PropCo Facility	1.01(a)
Outstanding Escrow Claims	9.02(i)
Owned Intellectual Property	3.10(a)
Permits	3.20(a)
Permitted Purposes	11.09
Physician Contract	3.09(a)(xix)
Plan	3.12(a)
Post-Closing Payment Allocation Certificate	11.08
Post-Closing Payments	11.08
Pre-Closing Reorganization	1.01
Pre-Closing Reorganization Adjustment	1.03(a)
Preliminary Statement	1.06(b)
Privacy Policies	3.10(c)
Privacy Policy	3.10(c)
PRO LLC	1.01(a)
PropCo Finance	1.01(a)
PropCo NewCo	1.01(a)
PropCo NewCos	1.01(a)
PropCo Parent	1.01(a)
PropCo II	1.01(a)
PropCo II PropCo/OpCo Lease	1.08(d)(v)
PropCo/OpCo Leases	1.08(d)(v)
Purchased Securities	Recitals
Purchaser	Preamble
Purchaser Fundamental Representations	9.01
Purchaser Group	10.03(c)
Purchaser Indemnified Parties	9.02(a)
Purchaser Termination Fee	10.03(a)
Purchaser’s Outside Closing Date	10.01(e)
Qualifying Income	13.19
REIT Requirements	13.19

Term	Section
Related Party Transaction	3.15
Related Persons	3.15
Representative	11.07(a)
Required Payment Amount	5.06(b)
Residence Agreement	3.19(a)
Review Period	1.06(c)
Richland Manor NewCo	1.01(a)
Rollover Agreements	Recitals
Rollover Holders	Recitals
Rollover Interests	1.02(b)(i)
Rollover Unit Value	1.02(b)(vi)
Securities Act	5.05
Seller	Preamble
Seller Fundamental Representations	9.01
Seller Group	11.06
Seller Indemnified Parties	9.03(a)
Sellers	Preamble
Specified Company Fundamental Representations	9.01
Sponsors	5.06(a)
Straddle Period	8.02
Subleases	1.08(d)(v)
Successor County Hospital	2.01(p)
Survival Period Termination Date	9.01
Tax Benefit	9.05
Tenant NewCos	1.01(a)
Third Party Claim	9.04
THS	1.01(a)
THS PropCo NewCos	1.01(a)
TMH	Recitals
Total Equity Value	1.03(a)
Total Equity Value Adjustment Payee	1.07
Total Equity Value Allocation Certificate	1.03(c)
Transfer Taxes	11.01
TREK Office NewCo	1.01(a)
TREO	1.01(a)
Trilogy Holdings	Preamble
Trilogy Parties	Preamble
Trilogy Party	Preamble
Trilogy Sky	1.01(a)
TRS	1.01(a)
Unit Purchase	Recitals
Unit Seller	Preamble
Unknown Liabilities	3.05
Valley View NewCo	1.01(a)
WARN	7.05

Term	Section
Warrant Units	1.02(a)(i)
Warrantholder	1.02(a)(i)
ARTICLE XIII
MISCELLANEOUS
13.01    Press Releases and Communications. The Trilogy Parties, the Sellers and the Purchaser agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the Company, the Representative and the Purchaser, except that (i) the Company, the Sellers and their respective Affiliates may make announcements from time to time as such Persons may, after consultation with counsel, reasonably determine is necessary to comply with applicable Law or the Jackson CBA, and (ii) the Purchaser may make public releases as the Purchaser may, after consultation with counsel, reasonably determine is necessary to comply with applicable Law (including stock exchange rules); provided, that, with respect to any public release or announcement pursuant to clause (i) or (ii), the party making such public release or announcement shall allow the other parties reasonable time to comment on such public release or announcement in advance of such issuance and shall incorporate such comments as are reasonably provided by such other parties; provided, further, that nothing herein shall prohibit the Company and its Affiliates from communicating with (or otherwise responding to questions or inquiries from) their respective employees, customers, suppliers, investors, lenders and other business relations in the ordinary course of business. Notwithstanding the foregoing, the Purchaser, the Company and the Representative shall cooperate to prepare a joint press release to be issued on the date hereof. The Company, the Sellers and the Purchaser agree to keep the terms of this Agreement confidential, except that (i) the parties may disclose such terms to the extent required by applicable Law (including to obtain HSR approval or any Governmental Required Consent) or for financial reporting purposes, (ii) the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses, in each case, so long as such Persons to whom the terms of this Agreement are disclosed agree to or are bound by contract to keep the terms of this Agreement confidential (to the extent this Agreement is then confidential), and (iii) the Company may disclose such terms to the extent required pursuant to the provisions of any agreement to which such Person is a party in connection with the transactions contemplated hereby (including as required to obtain any Consent), in each case, so long as such Persons to whom the terms of this Agreement are disclosed agree to or are bound by contract to keep the terms of this Agreement confidential (to the extent this Agreement is then confidential). Nothing in this Section 13.01 shall limit the ability of a Seller or the Purchaser to disclose the terms of this Agreement to its respective equityholders, employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (including for administrative, reporting, fund raising and marketing purposes).
13.02    Expenses. Except as otherwise expressly provided herein, each party shall be solely responsible for payment of any fees and expenses incurred by it in connection with the transactions contemplated hereby or otherwise required by applicable Law; provided, that, for the avoidance of doubt, any fees or expenses of the Company or any of its Affiliates incurred by or at the direction of the Purchaser or any of its Affiliates pursuant to the Debt Financing shall be paid by the Purchaser.
13.03    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to the Purchaser:

Trilogy Real Estate Investment Trust
c/o Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
Telephone: (949) 270-9200

and

Trilogy Real Estate Investment Trust
c/o NorthStar Asset Management Group Inc.
399 Park Avenue
New York, New York 10022
Attention: Robert Gatenio
Email: gatenio@nsamgroup.com

with copies to:

NorthStar Asset Management Group Inc.
399 Park Avenue
New York, New York 10022
Attention: Ronald J. Lieberman
Email: rlieberman@nsamgroup.com
legal@nsamgroup.com

and

NorthStar Asset Management Group Inc.
2 Bethesda Metro Center, Suite 1300
Bethesda, Maryland 20814
Attention: Doug Bath
Email: dbath@nsamgroup.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Robert B. Schumer
Harris B. Freidus
Ellen N. Ching
Facsimile No.: (212) 757-3990

Notices to the Company:
Trilogy Investors, LLC
Forum Office Park II
303 N. Hurstbourne Parkway
Suite 200
Louisville, KY 40222
Attention: Randall Bufford
Greg Miller
Facsimile No.: (502) 213-1800

with a copy to:

Sills Cummis & Gross P.C.
101 Park Avenue, 28th Floor
New York, NY 10178
Attention: Brian A. Haskel, Esq.
Facsimile No.: (212) 643-7000

and

Stoll Keenon Ogden PLLC
500 West Jefferson Street
2000 PNC Plaza
Louisville, KY 40202
Attention: John Hundley
Facsimile No.: (502) 627-8762

and

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Paul M. Crimmins
Facsimile No.: (312) 701-7068

Notices to the Representative:
Trilogy Holdings LP
c/o Bennett Thrasher
3625 Cumberland Blvd.
Suite 1000
Atlanta, Georgia 30339
Attention: Patrick Williams
Facsimile No.: (770) 390-0394

13.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the Company, the Representative and the Purchaser, except that the Purchaser may assign its rights, interests and obligations hereunder, in whole or in part, to any Affiliates of the Sponsor, or as collateral security to any lender to the Purchaser or its Affiliates, without such consent; provided that the Purchaser has provided prior notice to the Company and the Representative and, provided further, that the Purchaser remains liable for all such obligations to the same extent as if such assignment had not occurred.
13.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to amend this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
13.06    References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. Any reference to any agreement or Contract referenced herein or in the Disclosure Schedules shall be a reference to such agreement or Contract, as amended, modified, supplemented or waived in accordance with the terms thereof, except that with respect to any Contract listed on any Schedule hereto, all such amendments, supplements or modifications must also be listed on such Schedule. All references to days or months shall be deemed references to calendar days or months, as applicable, unless otherwise specifically provided. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. A reference to any party in this Agreement or any Other Agreement shall include such party’s successors and permitted assigns; provided, however, that nothing contained in this sentence is intended to authorize any assignment or transfer not otherwise permitted by this Agreement or the Other Agreements. English shall be the governing language of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. Any reference in this Agreement to “ordinary course of business” will be interpreted to mean “ordinary course of business consistent with past practice for all of the Company’s Subsidiaries and facilities taken as a whole.”
13.07    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Except to the extent expressly set forth herein, the specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
13.08    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Representative; provided, that Sections 7.07, 10.03(c), 10.03(d), 13.08, 13.10, 13.11, 13.12 or 13.15 may be amended in a manner adverse to the lenders included in the definition of Debt Financing Sources only in a writing signed by the Purchaser, the Company, the Representative and the Committed Lenders; provided, further, that the consent of the Purchaser and the Company to any amendment of Sections 1.01 and 1.02 shall be subject to the terms thereof. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
13.09    Complete Agreement. This Agreement and the documents referred to herein (including without limitation the Escrow Agreement and the Guaranty) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
13.10    Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than (a) Sections 10.03(c) and 10.03(d) with respect to the Purchaser Group, (b) Article IX with respect to the Purchaser Indemnified Parties, (c) Sections 7.07, 10.03(c), 10.03(d), 13.08, 13.10, 13.11, 13.12 or 13.15 with respect to the lenders included in the definition of Debt Financing Sources and (d) any other sections which are specifically for the benefit of such third-parties (including Section 11.06), each of which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons.
13.11    Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby irrevocably (a) submits, subject to Section 1.06, to the exclusive jurisdiction of the Delaware Court of Chancery (or if, but only if, the Delaware Court of Chancery declines to accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for the purpose of any and all Actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof or the Contemplated Transactions, (b) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof may not be enforced in or by such court, (c) agrees not to commence any such Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts (subject in each case to clause (a)) whether on the grounds of inconvenient forum or otherwise, (d) consents to service of process in any such Action in any manner permitted by the laws of the State of Delaware, (e) agrees that service of process made in accordance with clause (d) or made pursuant to Section 13.03 will constitute good and valid service of process in any such Action, and (f) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (d) or clause (e) does not constitute good and valid service of process. Notwithstanding the immediately preceding sentence, a party may commence an Action in any other court to enforce an order or judgment issued by one of the courts described in the immediately preceding sentence. Without limiting the foregoing, each of the parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Sponsor or the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letters, the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
13.12    Waiver of Trial by Jury. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY ACTION INVOLVING ANY DEBT FINANCING SOURCE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.
13.13    Purchaser Deliveries. The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s representatives shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.
13.14    Specific Performance.
(a)    The Sellers and the Purchaser acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Purchaser or the Sellers and that the Purchaser or the Sellers will not have an adequate remedy at law. Therefore, except as set forth in Section 13.14(b), the obligations of the Sellers and the Purchaser under this Agreement, including each Seller’s obligation to sell the Purchased Securities to the Purchaser and the Purchaser’s obligation to purchase the Purchased Securities from the Sellers and complete the Contemplated Transactions, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Except as set forth in Section 13.14(b), such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
(b)    Notwithstanding the foregoing, the parties hereto agree that prior to the Closing, the Representative shall be entitled to an injunction, specific performance and other equitable relief to cause the Purchaser and Finance Merger Sub to draw down the proceeds of the Debt Financing and the proceeds of the Equity Financing, obtain and draw down on the Alternative Financing (if necessary) and enforce specifically the obligation of the Purchaser and Finance Merger Sub to consummate the Closing (and to pay the Estimated Total Equity Value and all other amounts that the Purchaser and Finance Merger Sub are required to pay (or to cause to be paid) on the Closing Date pursuant to Section 1.05) on the terms and subject to the conditions in this Agreement only if: (i) all conditions in Section 2.01 have been satisfied as of the date on which the Closing would otherwise be required to occur (other than those conditions that, by their terms or nature, are to be satisfied at the Closing (provided such conditions are capable of being satisfied at the Closing)); (ii) the Purchaser fails to consummate the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 1.04 (provided, that, for the purposes of determining whether the Closing is so required to occur, all conditions set forth in Sections 2.01 and 2.02 that by their terms or nature are to be satisfied at the Closing shall be deemed to be so satisfied for the purposes of clause (i) and this clause (ii) if such conditions are capable of being satisfied at the Closing)); (iii) the Debt Financing (or, if applicable, any Alternative Financing) has been funded, or would be funded to the Purchaser and or Finance Merger Sub at the Closing if the Equity Financing is funded at the Closing (provided that the Purchaser and or Finance Merger Sub shall not be required to draw down the Equity Financing or to consummate the Closing if the Debt Financing (or, if applicable, any Alternative Financing) is not in fact funded at the Closing); and (iv) the Trilogy Parties and the Representative (on behalf of the Sellers) have irrevocably confirmed in writing to the Purchaser that the Trilogy Parties and the Sellers are prepared to and able to effect the Closing upon funding of the Equity Financing and Debt Financing. Nothing herein shall limit the Company’s rights after termination to receive the Purchaser Termination Fee, to the extent entitled thereto in accordance with Section 10.03, notwithstanding that the Sellers or the Trilogy Parties sought (but were not granted) specific performance or injunctive relief in accordance with this Section 13.14, and the fact that the Company is entitled to receive the Purchaser Termination Fee to the extent provided in accordance with Section 10.03 shall not limit the rights of the Sellers and the Trilogy Parties to specific performance or injunctive relief pursuant to this Section 13.14 prior to termination of this Agreement, but in no event shall the Sellers and the Trilogy Parties be entitled to both a decree of specific performance or injunctive relief against Purchaser pursuant to this Section 13.14 and to receive the Purchaser Termination Fee.
13.15    Non-Recourse.
(a)    Notwithstanding anything to the contrary in this Agreement or the Other Agreements, except to the extent expressly set forth in the applicable Equity Commitment Letter, the applicable Guaranty or the Confidentiality Agreement (and then only to the extent of the specific obligations undertaken by such named party to the Equity Commitment Letter, Guaranty or the Confidentiality Agreement, respectively, and not otherwise), and this Agreement may only be enforced against, and any Action for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties and none of the members of the Purchaser Group other than the Purchaser and the Sponsors (and, in the case of a Sponsor, then only to the extent of the specific obligations undertaken by such Sponsor pursuant to the applicable Equity Commitment Letter or the applicable Guaranty) shall have any Liability for any Liabilities or obligations of the parties hereto for any Action (whether in tort, contract or otherwise) for breach of this Agreement or the Other Agreements or in respect of any oral representations made or alleged to be made in connection herewith, no party hereto shall have any rights of recovery in respect hereof against any member of the Purchaser Group and no personal liability shall attach to any member of the Purchaser Group through the Purchaser or otherwise, whether by or through attempted piercing of the corporate veil, by or through an Action (whether in tort, contract or otherwise) by or on behalf of the Purchaser against any member of the Purchaser Group, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise. The Representative (on behalf of the Sellers and the Merger Cash Recipients) and each Trilogy Party (for itself and its

Affiliates) acknowledge that they have been advised that the Purchaser has no assets and that no funds are expected to be contributed to the Purchaser except in connection with the Closing.
(b)    In no event shall the Company, the Sellers, the Trilogy Parties or any Person claiming by, through or for the benefit of the Company, the Sellers or the Trilogy Parties have any rights or claims against, or seek to obtain monetary damages from, any Debt Financing Source or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, advisors, successors, affiliates or assignees in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or the transactions contemplated by any of the foregoing, whether at law or equity, in contract, in tort or otherwise.
13.16    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or electronic means to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or electronic means as a defense to the formation of a contract and each such party forever waives any such defense.
13.17    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
13.18    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
13.19    REIT Savings Clause. Notwithstanding anything in this Agreement to the contrary, in no event shall any amount paid to any Purchaser Indemnified Party pursuant to this Agreement in any tax year exceed the maximum amount that can be paid in such year without causing any Purchaser Indemnified Party or its Affiliate to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”) as determined by Purchaser. If the amount payable for any tax year under the preceding sentence is less than the amount which the indemnifying party would otherwise be obligated to pay to the Purchaser Indemnified Party pursuant to this Agreement (the “Indemnifiable Amount”), the Purchaser Indemnified Party shall so notify the indemnifying party, and the indemnifying party shall place the remaining portion of the Indemnifiable Amount in escrow and shall not execute any instrumentation permitting a release of any portion thereof to the Purchaser Indemnified Party, and the Purchaser Indemnified Party shall not be entitled to any such amount, unless and until the indemnifying party and escrow holder receive notice from the Purchaser, together with either (a) an opinion of the Purchaser’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute gross income which is not Qualifying Income or (b) a letter from the Purchaser’s independent accountants indicating the maximum amount that can be paid at that time to the Purchaser Indemnified Party without causing any Purchaser Indemnified Party or its Affiliate to fail to meet the REIT Requirements for any relevant taxable year, together with either a ruling from the IRS issued to the Purchaser or an opinion of the Purchaser’s tax counsel to the effect that such payment would not be treated as includible in the income of the applicable Purchaser Indemnified Party for any prior taxable year, in which event the escrow holder shall pay the lesser of (i) such maximum amount or (ii) the remaining portion of the Indemnifiable Amount in escrow. The indemnifying party’s and escrow holder’s obligation to pay any unpaid portion of the Indemnifiable Amount shall terminate ten (10) years from the date of this Agreement and, upon such date, escrow holder shall remit any remaining funds in escrow to the indemnifying party and the indemnifying party shall have no obligation to make any further payments to the Purchaser Indemnified Party notwithstanding that the entire Indemnifiable Amount has not been paid as of such date.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Equity Purchase Agreement as of the day and year first above written.

Company:	TRILOGY INVESTORS, LLC

	By:	Trilogy Holdings Corporation
	Its:	Managing Member

	By:	/s/ Gerard V. Magee
	Its:	President

[Signature Page to Equity Purchase Agreement]

Purchaser:	TRILOGY REAL ESTATE INVESTMENT TRUST

	By:	Trilogy REIT Holdings, LLC
		Its:	Sole Trustee
	By:		GAHC3 Trilogy JV, LLC
			Its:	Sole Manager
		By:		Griffin-American Healthcare REIT III Holdings, LP
				Its:	Sole Manager
			By:		Griffin-American Healthcare REIT III, Inc.
					Its:	General Partner

					By:	/s/ Danny Prosky
Danny Prosky
						Its:	President and Chief Operating Officer

[Signature Page to Equity Purchase Agreement]

Representative:	TRILOGY HOLDINGS, LP, as Representative

	By:	/s/ Gerard V. Magee
Gerard Magee, President of Trilogy Holdings (GP) LLC
	Its:	general partner

Blocker Entity:	TRILOGY HOLDINGS LLC

	By:	/s/ Gerard V. Magee

	Its:	President

Trilogy Holdings:	TRILOGY HOLDINGS CORPORATION

	By:	/s/ Gerard V. Magee

	Its:	President

Blocker Seller:	TRILOGY HOLDINGS LP

	By:	/s/ Gerard V. Magee
Gerard Magee, President of Trilogy Holdings (GP) LLC
	Its:	general partner

[Signature Page to Equity Purchase Agreement]

Sellers:	Randall J. Bufford

	Name:	/s/ Randall J. Bufford

Leigh Ann Barney

	Name:	/s/ Leigh Ann Barney

Greg Miller

	Name:	/s/ Greg Miller

[Signature Page to Equity Purchase Agreement]